                      JILLIAN'S ENTERTAINMENT CORPORATION
                         727 ATLANTIC AVENUE, SUITE 600
                          BOSTON, MASSACHUSETTS 02111





                                 June __, 1997


Dear Shareholder:


         You are cordially invited to attend a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of the shareholders (the "Shareholders") of Jillian's Entertainment Corporation, a Florida corporation, to be held at the Company's principal executive offices, located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts, at 10:00 a.m., Eastern Time, on July __, 1997.


         At the Special Meeting, you will be asked to consider and vote upon a proposal to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation ("Sub"), a wholly owned subsidiary of Jillian's Entertainment Holdings, Inc. ("Holdings"), with the Company surviving as a wholly owned subsidiary of Holdings (the "Surviving Company").


         The Merger will be effected subject to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, among other matters, all holders of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), other than seven Shareholders who each have an ongoing relationship with the Company (the "Continuing Shareholders"), will be entitled to receive $0.50 in cash, without interest (a "Merger Payment"), in exchange for each outstanding share of Common Stock held by them at the effective time of the Merger (collectively, the "Non-Continuing Shareholders"). The treatment in the Merger of outstanding stock options and warrants to purchase shares of Common Stock is described in the accompanying Proxy Statement.

         The affirmative vote of the holders of at least a majority of all shares of Common Stock outstanding is required under Florida law to approve the Merger.

         If the Merger is approved by the Shareholders, immediately prior to consummation of the Merger, the Continuing Shareholders will participate in a transaction (the "Corporate Formation") whereby, among other things, each such Shareholder shall exchange each share of Common Stock owned by the Shareholder for one share of common stock of Holdings and shall receive options to purchase a predetermined number of shares of common stock of Holdings. Further, simultaneously with the Corporate Formation, $12,000,000 of convertible preferred stock of Holdings will be placed (the "Private Placement") with J.W. Childs Equity Partners, L.P. and certain related persons or entities (the "Childs Group"). The Company intends to use funds obtained from the Private Placement to make the Merger Payments.

         If the Merger is approved by the Shareholders, immediately after consummation of the Corporate Formation, the Private Placement and the Merger, the Non-Continuing Shareholders will possess no interest in, or rights as Shareholders of, the Company or Holdings, Holdings will be owned by the Continuing Shareholders and the Childs Group, and the Surviving Company will be a wholly owned subsidiary of Holdings.


         The Board of Directors of the Company (the "Board") authorized John L. Kidde, an independent director who is not employed by the Company, to perform the functions of a special committee of the Board to protect the interests of those persons unaffiliated with the Company in connection with the Merger and related transactions. In addition to negotiating, with the assistance of counsel, with the Childs Group the terms and conditions of the Merger Agreement and associated agreements and the Private Placement, Mr. Kidde engaged Stonebridge Associates, LLC ("Stonebridge") to render a fairness opinion to the Board. Stonebridge has rendered its opinion to the Board that, as of the date of such opinion, the Merger Payment was fair, from a financial point of view, to the Non-Continuing Shareholders. Such opinion is attached to the accompanying Proxy Statement as Appendix B and, together with the analyses supporting it, is discussed in greater detail in the Proxy Statement.


         The Board believes that the Merger is fair to all of the Shareholders, including the Non-Continuing Shareholders, and in the best interest of the Company and the Shareholders. The Board unanimously approved the Merger and recommends that you vote FOR approval of the Merger.


         A Notice of Special Meeting of Shareholders, Proxy Statement containing a discussion of the background of, reasons for and terms of the Merger, and Proxy are enclosed. We urge you to read this material carefully. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed Proxy and return the same promptly so that your shares of Common Stock may be represented and voted at the Special Meeting.


         YOUR VOTE IS IMPORTANT FOR THE APPROVAL OF THE MERGER. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHTS TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

         If you require assistance in voting your shares or if you have questions, please call Daniel M. Smith at (617) 350-3111.


                                       Very truly yours,





                                       Steven L. Foster
                                       Chief Executive Officer and
                                       Chairman of the Board of Directors


Enclosures

                                                               PRELIMINARY COPY


                      JILLIAN'S ENTERTAINMENT CORPORATION
                         727 Atlantic Avenue, Suite 600
                          Boston, Massachusetts 02111


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JULY __, 1997


To the Shareholders:


         Notice is hereby given that a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of the shareholders (the "Shareholders") of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), will be held at the principal executive offices of the Company, located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts at 10:00 a.m., Eastern Time, on July __, 1997. Only Shareholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock") in the Company as of the close of business on May 27, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Record Date.


         The Special Meeting is being held for the following purposes:

         1. To consider and vote upon a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and wholly owned subsidiary of Jillian's Entertainment Holdings, Inc. ("Holdings"), with the Company surviving as a wholly owned subsidiary of Holdings. The Merger will be effected subject to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, among other matters, each share of Common Stock, other than those shares held by seven Shareholders who each have ongoing relationships with the Company, owned immediately prior to consummation of the Merger will be converted into the right to receive cash of $0.50 per share, without interest.

         2. To transact such other business as may properly come before the Special Meeting.

         The accompanying Proxy Statement sets forth in more detail information concerning the Merger. A copy of the Merger Agreement is set forth as Appendix A to the accompanying Proxy Statement.

         Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return the same promptly so that your shares of Common Stock may be represented and voted at the Special Meeting.



                                            BY ORDER OF THE BOARD OF DIRECTORS,



                                            Daniel M. Smith
                                            ------------------------------------
                                            Secretary

Boston Massachusetts
June __, 1997



         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHTS TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                                                PRELIMINARY COPY



                      JILLIAN'S ENTERTAINMENT CORPORATION
                         727 ATLANTIC AVENUE, SUITE 600
                          BOSTON, MASSACHUSETTS 02111

                     PROXY STATEMENT FOR A SPECIAL MEETING
                                OF SHAREHOLDERS

                          TO BE HELD ON JULY __, 1997



                                  INTRODUCTION



         This Proxy Statement is being furnished on behalf of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), in connection with the solicitation of proxies to be voted at a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of the shareholders of the Company (the "Shareholders"). The Special Meeting is to be held at 10:00 a.m., Eastern Time, on July __, 1997, at the Company's principal executive offices, located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts. This Proxy Statement and the Proxy are first being mailed to Shareholders on or about June __, 1997.



         The Board of Directors of the Company (the "Board") is soliciting the proxies of the Shareholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock"), in the Company as of the close of business on May 27, 1997 (the "Record Date") to consider and vote upon a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and a wholly owned subsidiary of Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings").


         The Merger will be effected subject to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement"), which are summarized in this Proxy Statement. The Merger Agreement provides, among other matters, that
(i) Sub will be merged with and into the Company, and the Company shall be the surviving company in the Merger (the "Surviving Company"), (ii) each share of common stock of Sub owned immediately prior to consummation of the Merger will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company, (iii) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder, other than a Continuing Shareholder (as defined below) (any of such persons being hereinafter referred to as a "Non-Continuing Shareholder"), will be converted into the right to receive cash of $0.50 per share, without interest (a "Merger Payment"), (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by certain persons with whom the Company has ongoing relationships (the

"Continuing Warrant Holders") will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions, (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by any person other than a Continuing Warrant Holder (a "Non-Continuing Warrant Holder") will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercisable, upon payment of the exercise price for each such share, and (vi) each stock option to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a current director, officer or employee of the Company or certain persons with whom the Company has ongoing relationships (a "Current Management Company Option") will be exchanged for an option to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions (a "Holdings Management Option"), all as indicated in the following table:




--------------------------------------------------------------------------------------------
                   Summary of Certain Provisions of the Merger Agreement
                   -----------------------------------------------------
--------------------------------------------------------------------------------------------
  (i)   Sub will be merged with and into the Company, and the Company will be the Surviving Company in the Merger.
--------------------------------------------------------------------------------------------
 (ii)   Each share of common stock of Sub will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving
        Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company.
--------------------------------------------------------------------------------------------
 (iii)  Each share of Common Stock held by a Non-Continuing Shareholder will be converted into the right to receive a Merger Payment.
--------------------------------------------------------------------------------------------
 (iv)   Each warrant to purchase a share or shares of Common Stock held by a Continuing
        Warrant Holder will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings.
--------------------------------------------------------------------------------------------
  (v)   Each warrant to purchase shares of Common Stock held by a
        Non-Continuing Warrant Holder will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercised, upon payment of the exercise price for each such share.
--------------------------------------------------------------------------------------------
 (vi)   Each Current Management Company Option will be exchanged for a Holdings Management
        Option.
--------------------------------------------------------------------------------------------



All of the outstanding options to purchase shares of Common Stock are held by current or former directors, officers, employees and affiliates of the Company. The Company is currently negotiating the repurchase of each stock option to purchase a share or shares of Common Stock that is held by a former director, officer or employee of the Company (a "Former Management Company Option") for a purchase price of $0.50 for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share. Any

Former Management Company Option that is not repurchased by the Company prior to consummation of the Merger will remain outstanding after completion of the Merger.


         If the Merger is approved by the Shareholders, immediately prior to consummation of the Merger, certain Shareholders with whom the Company has ongoing relationships (the "Continuing Shareholders") will participate in a transaction (the "Corporate Formation") whereby each such Shareholder (i) shall exchange each share of Common Stock owned by the Shareholder for one share of common stock of Holdings and (ii) shall receive options to purchase a predetermined number of shares of common stock of Holdings, the vesting of which is subject to the achievement of certain performance objectives (the "Holdings Performance Options"), pursuant to the terms and conditions of a purchase agreement, dated _________, 1997, by and among the Company, Holdings, J.W. Childs Equity Partners, L.P. ("Childs"), the representative of, and attorney-in-fact for (the "Representative"), certain related persons or entities of Childs (together with Childs, the "Childs Group"), the Continuing Shareholders, the holders of Current Management Company Options, the Other Option Holders (as defined below), the Continuing Warrant Holders and the Borrowers (as defined below) (the "Purchase Agreement"). See "Material Terms of the Purchase Agreement." In addition, Holdings shall issue Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings to certain other persons with ongoing relationships with the Company (the "Other Option Holders"), and Holdings shall lend funds to certain persons for the purchase of shares of common stock of Holdings (the "Borrowers").



         The Company has determined that approximately $2,577,154 in cash will be required in order to make the Merger Payments to the Non-Continuing Shareholders and that approximately $28,000 in cash will be required in order to make payments to the Non-Continuing Warrant Holders and to all of the holders of Former Management Company Options. The Company intends to use funds obtained from the private placement (the "Private Placement") of $12,000,000 of convertible preferred stock of Holdings (the "Preferred Stock") with the Childs Group, pursuant to the terms and conditions of the Purchase Agreement, to make the Merger Payments and the payments to the Non-Continuing Warrant Holders and holders of Former Management Company Options. If the Merger is approved by the Shareholders, subject to the terms and conditions of the Purchase Agreement, the Private Placement will be consummated immediately prior to consummation of the Merger. See "Financing of the Merger."



         If the Merger is approved by the Shareholders, immediately after consummation of the Corporate Formation, the Private Placement and the Merger, the Non-Continuing Shareholders will possess no interest in, or rights as Shareholders of, the Company or Holdings, Holdings will be owned by the Continuing Shareholders and the Childs Group, and the Surviving Company will be a wholly owned subsidiary of Holdings.



         If the Merger is not approved by the Shareholders, the Company, at that time, will assess whether it will seek to structure another transaction or retain the Placement Agent (as hereinafter defined) to raise funds for the Company. Approval of the Merger will require the favorable vote of the majority of all shares of Common Stock. As of the Record Date, there were 9,137,704 issued and outstanding shares of Common Stock held of record by approximately 2,200 Shareholders. As of the Record Date, the members of the Board and the executive officers of the Company owned an aggregate of 1,327,250 shares of Common Stock (approximately 14.5 percent of the total shares of Common Stock outstanding). Only one member of the Board and/or executive officer of the Company is a Continuing Shareholder. Such Continuing Shareholder held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding) as of the Record Date. Such Shareholder, along with the other Continuing Shareholders, has entered into a voting agreement with Holdings and Childs under which he agreed, among other matters, to vote all of the shares of Common Stock held by him FOR the Proposal. For additional information concerning the beneficial ownership of shares of Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."


         The Board believes that the Merger is fair to the Non-Continuing Shareholders and in the best interest of the Company and the Shareholders, and unanimously recommends that Shareholders vote FOR approval of the Merger. In making this recommendation, the Board is relying upon, among other things, the opinion of Stonebridge Associates, LLC ("Stonebridge") (which the Board retained to determine the fairness of the Merger Payment) that the Merger Payment of $0.50 per share of Common Stock is fair to the Non-Continuing Shareholders from a financial point of view, as of April 22, 1997. The full text of the written opinion of Stonebridge is included as Appendix B to this Proxy Statement and incorporated herein by reference. See "Special Factors -- Board of Directors Determination of Fairness of the Proposal" and "Special Factors -- Opinion of Stonebridge."


         If the Merger is consummated, the Company will become an entity the securities of which are privately held. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and 8-K. Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under
Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from The NASDAQ SmallCap Market, which will terminate the Company's public trading market and relieve the Company of any further obligations to comply with the rules and regulations relating to The NASDAQ SmallCap Market listing.


                             AVAILABLE INFORMATION

         The Company is currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies obtained from the Commission at Room 1024, Judiciary
Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.


         The Company has filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act. This Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, may be examined and copied at the principal executive offices of the Company, located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, during regular business hours by any Shareholder or such Shareholder's representative who has been so designated in writing. A copy of the Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, will be transmitted by the Company to any Shareholder or such Shareholder's representative who has been so designated in writing upon written request and at the expense of the requesting Shareholder.



         THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.




              The date of this Proxy Statement is June __, 1997.

                               TABLE OF CONTENTS


Heading                                                                                                 Page
-------                                                                                                 ----

INTRODUCTION ..............................................................................................1

AVAILABLE INFORMATION......................................................................................4

SUMMARY OF PROXY STATEMENT.................................................................................9
         Business of the Company...........................................................................9
         Background of the Merger..........................................................................9
         Meeting and Proxy Information....................................................................16
         The Corporate Formation and the Merger...........................................................17
         Financing of the Merger..........................................................................18
         Recommendation of the Board of Directors.........................................................19
         Holdings and Sub Determination of Fairness
                  of the Merger...........................................................................19
         Interest of Certain Persons in Matters to be Acted Upon and
                  Conflicts of Interest...................................................................20
         Certain Effects of the Merger....................................................................22
         Opinion of Stonebridge...........................................................................23
         Material Federal Income Tax Consequences.........................................................24
         Regulatory Requirements and Conditions...........................................................25
         Market Information...............................................................................25
         Rights of Dissenting Shareholders................................................................25

VOTING AND PROXY INFORMATION..............................................................................26
         Record Date; Outstanding Shares; Voting..........................................................26
         Proxy............................................................................................28
         Revocability of Proxy............................................................................28
         Solicitation of Proxies..........................................................................28

SPECIAL FACTORS...........................................................................................29
         Background of the Merger.........................................................................29
                  General.................................................................................29
                  Bank and Equipment Lease Financing......................................................30
                  Shareholder Loans.......................................................................34
                  Seller, Landlord and Municipal Financing................................................34
                  Equity and Debt Financing...............................................................37
                  Current Effects of Borrowings and Equity Financing......................................41
                  Alternatives Considered.................................................................45
         Payments to the Non-Continuing Shareholders......................................................52
         Preliminary Opinion of Bannon....................................................................53
         Opinion of Stonebridge...........................................................................55

Heading                                                                                                 Page
-------                                                                                                 ----

                  Transaction Overview....................................................................57
                  Stock Trading History...................................................................58
                  Comparable Public Company Analysis......................................................59
                  Comparable Transaction Analysis.........................................................60
                  Premiums Paid Analysis..................................................................60
                  Discounted Cash Flow Analysis...........................................................61
                           Base Case Scenario.............................................................62
                           Base Case Scenario (assuming that the Long Beach club is sold).................63
                           Additional Scenarios...........................................................63
         Board of Directors Determination of Fairness of the Merger.......................................65
         Certain Effects of the Merger....................................................................69
         Material Federal Income Tax Consequences.........................................................70
                  Federal Income Tax Consequences for Continuing
                      Shareholders Resulting from the Corporate Formation.................................71
                  Federal Income Tax Consequences for Non-Continuing
                      Shareholders Resulting from the Merger..............................................72
                  Federal Income Tax Consequences for Holders of Warrants to
                       Purchase Common Stock..............................................................73
                  Federal Income Tax Consequences for Holders of Options to
                       Purchase Common Stock..............................................................73
         Purposes and Reasons for the Merger..............................................................74
         Interest of Certain Persons in Matters to be Acted Upon and
                  Conflicts of Interest...................................................................74
         Effect if the Merger is Not Approved.............................................................76

PROPOSAL TO APPROVE THE MERGER............................................................................77
         General .........................................................................................77
         Certain Effects of the Merger....................................................................77
         Effective Time of the Merger.....................................................................78
         Amounts Paid in the Merger.......................................................................78
         Payment for Common Stock in the Merger...........................................................78
         Conditions to the Merger.........................................................................79
         Waiver and Amendment.............................................................................80
         Fees and Expenses................................................................................80
         Rights of Dissenting Shareholders................................................................80
         Vote Required and Recommendation of the Board of Directors.......................................81

REGULATORY MATTERS........................................................................................81

FINANCING OF THE MERGER...................................................................................81

MATERIAL TERMS OF THE PURCHASE AGREEMENT..................................................................83

BUSINESS AND PROPERTIES OF THE COMPANY....................................................................85
         Description of Business..........................................................................85

Heading                                                                                                 Page
-------                                                                                                 ----
                  General.................................................................................85
                  Jillian's Clubs.........................................................................86
         Description of Properties........................................................................88
                  Administrative Operations...............................................................88
                  Jillian's Clubs.........................................................................88
         Legal Proceedings................................................................................93

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................................................94
         Results of Operations............................................................................94

         Liquidity and Capital Resources..................................................................95
         Anticipated Effects of New Accounting Pronouncements.............................................98
                  Stock Options and Warrants..............................................................98
                  Earnings Per Share......................................................................98

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT.........................................................................................98

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY..........................................................101

PRIOR CONTACTS BETWEEN THE COMPANY AND
   CERTAIN AFFILIATES....................................................................................103

SELECTED FINANCIAL DATA..................................................................................104

MARKET INFORMATION.......................................................................................105

FEES AND EXPENSES........................................................................................107

INDEPENDENT ACCOUNTANTS..................................................................................107

MISCELLANEOUS............................................................................................108

DOCUMENTS INCORPORATED BY REFERENCE......................................................................108

GLOSSARY.................................................................................................109

INDEX TO FINANCIAL STATEMENTS ...........................................................................F-1

APPENDIX A Form of Agreement and Plan of Merger by and among Jillian's Entertainment Corporation, Jillian's Entertainment Acquisition Corporation, and Jillian's Entertainment Holdings, Inc.

APPENDIX B                 Fairness Opinion of Stonebridge Associates, LLC

                           SUMMARY OF PROXY STATEMENT


         The following is a brief summary of certain information contained in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement, including any Appendices hereto. Shareholders are urged to review the entire Proxy Statement carefully.


         Business of the Company


         Jillian's Entertainment Corporation is a Florida corporation whose primary business is the operation of upscale billiard clubs (the "Company"). The Company, through wholly owned subsidiaries, currently wholly or partially owns, operates and manages ten billiard clubs, which are located in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena, California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California; and Tacoma, Washington. The principal executive offices of the Company are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111. See "Business and Properties of the Company."


         Background of the Merger



         The decision of the Board of Directors of the Company (the "Board") to present a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and a wholly owned subsidiary of Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings"), to the shareholders of the Company (the "Shareholders") marked the culmination of a process that began in late 1994. The Merger is subject to satisfaction of various conditions, including, but not limited to, consummation of the Corporate Formation (as defined below) and the Private Placement (as defined below). See "The Corporate Formation and the Merger," "Financing of the Merger" and "Proposal to Approve the Merger -- Conditions to the Merger," below. At that time, the Board determined that it might be necessary to restructure the Company in order to create the potential for improving the Company's ability to raise funds both for working capital and for further expansion and development of its billiard club business in accordance with its business plans. In the Board's view, the Company has an obligation to use its best efforts to continue to increase the value of each Shareholder's investment in the Company. Although the Board believed that the Company had satisfied this objective in part, the Board determined that it could not continue to fully satisfy this objective without further expansion of the Company's operations and an increase in the number of clubs operating under the Company's name. The Board recognized that since the Company began its upscale billiard club business in 1990, the Company had experienced a net operating loss in each year other than 1993, the Company had difficulty obtaining financing for development of additional clubs and the Company had not been able to take full advantage of its position as a public company through equity or debt offerings of its securities or the securities of its subsidiaries. In addition, the Board recognized that since mid-1993 the common stock, par value $.001 per share, of the Company (the "Common Stock") had not traded above approximately $1.06 per share. Management believes that no analysts have followed the Common Stock since 1993 and the Common Stock has not traded above $0.50 per share since March 16, 1995. See "Market Information" and "Special Factors -- Opinion of Stonebridge -- Stock Trading History." As of the date of this Proxy Statement, each of these factors continues to be true. In addition, on February 7, 1997, the Company was notified by The NASDAQ SmallCap Market that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days. The NASDAQ SmallCap Market indicated that it will commence delisting action with respect to the Common Stock unless the Company is able to satisfy the bid price requirement by May 7, 1997. As of the date of this Proxy Statement, this requirement has not been satisfied.


         The Company was one of the pioneers in the concept of upscale billiard clubs. However, the billiard club business requires significant amounts of cash, and the Company has not had sufficient cash to operate optimally or expand its business in accordance with its business plans. As a result, the Company was not able to develop billiard clubs quickly enough to attain a dominant position in the upscale billiard club market prior to the entry into this market of a number of competitors operating single outlets or multiple units. In all but one year since it began its billiard club business in 1990, the Company has experienced a net operating loss. During this same period, the number of competitors in the upscale entertainment business that own multi-unit entertainment facilities has increased, and a number of these competitors have opened billiard clubs in areas where the Company otherwise might have established clubs if it had been able to obtain sufficient capital to do so. For example, Clicks Billiards, which dominates the Southwest and Southeast upscale billiard club markets, has opened 26 billiard clubs in those regions; Pinkies has opened 14 billiard clubs at sites in Arizona, Colorado, Nevada and other Southwestern states; Boston Billiard Clubs has opened six billiard clubs in the Northeast region; Fats Billiard Clubs has established five billiard clubs in Southern California; and Champions Billiards has opened five billiard clubs in the Washington, D.C. metropolitan area. Total Entertainment Corporation has established twelve upscale billiard clubs primarily in the South, including nine Bailey's billiard clubs in the South and Midwest and three Fox and Hounds billiard clubs in Texas. Other competitors have opened larger clubs, or entertainment centers, which offer diverse forms of entertainment, such as billiards, electronic games, restaurant and bar services and nightclub-style entertainment. For example, Dave & Busters, Inc., a public company based in Dallas, Texas, operates ten entertainment centers throughout the United States, and America Live operates a chain of three entertainment centers throughout the United States. See "Business and Properties of the Company -- Description of Business -- General."


         Since it began its billiard club business, the Company has had difficulty raising capital at the rate it believes would have been necessary either to maximize or to benefit from its position as a pioneer in the industry. During this period, the Company has had difficulty obtaining bank and equipment lease financing, and when the Company has been able to obtain such financing, the Company's poor financial condition generally has adversely affected its ability to obtain financing on more favorable terms. See "Special Factors -- Background of the Merger -- Bank and Equipment Lease Financing."

         The Company has been more successful in its efforts to obtain seller, landlord or municipal financing and has used such financing to partially fund the acquisition or construction of all of its billiard clubs. However, the Company collateralized the financing with the assets or stock of all of the subsidiaries through which the Company owns the clubs, leaving the Company with reduced sources of collateral to obtain additional financing for working capital and further expansion and development and risking the possibility that the Company could lose its interests in these clubs. See "Special Factors -- Background of the Merger -- Seller, Landlord and Municipal Financing."


         In addition, the Company has attempted to raise capital for expansion through private placements of equity and debt instruments. Because of the dilutive effect that such issuances would have on the value of the Common Stock in the hands of the existing Shareholders, the Company has attempted to raise capital in this manner only as a last resort. Despite its efforts, the Company has had only modest success in raising capital through private placements of its Common Stock, of debt instruments or of the equity interests in its subsidiaries. While the Company believed that its guarantee of favorable returns and offering of early buy-outs would help attract investors, it was advised during its discussions with potential investors that such investors had no confidence that the Company could fulfill its guarantees or buy-out responsibilities, based on the Company's history of poor performance, and if the Company had insufficient assets or cash flow, it would be doubtful that an investor with standing to sue would be provided with the rights guaranteed the investor in the offering. See "Special Factors -- Background of the Merger -- Equity and Debt Financing."


         While the Company has had modest success in raising capital through private placements of its Common Stock and the equity interests in its subsidiaries, it has not considered it practicable to attempt to raise capital through public offerings of its equity or debt securities. Currently, there is only a limited trading market for the Common Stock (see "Market Information" and "Special Factors -- Opinion of Stonebridge -- Stock Trading History") and the Board believes that the Common Stock is not being followed by market analysts because the Company has not received any communications from market analysts in the past several years. The Company has made no attempt to get analysts to follow the Common Stock or to retain an investment banking firm to underwrite a public offering of the Common Stock because in light of the Company's history of poor performance to date the Company believes that such attempts would be unsuccessful. Further, the Board recognizes that the Company has had an unusual history, in that its present involvement in the billiard club industry is different from the purposes for which it was initially incorporated. See "Business and Properties of the Company." Further, the Company has not shown any strong earnings in the course of its operations in the billiard club industry and is not in the best position to support optimistic or dramatic market statements. In addition, since mid 1993, the Common Stock has not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995. The Company has not given any consideration to raising capital through a rights or other offering to the Shareholders or through the issuance of preferred stock or other similar security carrying preferential rights, other than the Private Placement (as defined below). See "Special Factors -- Background of the Merger -- Equity and Debt Financing."

         While the Company has raised approximately $3,255,465 in funds (excluding landlord contributions) for working capital for the acquisition and/or construction of its ten existing clubs, it has not raised sufficient capital to enable it to expand in accordance with its business plans. In addition, the site locations for most of the Company's clubs have in large part been dictated by the availability of seller, landlord and municipal financing. The Company has not been able to develop sites in other more attractive areas where such financing has not been available. The Company's reliance on this type of financing has resulted in the encumbrance of the assets and/or stock of all of the subsidiaries through which it owns its billiard clubs. All of the Company's assets are pledged as collateral. None of the Company's assets are available for future or subordinate level pledges without the consent of the primary lenders. The unavailability of such collateral has, in turn, contributed to the Company's difficulty in obtaining bank and equipment lease financing. Further, the Company's history of poor performance has inhibited its ability to raise capital through the private placement of its securities or the securities of its subsidiaries.


         The Board believes that the Company's inability to raise capital has significantly contributed to the fact that the Company has experienced net losses for all but one of the past six years, and such lack of profit, in turn, has prevented the Company from significantly improving its position in the upscale billiard club market through expansion and development. Management believes that there are a number of markets in which the Company could have achieved market dominance or acquired a more substantial share of the market if the Company had had sufficient capital either to enter the market earlier or to commence and expand its operations in that market at an earlier date. Because the Company has instead had limited amounts of capital available, it has had to slowly expand the number of clubs that it operates, and the construction of those clubs has, in some cases, been delayed due to lack of funds at a particular time. Such delays, in some instances, have required the Company to pay rent prior to commencement of operations at those clubs, which resulted in increased expense for the Company without any offsetting increase in operating income. As a result, delays resulting in the payment of pre-opening rent have had a direct impact on the costs associated with developing the clubs. The Board believes that the value of the Common Stock also has been depressed due to the Company's failure to achieve profitable operations on a continuing basis. As a result, the Company's ability to raise capital through the public or private sale of its Common Stock or other equity securities has been limited.


         By late 1994, for the reasons discussed above, the Board believed that it was no longer prudent for the Company to continue to seek short-term financing on terms that could not be considered favorable to the Company due to the anticipated difficulty of repaying such loans as a result of the Company's slow or nonexistent growth in assets and income and the increasing level of competition from better-capitalized entities. The terms of any financing available to the Company at that time and at the present time was and continues to be such that the Company's acceptance of financing on such terms would place the Company at a competitive disadvantage in terms of its debt obligations and available capital. At a Board meeting held on December 20, 1994, the Board determined that it might be appropriate for the Company to consider eliminating its status as a "public company," in part because, as a "private company," the Company could reduce certain costs associated with complying with the federal securities laws. The Company estimates that this cost savings would be approximately $109,500 per year. In addition, the Company's status as a private company could cause the Company to be more attractive to the types of well-capitalized and sophisticated investors that are willing to invest substantial amounts of capital in an enterprise. In the experience of certain members of the Board, investors generally are not willing to commit significant amounts of capital to an enterprise that, like the Company, does not have a history of profitable operations, unless the number of shareholders is relatively small and composed primarily of individuals who either are actively involved in the operations of the Company or are family members of such persons. Further, management of the Company believes that the additional disclosure obligations of a public company under the federal securities laws regarding company operations, stock ownership and compensation of, or payments to, persons with a significant investment in the company are often unacceptable to investors that are considering a substantial investment in such a company. The Board believes that the Company could be an attractive investment, even at this time, because the infusion of additional capital would enable the Company to expand its business and thereby increase the likelihood that the Company will become profitable, due in part to the Company's ability, as a larger company, to achieve economies of scale. However, a substantial investment in a company, such as the Company, that does not have a history of profitable operations, but whose prior operating history and relative position in its markets indicate that a significant infusion of capital could produce profitable operating results on a consistent basis in the future, may be more likely to prove profitable (and, therefore, may be more attractive to a potential investor) if the company is a private company.


         At a meeting on January 23, 1995, the Board specifically considered eliminating the Company's status as a public company. The Board believes that the elimination of the Company's status as a publicly held company would provide the Company with greater flexibility in structuring financing arrangements and attracting additional sources of capital. For example, the Board believes that, as a private company, the Company might be better able to attract investors that are willing to invest significant amounts in the Company for the reasons discussed above. In addition, this change in the Company's status would allow the Company to reduce or eliminate certain costs associated with its status as a public company. Such costs include those incurred to pay the Transfer Agent; those required to communicate with the approximately 2,200 Shareholders; and those required to make the necessary filings with, and otherwise comply with the regulations of, the Securities and Exchange Commission (the "Commission") and The NASDAQ SmallCap Market, including legal fees and expenses. The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $109,500. See "Special Factors -- Purposes and Reasons for the Merger."


         In addition, at the January 23, 1995 Board meeting, the Board authorized Steven L. Foster, Chairman of the Board, to retain a valuation expert to evaluate the Company in connection with the Company's consideration of becoming a private company. In March 1995, Mr. Foster engaged Bannon & Co., Inc. ("Bannon") to undertake a study to enable it to render, as an independent third party, a preliminary opinion with respect to the proposed consideration to be offered in a going private transaction and to present a preliminary fairness opinion to the Board. See "Special Factors -- Preliminary Opinion of Bannon."

         After Mr. Foster selected Bannon, the Board began an analysis of methods of structuring a transaction that would have the effect of eliminating the Company's status as a publicly held company while maximizing Shareholder value. The Board considered transactions that could have the effect of taking the Company private, but would retain the interest in the Company or any successor to the Company of certain Shareholders. After considering a number of possible transactions, as described under "Special Factors -- Background of the Merger -- Alternatives Considered," at its meeting on October 2, 1995, the Board unanimously determined that a merger would be the most efficient method for taking the Company private and paying some Shareholders a fair price for their interests in the Company, as well as retaining the interests of other Shareholders in the Company or a successor to the Company.



         On April 29, 1996, the Board authorized the Company to retain Hampshire Securities Corporation, a New York corporation that specializes in underwriting private placements of debt and equity and public offerings of small and medium-sized companies and providing such companies with business valuations and strategic advice on non-recurring transactions such as mergers and acquisitions and restructurings (the "Placement Agent"), to assist the Company in raising $6,000,000 to $12,000,000 in gross proceeds to be used for the consideration to be paid in a merger and to fund new club development, among other things. The Company retained the Placement Agent on May 23, 1996.




         The Placement Agent commenced an offering of preferred stock of Holdings on June 13, 1996 by mailing a private placement memorandum dated June 10, 1996 (the "Private Placement Memo") to a total of 20 institutional investors. Eight of these institutional investors declined an interest in the private placement without a meeting. Meetings were held with twelve of the prospective investors. The Company's management made presentations at six of these meetings, and the Placement Agent met alone with six prospective investors. Of the twelve that met with the Company and/or the Placement Agent, six declined an interest in the private placement, and the remaining six engaged in further discussions with the Company and/or the Placement Agent from June 1996 to March 1997. Among this group was J.W. Childs Equity Partners, L.P. ("Childs"), which had previously been in discussions with the Company, as set forth below. The Childs Group (as defined below) expressed an interest in investing $12,000,000 in Holdings. No other single prospective investor or group of prospective investors was willing to invest $12,000,000 in Holdings. Two of the potential investors each expressed an interest in leading a group of unrelated investors that would invest up to $6,000,000 in Holdings. The Company did not continue discussions with these two lead investors after the Childs Group expressed an interest in investing twice as much in Holdings as either of these two potential lead investors were interested in investing. In addition, the Company ended its discussions with the two potential lead investors because it believed that its transaction costs would be greater if it had to negotiate with a group of unrelated investors as opposed to a single investor or a group of related investors. While three other investors engaged in further discussions with the Placement Agent, none of them indicated an amount that they were willing to invest in Holdings prior to the point at which the Childs Group expressed a willingness to invest $12,000,000 in Holdings.
Once the Childs Group indicated its interest and began discussions with the Company, the Placement Agent discontinued its discussions with these three potential investors.

         In February 1996, Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, was introduced to Childs by an individual who had been referred to the Company by a personal friend of Mr. Foster. An initial meeting was arranged with Childs, at which Mr. Foster, Mr. Smith and the Placement Agent (at the invitation of the Company) were present. Childs has made a commitment to purchase $12,000,000 of convertible preferred stock of Holdings (the "Private Placement"), pursuant to the terms and conditions of a purchase agreement, dated _________, 1997, by and among the Company, Holdings, Childs, the representative of, and attorney-in-fact for (the "Representative"), certain related persons or entities of Childs (together with Childs, the "Childs Group"), certain Shareholders with whom the Company has ongoing relationships (the "Continuing Shareholders"), the holders of Current Management Company Options (as defined below), the Other Option Holders (as defined below), the Continuing Warrant Holders (as defined below) and the Borrowers (as defined below) (the "Purchase Agreement"). See "Financing of the Merger," below.




         The Board of Directors held a meeting on March 11, 1997 to authorize the Company to enter into a non-binding letter of intent with Childs whereby the parties proposed the Merger, the Corporate Formation (as defined below) and the Private Placement. In addition, the Board of Directors authorized John L. Kidde, who is an independent director of the Company, to perform the functions of a special committee of the Board, including the negotiation of the Merger Agreement (as defined below), the Purchase Agreement and other related agreements with the Childs Group, and the coordination of the relationship between the Company and Bannon and any other financial advisor or analyst that the Company might engage. Mr. Kidde was designated to serve this function to protect the interests of those persons unaffiliated with the Company.



         On March 31, 1997, the Board of Directors authorized Mr. Kidde to engage Stonebridge Associates, LLC ("Stonebridge") to render an opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the Non-Continuing Shareholders in the Merger. See "Special Factors -- Opinion of Stonebridge." Bannon had been engaged in March 1995 to render a preliminary opinion to the Board as to the fairness of the consideration to be received by the Non-Continuing Shareholders in the Merger, as mentioned above. The Company and Bannon anticipated that the Company would engage Bannon to render a final opinion immediately prior to the mailing of this Proxy Statement to the Shareholders. When the Company contacted Bannon in March 1997 to discuss the terms under which Bannon would render the final opinion, the Company learned that Bannon had become affiliated with another entity. As a result of that affiliation and the lapse of time, Bannon indicated that it would be unable to render the final opinion within the price range that the Company and Bannon had discussed when Bannon was originally engaged in March 1995. Consequently, the Company engaged Stonebridge on April 4, 1997.



         The Board, after consultation with the Placement Agent and after consultation and negotiation with Childs, has structured the proposed Merger so that (i) Sub will be merged with and into the Company, and the Company shall be the surviving company in the Merger (the "Surviving Company"), (ii) each share of common stock of Sub will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the

Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company, (iii) each Shareholder that is not a Continuing Shareholder (a "Non-Continuing Shareholder") will have the right to receive cash of $0.50 per share, without interest (a "Merger Payment") for each share of Common Stock beneficially owned by such Shareholder, (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by certain persons with whom the Company has ongoing relationships (the "Continuing Warrant Holders") will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions, (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by any person other than a Continuing Warrant Holder (a "Non-Continuing Warrant Holder") will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock to which the warrant is exercisable, upon payment of the exercise price for each such share, and (vi) each stock option to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a current director, officer or employee of the Company or certain persons with whom the Company has ongoing relationships (a "Current Management Company Option") will be exchanged for an option to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions (a "Holdings Management Option"). The Board also decided to offer to repurchase each stock option to purchase a share or shares of Common Stock that is held by a former director, officer or employee of the Company (a "Former Management Company Option") for a purchase price of $0.50 for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share.



         The Board selected the Continuing Shareholders because of each of their ongoing relationships with the Company. For a detailed discussion of the process by which the Continuing Shareholders, Continuing Warrant Holders and the recipients of Holdings Management Options were selected, as well as the identity of each of these persons or entities, see "Special Factors -- Background of the Merger -- Alternatives Considered."


         Meeting and Proxy Information



         A special meeting (together with any adjournment(s) thereof, the "Special Meeting") of Shareholders will be held at 10:00 a.m., Eastern Time, on July __, 1997, at the Company's principal executive offices, located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts, for the purposes of: (i) considering and voting upon the Proposal to approve the Merger and (ii) transacting such other business as may properly come before the Special Meeting.



         Only Shareholders of record at the close of business on May 27, 1997 (the "Record Date") will be entitled to vote at the Special Meeting. As of the Record Date, there were 9,137,704 issued and outstanding shares of Common Stock held by approximately 2,200 Shareholders of record. Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Proposal submitted to a vote of the Shareholders at the Special Meeting. The Proposal will be approved if and only if it receives the favorable vote of the majority of all shares of Common Stock outstanding on the Record Date.


         The Corporate Formation and the Merger


         If the Merger is approved by the Shareholders, pursuant to the terms and conditions of the Purchase Agreement, immediately prior to consummation of the Merger, the Continuing Shareholders will participate in a transaction (the "Corporate Formation") whereby each such Shareholder (i) shall exchange each share of Common Stock owned by the Shareholder for one share of common stock of Holdings and (ii) shall receive options to purchase a predetermined number of shares of common stock of Holdings, the vesting of which is subject to the achievement of certain performance objectives (the "Holdings Performance Options"). In addition, Holdings shall issue Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings to certain persons (the "Other Option Holders"), and Holdings shall lend funds to certain persons for the purchase of shares of common stock of Holdings (the "Borrowers"). See "Material Terms of the Purchase Agreement."



         If the Merger is approved, then, subject to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement"), (i) Sub will be merged with and into the Company when Articles of Merger are filed and recorded with the Secretary of State of the State of Florida (the "Effective Time"), and each share of Common Stock held by a Non-Continuing Shareholder (the "Other Common Stock") will be converted into the right to receive the Merger Payment of $0.50 in cash, without interest; (ii) the Other Common Stock will be canceled; (iii) each share of common stock of Sub owned by Holdings will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company; (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Continuing Warrant Holder will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions; (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Non-Continuing Warrant Holder will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercisable, upon payment of the exercise price for each such share; (vi) each Current Management Company Option outstanding immediately prior to consummation of the Merger will be exchanged for an option to receive a Holdings Management Option; (vii) the Company will be the Surviving Company in the Merger, and Sub will cease to exist as a result of the Merger; (viii) the articles of incorporation and by-laws of Sub will be the articles of incorporation and by-laws of the Surviving Company; and (ix) the name of the Company shall be the name of the Surviving Company.



         Immediately after consummation of the Corporate Formation and the Private Placement and the Effective Time, the Non-Continuing Shareholders will possess no interest in, or rights as Shareholders of, the Company or Holdings, Holdings will be owned by the

Continuing Shareholders and the Childs Group, and the Surviving Company will be a wholly owned subsidiary of Holdings.


         The Board's purpose in proposing to the Shareholders the transactions contemplated by the Proposal is to provide the Company greater flexibility in structuring financing arrangements and additional sources of capital that will enable it to operate efficiently, expand its business and improve its market position, while providing fair treatment to the Non-Continuing Shareholders. In addition, the Board believes that operating the Company as a private company that does not include the Non-Continuing Shareholders will significantly reduce or eliminate certain costs that currently are necessary to operate the Company. The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $109,500. See "Special Factors -- Purposes and Reasons for the Merger."



         The Board expects that if the Proposal is not approved by the Shareholders, or if the Merger is not consummated for any other reason, the Board will continue to manage the Company as an ongoing business. In addition, if the Proposal is not approved by the Shareholders, neither the Corporate Formation nor the Private Placement will be consummated. See "Financing of the Merger" and "Material Terms of the Purchase Agreement." No other transaction is currently under consideration by the Company as an alternative to the Merger. However, if the Proposal is not approved and the Merger is not consummated, at that time, the Company will assess whether it will seek to structure another transaction or retain the Placement Agent to raise funds for the Company.



         Financing of the Merger



         The Company has determined that approximately $2,577,154 in cash will be required in order to make the Merger Payments to the Non-Continuing Shareholders and that approximately $28,000 in cash will be required in order to make payments to the Non-Continuing Warrant Holders and to all of the holders of Former Management Company Options. The Company intends to use funds obtained from the Private Placement to make the Merger Payments and the payments to the Non-Continuing Warrant Holders and holders of Former Management Company Options, as well as to provide the Surviving Company with funds for working capital and the development of additional billiard clubs. The Childs Group has no obligation to consummate the Private Placement if the Proposal is not approved by the Shareholders. If the Proposal is not approved by the Shareholders, the Company, at that time, will assess whether it will seek to structure another transaction or retain the Placement Agent to raise funds for the Company. See "Financing of the Merger" and "Material Terms of the Purchase Agreement." The respective obligations of the Company, Holdings and Sub to consummate the Merger are contingent upon, among other things, consummation of the Corporate Formation and the Private Placement. See "Proposal to Approve the Merger -- Conditions to the Merger." In the event that the Company does not consummate the Merger, it will continue to conduct its operations as a public company.

         Recommendation of the Board of Directors



         The Board unanimously approved the Merger and recommends a vote FOR approval of the Merger. The Board believes that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to, and in the best interest of, each Shareholder, including each Non-Continuing Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company. In reaching this conclusion, the Board considered all factors which it believed to be material, which consist of the following: (i) the preliminary opinion of Bannon rendered to the Board that the Merger Payment of $0.50 per share of Common Stock is fair to the Non-Continuing Shareholders, as of October 2, 1995,
(ii) the opinion of Stonebridge rendered to the Board that the Merger Payment of $0.50 per share of Common Stock is fair, from a financial point of view, to the Non-Continuing Shareholders, as of April 22, 1997, (iii) the Company's financial condition and operating losses, the market price of the Common Stock and the trading market for the Common Stock, and the manner in which these matters compared to those of certain other publicly traded companies that Stonebridge used as a peer group to compare to the Company, (iv) the performance by John L. Kidde, an independent director of the Company, of the functions of a special committee of the Board in an effort to protect unaffiliated interests or to otherwise mitigate conflicts of interest, (v) the February 7, 1997 letter that the Company received from The NASDAQ SmallCap Market notifying the Company that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days, (vi) the Board's own knowledge regarding the financial condition, results of operations and projections of the Company for fiscal 1998, as well as current industry, economic and market conditions, (vii) the Merger Payment in relation to current market prices, historical market prices and purchase prices paid by members of the Board and executive officers and other Shareholders owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date during the past two years, (viii) the effect that the Merger may have on the liquidity of Holdings and the Surviving Company, (ix) the desirability of soliciting indications of interest in purchasing the Company or otherwise purchasing the shares of Common Stock held by the Non-Continuing Shareholders, (x) the absence of a safeguard requiring a majority of the Shareholders who are not controlling persons of the Company to approve the Merger, and (xi) the loss of the opportunity of the Non-Continuing Shareholders to gain from any potential appreciation of the market price of the Common Stock above $0.50 per share (i.e, the Merger Payment). See "Special Factors -- Board of Directors Determination of Fairness of the Merger."



         Holdings and Sub Determination of Fairness of the Merger


         Holdings and Sub have each informed the Company that they each believe that the Merger is fair to, and in the best interest of, each Shareholder, including each Non-Continuing Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company. In reaching this conclusion, Holdings and Sub each relied upon the factors considered by the Board of Directors of the Company and the analysis of Stonebridge. Holdings and Sub have each informed the

Company that they have each adopted the analyses of the Board of Directors of the Company and Stonebridge as their own. See "Special Factors -- Board of Directors Determination of Fairness of the Merger" and "-- Opinion of Stonebridge."


         Holdings has informed the Company that the Merger has been approved by its board of directors, and Sub has informed the Company that the Merger has been approved by its board of directors and stockholders.


         Interest of Certain Persons in Matters to be Acted Upon and Conflicts of Interest



         Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only member of the Board and/or executive officer of the Company that is a Continuing Shareholder. Mr. Foster, as an executive officer and director of the Company and as a Continuing Shareholder, is a participant on both sides of the proposed Merger because, upon consummation of the Corporate Formation, he will be a shareholder in Holdings, which will wholly own the Surviving Company, and he will own Holdings Management Options and Holdings Performance Options. In addition, on ___________, 1997, Mr. Foster and each of the other Continuing Shareholders entered into a voting agreement with Holdings and Childs whereby they agreed to vote the shares of Common Stock owned by them in favor of the Proposal and to refrain from selling, assigning or otherwise disposing of such shares (the "Voting Agreement").



         Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, is also a participant on both sides of the proposed Merger because, upon consummation of the Merger and related transactions, he will own Holdings Management Options and Holdings Performance Options.



         Further, it is a condition to consummation of the Merger that the Continuing Shareholders, Holdings, the Childs Group and the Borrowers enter into a stockholders agreement which would, among other things, place restrictions on the transferability of shares of common stock of Holdings (the "Stockholders Agreement"). In addition, it is a condition to consummation of the Merger that (i) Mr. Foster and Mr. Smith each enter into an employment/noncompetition agreement with the Surviving Company (collectively, the "Employment/Noncompetition Agreements"), (ii) Holdings lend Mr. Foster $375,000 for the purchase of shares of common stock of Holdings, and (iii) Holdings lend Kevin Troy, a Shareholder and advisor to the Company, $50,000 for the purchase of shares of common stock of Holdings. Except as described in this Proxy Statement, there will be no other relationships that will continue between the Company or Holdings and any persons who are officers, directors or Shareholders of the Company.



         Mr. Foster's and Mr. Smith's continuing interest in the Company presents each of them with a conflict of interest in voting for the Proposal or recommending that the Non-Continuing Shareholders vote for the Proposal. In addition, each Continuing Shareholder, even if not a member of management or employee of the Company, may have an interest in voting their shares of Common Stock in favor of the Proposal because their interests in the

Merger are not the same as those of the Non-Continuing Shareholders. See "Special Factors -- Certain Effects of the Merger." There are seven Continuing Shareholders. See "Special Factors -- Background of the Merger -- Alternatives Considered" for the identity of the Continuing Shareholders.



         As of the Record Date, Mr. Foster held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding), the members of the Board and the executive officers of the Company owned an aggregate of 1,327,250 shares of Common Stock (approximately
14.5 percent of the total shares of Common Stock outstanding). Steven Rubin, a personal friend and business associate of Mr. Foster, held a total of 1,240,765 shares of Common Stock, as of the Record Date (approximately 13.6 percent of the total shares of Common Stock outstanding). Mr. Rubin is not a member of the Board or executive officer of the Company. See "Security Ownership of Certain Beneficial Owners and Management." If the Corporate Formation and the Merger are consummated, immediately thereafter, Mr. Foster, as a Continuing Shareholder, will own a total of 2,060,000 shares of common stock of Holdings (approximately 11.4 percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement), and Mr. Rubin, as a Continuing Shareholder, will own a total of 1,240,765 shares of common stock of Holdings (approximately 6.9 percent of the total shares of common stock of Holdings outstanding). In addition, Mr. Foster will own Holdings Management Options and Holdings Performance Options to purchase an aggregate of 1,138,190 shares of common stock of Holdings, and Mr. Rubin will own Holdings Management Options and Holdings Performance Options, which he will receive in his capacity as a Continuing Shareholder and as an Other Option Holder, to purchase an aggregate of 881,869 shares of common stock of Holdings.




         As of the Record Date, Mr. Smith did not own any shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." If the Corporate Formation and the Merger are consummated, immediately thereafter, Mr. Smith will own Holdings Management Options and Holdings Performance Options to purchase an aggregate of 1,210,000 shares of common stock of Holdings.




         As of the Record Date, the seven Continuing Shareholders held an aggregate of 3,983,490 shares of Common Stock (approximately 43.6 percent of the total shares of Common Stock outstanding). If the Corporate Formation and the Merger are consummated, immediately thereafter, the Continuing Shareholders will own an aggregate of 4,819,890 shares of common stock of Holdings (approximately 26.6 percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement).




         Consummation of the Merger could have a positive effect on the liquidity of Holdings and the Surviving Company. The Merger will not be consummated unless the Private Placement is consummated. After deducting the Merger Payments of approximately $2,577,154, approximately $28,000 for payments to Non-Continuing Warrant Holders and holders of Former Management Company Options and expenses associated with consummation of the

Merger and the Private Placement of approximately $1,472,000, Holdings will have approximately $7,943,046 for the development of additional billiard clubs and working capital. See "Financing of the Merger" and "Fees and Expenses." Such an infusion of capital may enable Holdings to expand its business and improve its profitability, which in turn would be likely to make Holdings more attractive to potential investors. Currently, the Company and Childs are exploring possible acquisition opportunities which the Company anticipates may be consummated if the Private Placement is consummated.



         Certain Effects of the Merger


         If the Merger is consummated, the Non-Continuing Shareholders will no longer have an equity interest in the Company. Instead, each Non-Continuing Shareholder will have the right to receive the Merger Payment of $0.50 per share of Common Stock in cash. The Non-Continuing Shareholders will no longer be subject to the inherent risks of investing in a company with a history of poor performance, but will also be denied the opportunity to participate in any future growth of the Surviving Company after the Effective Time. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Financial Condition."



         The Continuing Shareholders, who include Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and the holders of Holdings Management Options and Holdings Performance Options, which include Mr. Foster and Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, will have an opportunity to share in the future results of operations of Holdings, which will wholly own the Surviving Company, and to take advantage of any increase in the value of Holdings assets if the Merger is consummated, but will also be subject to the inherent risks of investing in a company with a history of poor performance. There can be no assurance that the value of these assets will increase or that there will be any future distributions by Holdings. The Company has never declared a cash dividend. See "Market Information."




         The Company, as a result of the Merger, will become an entity the securities of which are privately held. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and 8-K. Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under
Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from The NASDAQ SmallCap Market, which will terminate the Company's public trading market and the Company no longer will be required to comply with the rules and regulations relating to The NASDAQ SmallCap Market listing.

         Opinion of Stonebridge


         The Board and Mr. Kidde retained Stonebridge primarily based on Stonebridge's qualifications and experience for the limited purpose of rendering an opinion, as investment bankers to the Board and Mr. Kidde, as to the fairness, from a financial point of view, of the Merger Payment to the Non-Continuing Shareholders. Stonebridge was not retained to market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any shares of Common Stock, and Stonebridge did not market the Company or solicit indications of interest or negotiate with any party with respect to the acquisition of any such shares in connection with the rendering of its opinion.


         Stonebridge rendered to the Board and Mr. Kidde on April 22, 1997 an oral and written opinion to the effect that, as of the date of such opinion and based upon and subject to certain assumptions, the Merger Payment was fair, from a financial point of view, to the Non-Continuing Shareholders. The full text of the written opinion of Stonebridge, dated April 22, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is included as Appendix B to this Proxy Statement and incorporated herein by reference. The Non-Continuing Shareholders are urged to read that opinion carefully in its entirety. The opinion is directed only to the fairness of the Merger Payment to the Non-Continuing Shareholders from a financial point of view and has been provided for the use of the Board in its evaluation of the Merger and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote at the Special Meeting. The summary of the opinion of Stonebridge set forth in this Proxy Statement is a description of the material aspects of the opinion and is qualified in its entirety by reference to the full text of such opinion.


         Stonebridge is a private investment bank that specializes in providing a broad range of corporate finance services to middle market and emerging growth companies. Its primary areas of focus include mergers and acquisitions, divestitures and private placements of debt and equity securities, as well as related corporate advisory services such as fairness opinions, valuations and restructurings and recapitalizations. Stonebridge, as part of these investment banking services, is regularly engaged in the valuation of businesses and their securities. Stonebridge is based in Boston, Massachusetts.



         In rendering its opinion, Stonebridge took into account its assessment of general economic, market, financial and other conditions, as well as its experience in connection with similar transactions and securities evaluation, generally. All material analyses undertaken by Stonebridge is described under "Special Factors -- Opinion of Stonebridge." The opinion was necessarily based upon conditions as they existed and could be evaluated as of the date of the opinion. Stonebridge was not engaged to solicit, and did not solicit, potential purchasers for the Company, and did not consider specific alternative transactions involving the Company. For the purposes of rendering its opinion, Stonebridge assumed that all conditions precedent to the consummation of the Merger would be satisfied and accordingly expressed no opinion as to the likelihood that the Merger would be consummated.

           In connection with rendering its opinion, Stonebridge reviewed and examined, among other items, the following: (i) a draft of the Merger Agreement, dated April 14, 1997, (ii) a draft of this Proxy Statement, dated April 18, 1997, (iii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K and proxy statements of the Company for each of the fiscal years in the three-year period ended March 31, 1996, Quarterly Reports on Form 10-Q of the Company for the quarters ended December 31, 1996, September 30, 1996 and June 30, 1996 and Form 8-K dated March 13, 1997 and filed on March 17, 1997, (iv) monthly unaudited financial statements of the Company for each of the eleven months ended February 28, 1997, (v) financial and operating information with respect to the business, operations and prospects of the Company, (vi) certain internal business plans and financial forecasts prepared by the management of the Company, and (vii) certain publicly available information concerning other entertainment and theme restaurant companies, the trading markets for such companies' securities and the nature and terms of certain other merger and acquisition transactions that Stonebridge believed to be relevant to its inquiry. See "Special Factors -Opinion of Stonebridge." During the course of its review, Stonebridge met and had discussions with the management of the Company concerning the Company's business, operations, assets, liabilities, present financial condition, the general condition and future prospects for the businesses in which it is engaged and other matters which Stonebridge believed to be relevant.


           In its review and examination and in arriving at its opinion, Stonebridge assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information that was available to it from public sources, or that was provided to it by the Company or its representatives. Stonebridge did not make, nor has it obtained, any independent evaluation or appraisal of the assets or liabilities of the Company. With respect to the financial forecasts, Stonebridge assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the Company's management as to the future operating and financial performance of the Company and that such forecasts will be realized in the amounts and in the time periods currently estimated by the Company's management. The opinion is necessarily based upon general economic, market, financial and other conditions as they existed and could be evaluated as of the date of the opinion.


         Material Federal Income Tax Consequences


          The following is a summary of the material federal income tax consequences associated with the Corporate Formation and the Merger. The Corporate Formation will, in part, consist of an exchange by the Continuing Shareholders of their Common Stock for Holdings common stock and Holdings Performance Options. The Continuing Shareholders' receipt of the Holdings common stock in the Corporate Formation generally will not be subject to federal income tax, but their receipt of Holdings Performance Options in the Corporate Formation may cause Continuing Shareholders to recognize gain. A Continuing Shareholder generally will be taxed on the lesser of (i) the fair market value of the Holdings Performance Options received and (ii) the gain realized on the exchange in the Corporate Formation. The gain realized on the exchange will be measured by the difference between (i) the Continuing

Shareholder's adjusted tax basis in the Common Stock and (ii) the fair market value of the Holdings common stock and Holdings Performance Options received by the Continuing Shareholder. Under no circumstances will a Continuing Shareholder be able to recognize a loss resulting from the Corporate Formation. See "Special Factors -- Material Federal Income Tax Consequences -- Federal Income Tax Consequences for Continuing Shareholders Resulting from the Corporate Formation."


         As a result of the Merger, the Non-Continuing Shareholders will receive a cash payment in exchange for all of their Common Stock (i.e., the Merger Payment), resulting in taxable gain or loss to such Shareholders. This gain or loss will be equal to the difference, if any, between (i) the Merger Payment received by the Non-Continuing Shareholder and (ii) such Non-Continuing Shareholder's adjusted tax basis in such Shareholder's shares of Common Stock immediately prior to consummation of the Merger. See "Special Factors -- Material Federal Income Tax Consequences -- Federal Income Tax Consequences for Non-Continuing Shareholders Resulting from the Merger."


         Regulatory Requirements and Conditions


         No federal or state regulatory approvals must be obtained in connection with the Proposal. However, certain filings will be required to be made with the Secretary of State of the State of Florida in order to effect the Merger.


         Market Information


         The Common Stock is traded in the over-the-counter market and is included for quotation on The NASDAQ SmallCap Market under the symbol "QBAL." On May 27, 1997, the average of high and low bid prices of the Common Stock was $0.28 per share. On _______, 1997, the last full day of trading for which quotations were available at the time of printing of this Proxy Statement, the average of the high and low bid prices of the Common Stock was $_____ per share. Despite the fact that the Common Stock is quoted on The NASDAQ SmallCap Market, there is currently only a limited trading market for the Common Stock. See "Market Information."


         Rights of Dissenting Shareholders


         Any Shareholder objecting to the Proposal is not entitled to any statutory rights of dissent or appraisal under Florida law or the Articles of Incorporation or Bylaws of the Company.

                          VOTING AND PROXY INFORMATION


         Record Date; Outstanding Shares; Voting



         The Board of Directors (the "Board") of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), has fixed the close of business on May 27, 1997 as the record date (the "Record Date") for determination of the shareholders of the Company (the "Shareholders") entitled to receive notice of and to vote on a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and a wholly owned subsidiary of Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings"). Accordingly, only Shareholders of record at the close of business on the Record Date will be entitled to vote at a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of Shareholders. Management of the Company will not use any proxies voting against the Proposal to vote for any adjournment of the Special Meeting pursuant to its discretionary authority.




         The Merger will be effected subject to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement"), which are summarized in this Proxy Statement. The Merger Agreement provides, among other matters, that
(i) Sub will be merged with and into the Company, and the Company shall be the surviving company in the Merger (the "Surviving Company"), (ii) each share of common stock of Sub owned immediately prior to consummation of the Merger will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company, (iii) each share of common stock, par value $.001 per share of the Company (the "Common Stock") owned immediately prior to consummation of the Merger by any Shareholder, other than a Continuing Shareholder, as defined below (any such person being hereinafter referred to as a "Non-Continuing Shareholder"), will be converted into the right to receive cash of $0.50 per share, without interest (a "Merger Payment"), (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by certain persons with whom the Company has ongoing relationships (the "Continuing Warrant Holders") will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions, (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by any person other than a Continuing Warrant Holder (a "Non-Continuing Warrant Holder") will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercisable, upon payment of the exercise price for each such share, and (vi) each stock option under the Company's Consolidated Stock Option Plan, 1994 Director, Adviser and Key Employee Stock Option Plan and 1995 Director, Adviser and Key Employee Stock Option Plan (collectively, the "Stock Option Plans") to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a current director, officer or employee of the Company or certain persons with whom the Company has ongoing relationships (a "Current Management Company Option") will be exchanged for an option to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions (a

"Holdings Management Option"). The Company is currently negotiating the repurchase of each stock option under the Stock Option Plans to purchase a share or shares of Common Stock that is held by a former director, officer or employee of the Company (a "Former Management Company Option") for a purchase price of $0.50 for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share. Any Former Management Company Option that is not repurchased by the Company prior to consummation of the Merger will remain outstanding after completion of the Merger.



         If the Merger is approved by the Shareholders, immediately prior to consummation of the Merger, certain Shareholders with whom the Company has ongoing relationships (the "Continuing Shareholders") will participate in a transaction (the "Corporate Formation") whereby each such Shareholder (i) shall exchange each share of Common Stock owned by the Shareholder for one share of common stock of Holdings and (ii) shall receive options to purchase a predetermined number of shares of common stock of Holdings, the vesting of which is subject to the achievement of certain performance objectives (the "Holdings Performance Options"), pursuant to the terms and conditions of a purchase agreement, dated _________, 1997, by and among the Company, Holdings, J.W. Childs Equity Partners, L.P. ("Childs"), the representative of, and attorney-in-fact for (the "Representative"), certain related persons or entities of Childs (together with Childs, the "Childs Group"), the Continuing Shareholders, the holders of Current Management Company Options, the Other Option Holders (as defined below), the Continuing Warrant Holders and the Borrowers (as defined below) (the "Purchase Agreement"). See "Material Terms of the Purchase Agreement." In addition, Holdings shall issue options to purchase a predetermined number of shares of common stock of Holdings to certain persons (the "Other Option Holders"), and Holdings shall lend funds to certain persons for the purchase of shares of common stock of Holdings, including Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and Kevin Troy, a Shareholder and advisor to the Company (the "Borrowers").


         As of the Record Date, there were 9,137,704 issued and outstanding shares of Common Stock held by approximately 2,200 Shareholders of record. As of the Record Date, the members of the Board and the executive officers of the Company owned an aggregate of 1,327,250 shares of Common Stock (approximately
14.5 percent of the total shares of Common Stock outstanding). Only one Continuing Shareholder is a member of the Board and/or an executive officer of the Company. Such Continuing Shareholder held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding) as of the Record Date and has, along with the other Continuing Shareholders, entered into a voting agreement (the "Voting Agreement") with Holdings and Childs under which he agreed, among other matters, to vote all shares of Common Stock held by him FOR the Proposal. For additional information concerning the beneficial ownership of shares of Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."



         Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Proposal submitted to a vote of the Shareholders at the Special Meeting. Votes cast in person or by proxy at the Special Meeting will be tabulated by American Stock Transfer & Trust Company (the "Transfer Agent"), which will determine whether a quorum is present. The Proposal will be approved if and only if it receives the favorable vote of the majority of all shares of Common Stock outstanding on the Record Date. The Transfer Agent will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the approval of such matter. In addition, if a broker submits a proxy indicating that it does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter, but will be treated as present for purposes of determining whether a quorum is present at the Special Meeting.



         Proxy


         The proxy set forth on the proxy card which is enclosed with this Proxy Statement (the "Proxy") contains a space where each Shareholder may indicate whether such Shareholder chooses to vote such Shareholder's shares of Common Stock in favor of or against the Proposal or to abstain from voting. If the Proxy is duly completed and returned to the Transfer Agent, the Proxy will be voted in accordance with the instructions thereon. If a Shareholder returns the Proxy duly executed, but does not indicate the manner in which the Proxy is to be voted, the Proxy will be voted FOR the Proposal.


         Revocability of Proxy



         A Shareholder may revoke or amend the Shareholder's Proxy at any time prior to the Proxy's exercise at the Special Meeting by executing a subsequently dated Proxy or by filing a written request with Daniel M. Smith, Secretary of the Company, at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, to revoke or amend the Proxy. The giving of a Proxy does not preclude the right of a Shareholder to vote in person should the Shareholder giving the Proxy attend the Special Meeting and choose to do so.



         Solicitation of Proxies



         This Proxy Statement is submitted, and Proxies are being solicited by, the Board in support of the Proposal. The expense of solicitation of Proxies will be borne by the Company. In addition to the solicitation by mail, the Board and certain officers or other employees of the Company, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Company also has retained D. F. King & Co., Inc. to assist in the solicitation, at a cost of $6,000. The Company will reimburse brokers and other persons holding shares of Common Stock in their names, or in the names of nominees, for reasonable expenses in forwarding proxy materials to the beneficial owners of such shares.




         If you have any questions concerning this proxy solicitation or the procedure to be followed to execute and deliver a Proxy, please contact Daniel
M. Smith at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111 or by telephone at (617) 350-3111.

         The principal executive offices of the Company are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, and the telephone number of the Company at such address is (617) 350-3111. The principal executive offices of Holdings are located at One Federal Street, 21st Floor, Boston, Massachusetts 02110, and the telephone number of Holdings at such address is (617) 753-1100.


                                SPECIAL FACTORS


         Background of the Merger


         General. The Board's decision to present the Proposal to the Shareholders marked the culmination of a process that began in late 1994. The Merger is subject to satisfaction of various conditions, including, but not limited to, consummation of the Corporate Formation and the private placement (the "Private Placement") of $12,000,000 of convertible preferred stock of Holdings (the "Preferred Stock") with the Childs Group pursuant to the terms and conditions of the Purchase Agreement. See "Proposal to Approve the Merger -- Conditions to the Merger," "Financing of the Merger" and "Material Terms of the Purchase Agreement." At that time, the Board determined that it might be necessary to restructure the Company in order to create the potential for improving the Company's ability to raise funds both for working capital and for further expansion and development of its billiard club business in accordance with its business plans. In the Board's view, the Company has an obligation to use its best efforts to continue to increase the value of each Shareholder's investment in the Company. Although the Board believed that the Company had satisfied this objective in part, the Board determined that it could not continue to fully satisfy this objective without further expansion of the Company's operations and an increase in the number of clubs operating under the Company's name. The Board recognized that since the Company began its upscale billiard club business in 1990, the Company had experienced a net operating loss in each year other than 1993, the Company had difficulty obtaining financing for development of additional clubs and the Company had not been able to take full advantage of its position as a public company through equity or debt offerings of its securities or the securities of its subsidiaries. In addition, the Board recognized that since mid-1993, the Common Stock had not traded above approximately $1.06 per share. Management believes that no analysts have followed the Common Stock since 1993, and the Common Stock has not traded above $0.50 per share since March 16, 1995. See "Market Information" and "Special Factors -- Opinion of Stonebridge -- Stock Trading History." As of the date of this Proxy Statement, each of these factors continues to be true. In addition, on February 7, 1997, the Company was notified by The NASDAQ SmallCap Market that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days. The NASDAQ SmallCap Market has indicated that it will commence delisting action with respect to the Common Stock unless the Company is able to satisfy the bid price requirement by May 7, 1997. As of the date of this Proxy Statement, this requirement has not been satisfied.


         Since 1990, the Company's primary business has been the operation of upscale billiard clubs. The Company, through wholly owned subsidiaries, currently wholly or partially owns, operates and manages ten billiard clubs, which are located in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena, California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California; and Tacoma, Washington. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly owned subsidiaries of the Company are the general partners, with 87 percent, 25 percent, 43 percent and 79 percent ownership interests, respectively. See "Business and Properties of the Company."


         The Company was one of the pioneers in the concept of upscale billiard clubs. However, the billiard club business requires significant amounts of cash, and the Company has not had sufficient cash to operate optimally or expand its business in accordance with its business plans. As a result, the Company was not able to develop billiard clubs quickly enough to attain a dominant position in the upscale billiard club market prior to the entry into this market of a number of competitors operating single outlets or multiple units. In all but one year since it began its billiard club business in 1990, the Company has experienced a net operating loss. During this same period, the number of competitors in the upscale entertainment business that own multi-unit entertainment facilities has increased, and a number of these competitors have opened billiard clubs in areas where the Company otherwise might have established clubs if it had been able to obtain sufficient capital to do so. For example, Clicks Billiards, which dominates the Southwest and Southeast upscale billiard club markets, has opened 26 billiard clubs in those regions; Pinkies has opened 14 billiard clubs at sites in Arizona, Colorado, Nevada and other Southwestern states; Boston Billiard Clubs has opened six billiard clubs in the Northeast region; Fats Billiard Clubs has established five billiard clubs in Southern California; and Champions Billiards has opened five billiard clubs in the Washington, D.C. metropolitan area. Total Entertainment Corporation has established twelve upscale billiard clubs primarily in the South, including nine Bailey's billiard clubs in the South and Midwest and three Fox and Hounds billiard clubs in Texas. Other competitors have opened larger clubs, or entertainment centers, which offer diverse forms of entertainment, such as billiards, electronic games, restaurant and bar services and nightclub-style entertainment. For example, Dave & Busters, Inc., a public company based in Dallas, Texas, operates ten entertainment centers throughout the United States, and America Live operates a chain of three entertainment centers throughout the United States. See "Business and Properties of the Company -- Description of Business -- General."


         Since it began its billiard club business, the Company has had difficulty raising capital at the rate it believes would have been necessary either to maximize or to benefit from its position as a pioneer in the industry. As described in more detail below, during this period, the Company has had difficulty obtaining bank financing, as well as equipment lease financing, and when the Company has been able to obtain such financing, the Company's poor financial condition generally has adversely affected its ability to obtain financing on more favorable terms.


         Bank and Equipment Lease Financing. The Company has attempted to obtain loans in principal amounts of between $100,000 and $600,000 to be used as working capital and for business expansion and development from at least 15 financial institutions during the past six years, including United States Trust Company, where Steven L. Foster, the Chief Executive Officer and Chairman of the Board of the Company, maintains certain of his personal and other business accounts. The Company sought a variety of structures for these loans (including secured and unsecured lines of credit and term loans) in an effort to increase the likelihood that the Company would obtain approval of one or more of these loan requests. All but three of the Company's loan requests were denied because, according to communications from such lending institutions to the Company, the Company did not meet the lending criteria of the institutions. These lending institutions also advised the Company that its poor financial condition and lack of available collateral were the principal reasons for the credit denials.



         Two of the loans that the Company was able to obtain came from Evergreen National Bank, a Seattle bank in which the subsidiary of the Company that owns the Seattle billiard club, Jillian's Billiard Club of Seattle, Inc. ("Jillian's - Seattle"), maintains an account. In 1994, Evergreen National Bank loaned Jillian's - Seattle $200,000 for working capital. The loan, which matures in May 1999 and bears interest at the rate of 9.5 percent, is collateralized by all of the common stock of Jillian's Seattle. In addition, the loan is guaranteed by the Company. At the time of the loan, Jillian's - Seattle had assets of approximately $860,000 and had generated annual cash flow in excess of $320,000. At March 31, 1997, Jillian's - Seattle had assets and cash flow of approximately $740,620 and $767,462, respectively. At March 31, 1997, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $102,722. However, based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled loan payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make the required loan payments, it could lose all ownership interest in the Seattle club.




         In December 1995, the subsidiary through which the Company owns the Tacoma billiard club, Jillian's Billiard Club of Tacoma, Inc. ("Jillian's -Tacoma") obtained a $300,000 loan from Evergreen National Bank to develop the Tacoma, Washington billiard club. The loan, which matures in December 2000 and bears interest at the rate of 9.5 percent, is collateralized by all of the assets of Jillian's - Tacoma, and all of the common stock of Jillian's - Seattle. In addition, the loan is guaranteed by the Company and Jillian's - Seattle. At March 31, 1997, Jillian's - Tacoma had assets and cash flow of approximately $1,924,327 and $632,816, respectively, and Jillian's - Seattle had assets and cash flow of approximately $740,620 and $767,462, respectively, as mentioned above. At March 31, 1997, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $237,868. However, based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled loan payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make the required loan payments, it could effectively lose all rights to continue the operations of the Tacoma club if Evergreen National Bank becomes the owner of that club's assets and could lose all ownership interest in the Seattle club.

         The Company obtained the third loan from United States Trust Company in August 1996. The $250,000 loan, which matures in 1999 and bears interest at the rate of 1.5 percent above the prime rate, is collateralized by all of the assets of the subsidiary through which the Company owns the Cleveland Billiard Club, Jillian's Billiard Club of Cleveland, Inc. ("Jillian's - Cleveland"). In addition, the loan is guaranteed by Kerry Breitbart, a Shareholder. At March 31, 1997, Jillian's - Cleveland had assets and cash flow of approximately $557,598 and $256,341, respectively. At March 31, 1997, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $201,389. However, based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled loan payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make the required loan payments, it could effectively lose all rights to the assets of the Cleveland club.



         In addition, the Company had difficulty demonstrating that it was creditworthy in connection with a First Union loan. The loan, originally in the amount of $440,000 with United National Bank, was obtained in 1989 by an unaffiliated trust to purchase 206,825 shares of Common Stock from a Shareholder. At the time the loan was made, the Company had not begun its billiard club business. In addition, at the time the loan was made, neither the Company nor any of its affiliates had any prior relationship with the unaffiliated trust. While no affiliate of the Company had any prior relationship with the Shareholder at that time, the Company had engaged in discussions, initiated by the Shareholder, with the Shareholder earlier in 1989 regarding the Shareholder's acquisition of additional shares of Common Stock, the merger of the Company into one or more shell entities owned by the Shareholder and the Shareholder's potential nomination to the Board. The Company did not believe that any of the Shareholder's proposals were in the best interest of the Company. Because the Company believed that the Shareholder's continued equity interest in the Company would be disruptive to the Company's business, in connection with the acquisition of the loan by the unaffiliated trust, the Company entered into an agreement with the trust in November 1989 whereby the Company agreed to repurchase the 206,825 shares of Common Stock from the trust at $1.64 per share immediately upon the demand of the trust (the "Put"). See "Financial Statements of the Company." When United National Bank refused to renew the loan and First Union refinanced it in 1992, the Company became a guarantor and a co-obligor of the loan in exchange for the trust's agreement not to exercise the Put. In addition to First Union's requirement that the trust use the 206,825 shares of Common Stock (which was trading at over $1 per share at that time) as collateral for the loan, the Bank required that the Company, in its capacity as co-obligor of the loan, provide as cash collateral a $240,000 certificate of deposit. First Union required the Company to maintain the certificate of deposit as collateral even after the outstanding principal balance of the loan had been reduced to $262,500 at December 31, 1994. In April 1995, $103,413 in net proceeds from the sale, at $0.50 per share, of the 206,825 shares of Common Stock was used to pay down the loan, and in June 1995, approximately $159,000 of the $240,000 certificate of deposit was used to pay the remaining balance of the loan. See "Financial Statements of the Company."

         In addition to bank financing, the Company also has attempted to obtain $10,000 to $300,000 in equipment financing from leasing companies during the past six years. During this time, the Company submitted at least 30 applications for equipment financing to leasing companies, 11 of which were accepted. The approximately 19 applications that were rejected were denied because the Company had a history of poor performance and lacked available collateral other than the equipment to be purchased.



         The Company was successful in obtaining two equipment leases from Leasing Technology, Inc. However, both of these leases resulted in the encumbrance of the assets of one of its clubs and the stock of another one of its clubs. Specifically, in March 1994, the Company financed with Leasing Technology, Inc. certain equipment for, and leasehold improvements in, the Annapolis, Maryland billiard club for $300,000 at an annual lease rate of 12 percent. The lease was collateralized by all of the equity securities of the subsidiary through which the Company owns the Kendall club, which is located in Miami, Florida, Jillian's Billiard Club of Kendall, Inc. ("Jillian's - Kendall"), and all of the assets of the subsidiary through which the Company owns the Annapolis billiard club, Jillian's Billiard Club of Annapolis, Inc. ("Jillian's - Annapolis"). At the time of the lease, Jillian's - Kendall had assets of approximately $646,000 and was generating approximately $173,000 in cash flow, and the Company projected that Jillian's Annapolis would have $600,000 in assets within three months after commencement of the loan. At March 31, 1997, Jillian's - Kendall had assets and cash flow of approximately $422,296 and $31,512, respectively, and Jillian's - Annapolis had assets and cash flow of approximately $763,381 and $326,864, respectively. At March 31, 1997, the Company was in compliance with its obligations under the lease, and $157,219 remained payable under the lease. However, based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled lease payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make the required payments under the lease, it could lose all ownership interest in the Kendall club and effectively lose all rights to continue the operations of the Annapolis club if Leasing Technology, Inc. becomes the owner of that club's assets.




         The Company obtained the second equipment lease from Leasing Technology, Inc. in December 1995 to finance certain equipment for, and leasehold improvements in, the Tacoma, Washington billiard club for $300,000 at an annual lease rate of 12.6 percent. The lease was collateralized by the equipment purchased, as well as the equipment lease obtained from Leasing Technology, Inc. to equip and develop the Annapolis club, which is described above. At March 31, 1997, the Company was in compliance with its obligations under the lease, and $245,772 remained payable under the lease. Based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled lease payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make the required payments under the lease, it could lose all ownership interest in the Kendall club and effectively lose all rights to continue the operations of the Annapolis club if Leasing Technology, Inc. becomes the owner of that club's assets.

         The Company has obtained seven additional equipment leases totaling approximately $350,000. The terms of the leases range from one to five years. In addition, the leases bear interest at annual rates ranging from approximately 11.25 to 18.2 percent. At March 31, 1997, the Company was in compliance with its obligations under the leases, and $116,259 remained payable under the leases. Based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled lease payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."




         Shareholder Loans. The Company's inability to obtain funding from financial institutions has necessitated that it obtain loans from Shareholders and other persons affiliated with the Company. For example, in late 1995, the Company obtained a one-year bridge loan in the aggregate amount of $280,000 from Kerry Breitbart, Steven and Karen Rubin, Island Partners, Ltd., Steven L. Foster, Warren S. Berman and Justin N.N. Wilson to complete renovation of the Tacoma billiard club. The loan bears interest at the rate of 25 percent. The loan has since been extended and the balance of $315,000, consisting of the $280,000 principal and $35,000 of interest accrued during the extension period, will be due in June 1997. At March 31, 1997, the Company was in compliance with its obligations under the loan. However, based on the Company's current cash shortage, there can be no assurance that the Company will have sufficient working capital in the future to pay the balance of the loan when it matures.



         Also, in July 1996, the Company obtained a $300,000 loan from The Blind Trust UDT 3/26/93, a Shareholder. The loan, which matures in August 1997 and bears interest at the rate equal to the prime interest rate plus three percentage points, is collateralized by the leasehold improvements, furniture, fixtures and equipment of the Company, the subsidiary through which the Company owns the Long Beach club, Jillian's Billiard Club of Long Beach, Inc. ("Jillian's - Long Beach"), and the subsidiary through which the Company owns the Pasadena club, Jillian's Billiard Club of Pasadena, Inc. ("Jillian's - Pasadena"). At March 31, 1997, the Company was in compliance with its obligations under the loan. However, based on the Company's current cash shortage, there can be no assurance that the Company will have sufficient working capital in the future to pay the entire principal amount of the loan when it matures in August 1997. If the Company fails to make the required loan payment on the maturity date, it could effectively lose all interests in the leasehold improvements, furniture, fixtures and equipment of the Company and all interests in the Long Beach and Pasadena clubs.


         Seller, Landlord and Municipal Financing. The Company has been able to obtain seller, landlord or municipal financing to partially fund the acquisition or construction of all of its billiard clubs. However, the Company collateralized the financing with the assets or stock of all of the subsidiaries through which the Company owns the clubs, leaving the Company with reduced sources of collateral to obtain additional financing for working capital and further expansion and development and risking the possibility that the Company could lose its interests in these clubs. The seller, landlord and/or municipal financing obtained by the Company to partially fund the acquisition or construction of four of its billiard clubs is described below.

         The City of Cleveland Heights, Ohio, loaned the Company $100,000 of the approximately $650,000 necessary to construct and equip the Cleveland Heights billiard club in 1991 as an incentive to enter into the lease in what such City considered a "redevelopment urban area." The loan, which bears interest at a rate of seven percent and matures in April 1998, is collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Cleveland Heights, Inc. ("Jillian's - Cleveland Heights"). At March 31, 1997, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $67,340. However, based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled loan payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make such payments, it could effectively lose all rights to continue the operations of the Cleveland Heights club if the City of Cleveland Heights becomes the owner of the club's assets. The Company also attempted to raise $150,000 in June 1992 through the private placement of interests in the limited partnership, Jillian's Billiard Club of Cleveland Heights Limited Partnership (the "Cleveland Heights Limited Partnership"), in which Jillian's - Cleveland Heights is the general partner and currently has an 87 percent ownership interest. The Company raised only $22,500, out of the $150,000 that it attempted to raise, from a single unaffiliated third party even though the Company offered each investor, and the single investor accepted, an option to sell the investor's partnership interest to the Company at a cash price equal to the greater of the price paid for the investment or 500 percent of the adjusted net income of the Cleveland Heights Limited Partnership for the 12 months ending December 31, 1995, multiplied by a fraction representing a percentage interest in such Partnership's profits and losses of the investment to be sold to the Company. The option was exercised in accordance with its terms, within 60 days of the transmittal to the investor of the financial statements of the Cleveland Heights Limited Partnership for the 12 months ending December 31, 1995. The Company and the investor currently are negotiating the terms by which the Company will purchase the interest of the $22,500 investor. As of the date of this Proxy Statement, the Company believes that it has sufficient cash flow to meet its obligation to purchase the interest. The Company's failure to honor this commitment could result in a suit by the investor to obtain the price, as well as the investor's cost and expenses, including reasonable attorneys' fees. The Company financed the remaining $527,500 needed to develop the Cleveland Heights club using $427,500 in cash generated from the Company's operations and the proceeds from a $100,000 four-year convertible note, bearing interest at a rate of 12.5 percent, issued by the Company in February 1992 in favor of an unaffiliated third party. On January 1, 1993, the third party exchanged the note for a 10 percent equity interest in the Cleveland Heights Limited Partnership.



         In 1993, the Company paid $150,000 in cash and obtained the remaining $175,000 of the $325,000 necessary to acquire an existing billiard club in Pasadena, California, through a loan from the club's seller. The Company issued the seller a three-year note collateralized by the assets of Jillian's - Pasadena. The Company repaid the note in August 1996.


         In 1994, the landlord of the Champaign, Illinois club loaned the Company $150,000 of the $700,000 required to develop the Champaign club. The loan is collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Champaign - Urbana, Inc. ("Jillian's - Champaign"), bears interest at a rate of 10 percent, and matures in September 1999. At March 31, 1997, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $81,804. However, based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled loan payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make such required payments, it could lose all rights to continue the operations of the Champaign club if the landlord becomes the owner of the club's assets. The landlord provided the financing after the Company was able to raise an additional $425,000 through a 1994 private placement of interests in the limited partnership, Jillian's Billiard Club of Champaign - Urbana, L.P. (the "Champaign Limited Partnership"), in which Jillian's - Champaign is the general partner and currently has a 43 percent ownership interest. Of the $425,000 raised, $365,000 in limited partnership interests in the Champaign Limited Partnership were sold to unaffiliated third parties and $60,000 in such interests were sold to existing Shareholders. The Company had attempted to raise $525,000 through this offering and believed that the investment was attractive because the Company, among other things, (i) guaranteed each investor a 140 percent return on its investment within six years, (ii) offered a buy-out in 1997 of each investor to be paid 15 percent in cash and 85 percent in Common Stock, to be valued at the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Champaign Limited Partnership for the 12 months ending December 31, 1996; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be five times 50 percent of the net profits of such Partnership for the 12 months ending December 31, 1996, and (iii) for a limited period of time, offered a demand registration right requiring the Company to register such Common Stock after the end of its 1997 fiscal year. The Company's obligation to buy out a Champaign investor is contingent upon such investor's giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet these obligations could result in a suit by investors to obtain the guaranteed return or buy-out rights. The Company financed the remaining $125,000 needed to develop the Champaign club using cash generated from the Company's operations.




         In 1995, the City of Long Beach, California, agreed to honor its commitment to lend the Company $450,000 of the $1,500,000 necessary to construct and equip the Long Beach billiard club in a "redevelopment urban area" only after the Company agreed to use the assets of Jillian's - Long Beach, as well as the assets of Jillian's - Pasadena (through a second lien), as collateral. The loan bears interest at a rate of seven percent and matures in January 2006. As additional consideration for the loan, the Company granted the City of Long Beach a warrant to receive 225,000 shares of Common Stock at an exercise price of $0.00 per share, with the warrant exercisable solely by the City of Long Beach under the loan agreement if the Company defaults on the loan. If the City of Long Beach exercises the warrant and the market value of the Common Stock issued under the warrant is less than the outstanding loan balance, the Company is required to continue to issue additional shares of Common Stock until the total market value of the Common Stock issued to the City of Long Beach is equal to the outstanding loan balance. At March 31, 1997, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $440,332. However, based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled loan payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make such payments, it could effectively lose all rights to continue the operations of the Long Beach and Pasadena clubs if the City of Long Beach becomes the owner of the assets of both clubs. In addition, if the Company defaults on the loan, the warrant will be exercisable, as described above. The Company financed the remaining $1,050,000 needed to develop the Long Beach club using approximately $680,000 in cash generated from the Company's operations, a $250,000 landlord contribution and approximately $120,000 from three equipment leases. The landlord took into consideration the $250,000 contribution when computing the annual lease payments. The landlord disbursed the funds between January and May 1995 as the Company presented construction bills to the landlord. The three equipment leases, which were obtained between May and June 1995, bear interest at annual rates ranging from approximately 13 to 15 percent and have three- to five-year terms.



         Equity and Debt Financing. Since it began its billiard club business, the Company has made at least six attempts, as described below, in addition to the Cleveland Heights and Champaign private placements described above, to raise capital for expansion through private placements of equity and debt instruments. Because of the dilutive effect that such issuances would have on the value of the Common Stock in the hands of the existing Shareholders, the Company has attempted to raise capital in this manner only as a last resort. Despite its efforts, the Company has had only modest success in raising capital through private placements of its Common Stock, of debt instruments or of the equity interests in its subsidiaries. While the Company believed that its guarantee of favorable returns and offering of early buy-outs would help attract investors, it was advised during its discussions with potential investors that such investors had no confidence that the Company could fulfill its guarantees or buy-out responsibilities, based on the Company's history of poor performance, and if the Company had insufficient assets or cash flow, it would be doubtful that an investor with standing to sue would be provided with the rights guaranteed the investor in the offering. First, during fiscal 1993, in an effort to raise working capital and funds for expansion and development, the Company offered Common Stock for sale through a private placement. The Company sold 2,043,022 shares of Common Stock for approximately $874,000, net of offering expenses and sales commissions. The Common Stock was placed for between approximately $0.50 and $0.60 per share, the highest prices that the Company was able to obtain in the private placement. While the Common Stock was trading at approximately $1 per share at that time, the volume of trading of the Common Stock was low, and there was only a limited trading market for the Common Stock.


         Second, the Company was also successful in raising the $850,000 it needed to construct the Worcester, Massachusetts billiard club. In 1993, it sold 75 percent of the limited partnership interests in Jillian's Billiard Club of Worcester Limited Partnership (the "Worcester Limited Partnership"). The Company's wholly owned subsidiary, Jillian's Billiard Club of Worcester, Inc. ("Jillian's - Worcester"), is the general partner and currently has a 25 percent ownership interest in the Worcester Limited Partnership. The Company, among other things,
(i) guaranteed a 15 percent annual return on the Worcester investment, (ii) offered a buy-out in 1999 of each investor to be paid 50 percent in cash and 50 percent in Common Stock, to be valued at 80 percent of the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Worcester Limited Partnership for the 12 months ending December 31, 1998; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be five times 75 percent of the net profits of such Partnership for the 12 months ending December 31, 1998, with a maximum purchase price equal to 200 percent of capital invested, and (iii) offered, for a limited period of time, a demand registration right requiring the Company to register such Common Stock after the end of its 1999 fiscal year. The Company's obligation to buy out a Worcester investor is contingent upon such investor giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. In addition, the Company may elect to buy out Worcester investors for the same purchase price described above if the Company gives such investors notice during the same 60-day period. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet these obligations could result in a suit by investors to obtain the guaranteed return, buy-out and/or the registration rights.


         In connection with the consummation of the Merger and the Private Placement, Jillian's - Worcester entered into a purchase and sale agreement dated March 1, 1997 with each investor in the Worcester Limited Partnership, pursuant to which Jillian's Worcester agreed to purchase each investor's interest in the Worcester Limited Partnership, along with each investor's interest in Jillian's Vending Limited Partnership (the "Vending Partnership"), for an aggregate base purchase price of $500,000, subject to certain adjustments described below. The Worcester Limited Partnership also agreed to purchase all shares of Common Stock held by each investor for $0.50 per share. The buy-out is contingent upon the Company consummating a private placement on or before December 31, 1997 that nets at least $7,000,000. In addition, the buy-out must close on or prior to December 31, 1997. The $500,000 aggregate base purchase price shall be (i) reduced by any monthly income payments distributed by the Worcester Limited Partnership to its limited partners, or increased by any required monthly income payments not distributed to such limited partners, prior to the closing of the buy-out, (ii) reduced by any quarterly income payments distributed by the Vending Partnership to its limited partners, or increased by any required monthly income payments not distributed to such limited partners, prior to the closing of the buy-out, and (iii) increased by an interest factor of 7.0 percent per annum because the buy-out did not close on or before March 24, 1997; provided, however, that such interest shall accrue only on the $500,000 aggregate base purchase price, as reduced by any income payments made to the limited partners of the Worcester Limited Partnership and the Vending Partnership. As of March 31, 1997, the Worcester

Limited Partnership has paid a total of $27,431 to its limited partners, and the Vending Partnership has paid a total of $14,261 to its limited partners.


         Third, the Company raised only $133,000 out of the approximately $700,000 that was necessary to develop and equip the Annapolis club in a private placement between July and September 1994, even after offering, among other things, (i) a 140 percent return of investment in Jillian's Billiard Club of Annapolis Limited Partnership (the "Annapolis Limited Partnership") within six years, (ii) a buy-out of each investor in 1998 to be paid 15 percent in cash and 85 percent in Common Stock, to be valued at the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Annapolis Limited Partnership for the 12 months ending December 31, 1997; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be four times 50 percent of the net income of such Partnership for the 12 months ending December 31, 1997, with a maximum purchase price equal to 100 percent of capital invested, and (iii) for a limited period of time, a demand registration right requiring the Company to register such Common Stock after the end of its 1998 fiscal year. The Company's obligation to buy out an Annapolis investor is contingent upon such investor giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. Existing Shareholders, including affiliates of the Company, accounted for $83,000 of the funds raised through the Annapolis Limited Partnership in which Jillian's - Annapolis is a general partner and currently has a 79 percent ownership interest. Persons unaffiliated with the Company accounted for the remaining $50,000 raised. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet any of its obligations with respect to the investors in the Annapolis Limited Partnership could result in a suit by them to obtain the guaranteed return, buy-out and/or registration rights. The Company financed the remaining $567,000 needed to develop the Annapolis club through equipment lease financing (see "Bank and Equipment Lease Financing," above) and cash generated from the Company's operations.


         The Company had virtually no success in its efforts to raise capital through three additional private placements. Between 1993 and 1994, the Company made two separate attempts to sell $2,000,000 in interests in JBC - USA Limited Partnership by guaranteeing a 15 percent return on the investments and favorable buy-out terms. The Company did not sell any interests in the limited partnership during either attempt. Lastly, in 1994, the Company attempted to privately place a $750,000 debt instrument guaranteed by the Company. The Company raised only $185,000, $60,000 of which came from existing Shareholders. The Company believes that it was unable to succeed in placing the debt instrument because it had difficulty in convincing potential lenders that it would be able to repay the loan.


         While the Company has had modest success in raising capital through private placements of its Common Stock and the equity interests in its subsidiaries, it has not considered it practicable to attempt to raise capital through public offerings of its equity or debt securities. Currently, there is only a limited trading market for the Common Stock (see "Market

Information" and "Special Factors -- Opinion of Stonebridge -- Stock Trading History") and the Board believes that the Common Stock is not being followed by market analysts because the Company has not received any communications from market analysts in the past several years. The Company has made no attempt to get analysts to follow the Common Stock or to retain an investment banking firm to underwrite a public offering of the Common Stock because in light of the Company's history of poor performance to date the Company believes that such attempts would be unsuccessful. Further, the Board recognizes that the Company has had an unusual history, in that its present involvement in the billiard club industry is different from the purposes for which it was initially incorporated. See "Business and Properties of the Company." Further, the Company has not shown any strong earnings in the course of its operations in the billiard club industry and is not in the best position to support optimistic or dramatic market statements. In addition, since mid-1993, the Common Stock has not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995.


         Although the Company has not attempted to retain an underwriter for a public offering of its securities during the past several years, it received advice from an investment banking firm as to a manner in which the Company might raise capital. The investment banking firm did not, however, express an interest in undertaking to underwrite any of the Company's securities when it provided the advice. The advice was offered during a routine Board meeting in 1994 by Elliot Smith who at that time was a member of the Board and a principal of Whale Securities, the investment banking firm that placed the Common Stock in a public offering in 1987. The Company was advised by Mr. Smith, on behalf of Whale Securities, that the Company could raise capital by reducing the exercise prices of the then outstanding warrants to purchase approximately 627,000 shares of Common Stock to prices significantly below the then current market value of the Common Stock and reducing the exercise period of the warrants. The warrants were issued in public offerings in 1985 and 1987 and their exercise prices range from $4.00 to $5.00 per share of Common Stock. At the time Whale Securities made the suggestion, the Common Stock was trading for approximately $1 per share. After considering such advice, the Board determined that it was inadvisable to reduce the exercise price of the warrants because if the warrants were exercised at the reduced exercise price, the value of the Common Stock in the hands of the existing Shareholders would be diluted.


         The Company has not given any consideration to raising capital through a rights or other offering to the Shareholders or through the issuance of preferred stock or other similar security carrying preferential rights, other than the Private Placement.


         As indicated above, because of their dilutive effect on the value of the Common Stock in the hands of the existing Shareholders, the Company has been reluctant to raise capital through private placements of equity securities or through programs that reduce the exercise price and/or exercise period of outstanding stock options or warrants to purchase shares of Common Stock. However, on December 20, 1994, in an effort to raise capital in a short period of time to complete the Long Beach billiard club, the Company reduced the exercise price and exercise period of an aggregate of 1,105,000 outstanding stock options issued under the Stock Option Plans. The Company reduced from approximately $0.66 per share to $0.25 per share the exercise price of options to purchase an aggregate of 520,000 shares of Common Stock, 400,000 of which were held by Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and the remaining 120,000 of which were held by Kevin Troy, a Shareholder and advisor to the Company, and the Company reduced the remaining exercise period of such options from nine years to 90 days. In addition, the Company reduced from approximately $0.33 per share to $0.25 per share the exercise price of options to purchase an aggregate of 585,000 shares of Common Stock, 450,000 of which were held by Mr. Foster and the remaining 135,000 of which were held by Mr. Troy, and the Company reduced the remaining exercise period of such options from nine years to 90 days. The market value of the Common Stock was $0.50 per share on December 20, 1994. The options were granted to Mr. Foster as part of his compensation for serving as an executive officer of the Company and to Mr. Troy as compensation for serving as an advisor to the Company. All of these options were exercised during the last quarter of the Company's 1995 fiscal year. The Company reduced the exercise price and the exercise period of the options at a time when continued construction of the Long Beach club was in jeopardy because of insufficient capital and the Company had exhausted all available resources for raising cash immediately. The Company reduced the exercise price and the exercise period of the stock options as a last resort to raise capital and has not reduced the exercise price or exercise period of stock options or warrants held by an executive officer or member of the Board in order to raise capital at any other time during the last three years. By offering the reduced exercise price and exercise period only for stock options held by controlling persons of the Company, the Company eliminated the time and expense associated with putting the matter to a vote of Shareholders and increased the likelihood that the reduced price and period in fact would result in an exercise of the options and, therefore, in the desired capital infusion.


         Under the Stock Option Plans, the Company issues to its management from time to time options to purchase shares of Common Stock as part of management's compensation. Other than the exercise by Mr. Foster described above, no current executive officer or member of the Board has exercised stock options since February 1994. See "Market Information."



         Current Effects of Borrowings and Equity Financing. Of the $3,680,465 borrowed by the Company since it began its billiard club business, an aggregate of approximately $2,716,721 was outstanding as of March 31, 1997. This amount, which is represented by twelve loans and nine leases, bears interest at annual rates ranging from seven to 25 percent. Based on the Company's current cash shortage, there can be no assurance that it will have sufficient working capital in the future to make the scheduled payments with respect to the foregoing indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make the required payments on obligations secured by the assets or stock of the subsidiaries through which the Company owns the relevant clubs, the Company could lose its interests in these clubs as discussed above under "Bank and Equipment Lease Financing," "Shareholder Loans" and "Seller, Landlord and Municipal Financing." These obligations and contingent liabilities, as well as the lenders' recourse in the event of the Company's default under the loans, will continue in the Surviving Company if the Proposal is approved by the Shareholders and the Merger is consummated unless such obligations are refinanced. It is a condition to Holdings' and Sub's obligation to effect the Merger that the Company refinance its existing debt. See "Proposal to Approve the Merger -- Conditions to the Merger."


         None of the Company's obligations to provide the guaranteed returns and original buy-outs associated with the Champaign, Worcester and Annapolis Limited Partnerships has matured as of the date of this Proxy Statement. There can be no assurance that the Company will have sufficient working capital in the future to meet these obligations when they do mature or when they become exercisable. The Company's failure to honor these commitments could result in investor suits to obtain the guaranteed returns or buy-outs. All of these obligations, as well as the investors' rights to sue in the event that the Company fails to satisfy such obligations, will continue in the Surviving Company if the Proposal is approved by the Shareholders and the Merger is consummated. In addition, the Board believes that the existence of the guaranteed returns, buy-outs and registration rights is itself depressing the price of the Common Stock and inhibiting the Company's ability to raise capital and will continue to have this effect, whether or not the Company is a "public company" or a "private company," as long as these rights remain pending and unsatisfied. The Board's belief is based on the fact that, at the present time, there is no reasonable prospect that the Company will be able to satisfy its obligations relating to the guaranteed returns or buy-outs. In addition, the Board has based its conclusion on the fact that the Common Stock is an illiquid security that is experiencing a decline in market value.


         While the Company has raised approximately $3,255,465 in funds (excluding landlord contributions) for working capital for the acquisition and/or construction of its ten existing clubs, as described above, it has not raised sufficient capital to enable it to expand in accordance with its business plans. In addition, the site locations for most of the Company's clubs have in large part been dictated by the availability of seller, landlord and municipal financing. The Company has not been able to develop sites in other more attractive areas where such financing has not been available. The Company's reliance on this type of financing has resulted in the encumbrance of the assets and/or stock of all of the subsidiaries through which it owns its billiard clubs. All of the Company's assets are pledged as collateral. None of the Company's assets are available for future or subordinate level pledges without the consent of the primary lenders. The unavailability of such collateral has, in turn, contributed to the Company's difficulty in obtaining bank and equipment lease financing. Further, the Company's history of poor performance has inhibited its ability to raise capital through the private placement of its securities or the securities of its subsidiaries.


         The Board believes that the Company's inability to raise capital has significantly contributed to the fact that the Company has experienced net losses for all but one of the past six years, and such lack of profit, in turn, has prevented the Company from significantly improving its position in the upscale billiard club market through expansion and development. Management believes that there are a number of markets in which the Company could have achieved market dominance or acquired a more substantial share of the market if the Company had sufficient capital either to enter the market earlier or to commence and expand its operations in that market at an earlier date. Because the Company has instead had limited amounts of capital available, it has had to expand the number of clubs that it operates slowly, and the construction of those clubs has, in some cases, been delayed due to lack of funds at a particular time. Such delays, in some instances, have required the Company to pay rent prior to commencement of operations at those clubs, which resulted in increased expense for the Company without any offsetting increase in operating income. Consequently, delays resulting in the payment of pre-opening rent have had a direct impact on the costs associated with developing the clubs. The Board believes that the value of the Common Stock also has been depressed due to the Company's failure to achieve profitable operations on a continuing basis. As a result, the Company's ability to raise capital through the public or private sale of its Common Stock or other equity securities has been limited.



         By late 1994, for the reasons discussed above, the Board believed that it was no longer prudent for the Company to continue to seek short-term financing on terms that could not be considered favorable to the Company due to the anticipated difficulty of repaying such loans as a result of the Company's slow or nonexistent growth in assets and income and the increasing level of competition from better capitalized entities. The terms of any financing available to the Company at that time and at the present time was and continues to be such that the Company's acceptance of financing on such terms would place the Company at a competitive disadvantage in terms of its debt obligations and available capital. At a Board meeting held on December 20, 1994, the Board determined that it might be appropriate for the Company to consider eliminating its status as a "public company," in part because, as a "private company," the Company could reduce certain costs associated with complying with the federal securities laws. The Company estimates that this cost savings would be approximately $109,500 per year. In addition, the Company's status as a private company could cause the Company to be more attractive to the types of well-capitalized and sophisticated investors that are willing to invest substantial amounts of capital in an enterprise. In the experience of certain members of the Board, investors generally are not willing to commit significant amounts of capital to an enterprise that, like the Company, does not have a history of profitable operations unless the number of shareholders is relatively small and composed primarily of individuals who either are actively involved in the operations of the Company or are family members of such persons. Further, management of the Company believes that the additional disclosure obligations of a public company under the federal securities laws regarding company operations, stock ownership and compensation of, or payments to, persons with a significant investment in the company are often unacceptable to investors that are considering a substantial investment in such a company. The Board believes that the Company could be an attractive investment, even at this time, because the infusion of additional capital would enable the Company to expand its business and thereby increase the likelihood that the Company will become profitable, due in part to the Company's ability, as a larger company, to achieve economies of scale. However, a substantial investment in a company, such as the Company, that does not have a history of profitable operations, but whose prior operating history and relative position in its markets indicate that a significant infusion of capital could produce profitable operating results on a consistent basis in the future, may be more likely to prove profitable (and, therefore, may be more attractive to a potential investor) if the company is a private company.


         At the request of the Board, Mr. Foster agreed to explore the feasibility and potential benefits of causing the Company to become a private company.

         At a meeting on January 23, 1995, the Board specifically considered eliminating the Company's status as a public company. The Board believes that the elimination of the Company's status as a publicly held company would provide the Company with greater flexibility in structuring financing arrangements and attracting additional potential sources of capital. For example, the Board believes that, as a private company, the Company might be better able to attract investors that are willing to invest significant amounts in the Company for the reasons discussed above. In addition, this change in the Company's status would allow the Company to reduce or eliminate certain costs associated with its status as a public company. Such costs include those incurred to pay the Transfer Agent (approximately $6,000 per year); those required to communicate with the approximately 2,200 Shareholders (approximately $28,500 per year); and those required to make the necessary filings with, and otherwise comply with the regulations of, the Securities and Exchange Commission (the "Commission") and The NASDAQ SmallCap Market, including legal fees and expenses (approximately $75,000 per year). The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $109,500. See "Purposes and Reasons for the Merger," below.


         At the January 23, 1995 Board meeting, Mr. Foster recommended that the Company retain Bannon & Co., Inc. ("Bannon") to evaluate the Company in connection with the Company's consideration of becoming a private company because of Bannon's experience with entertainment entities and its reasonable quoted fees. Mr. Foster became aware of the financial services provided by Bannon through Douglas M. Suliman, Jr., an agent of Hampshire Securities Corporation (the "Placement Agent"). For a discussion of how Mr. Foster became acquainted with Mr. Suliman, see "Alternatives Considered," below. Mr. Foster then presented to the Board information regarding the qualifications and fees of Bannon, which Mr. Foster had obtained by contacting Bannon directly, at the suggestion of Mr. Suliman. Mr. Foster had no prior contact or relationship with Bannon before he contacted Bannon to obtain such information. Upon Mr. Foster's request for additional valuation experts, John L. Kidde suggested that the Board consider Brown, Brothers, Harriman & Co. and Layne Weggeland. The Board authorized Mr. Foster to obtain information regarding the qualifications and fees of these two valuation experts and to select, in consultation with the other directors as appropriate, the most suitable of the three experts to present an opinion to the Board. The Board also authorized the Company to pay all reasonable fees and expenses incurred by the expert selected in connection with the engagement. The Board did not establish any parameters with respect to the fees to be incurred by the expert.


         Each of the two experts referred to the Board by Mr. Kidde advised Mr. Foster that the firm would be unable to undertake the engagement, without offering any specific reason for that decision. Although Mr. Foster contacted certain other experts in the industry who were recommended by the two experts originally referred by Mr. Kidde, these individuals or organizations were, in the opinion of Mr. Foster, understaffed or had relatively insufficient experience to complete the evaluation properly. Consequently, in March 1995, Mr. Foster engaged Bannon to undertake a study to enable it to render, as an independent third party, a preliminary opinion with respect to the Merger Payment and present a preliminary fairness opinion to the Board. Except as described above, there were no contacts between Bannon and the Company and its affiliates regarding the hiring of Bannon to present a preliminary fairness opinion to the Board. See "Special Factors -- Preliminary Opinion of Bannon."



         Alternatives Considered. After Mr. Foster selected Bannon, the Board began an analysis of methods of structuring a transaction that would have the effect of eliminating the Company's status as a publicly held company while maximizing Shareholder value. At meetings held on April 4, and October 2, 1995, the Board considered continuing to operate the Company with its current capital structure as a public company. The Board rejected this alternative primarily because of the Company's history of poor performance and the Board's belief that the Company's status as a private company would reduce certain expenses associated with its current public status and provide the Company with greater flexibility in structuring financing arrangements and attracting additional potential sources of capital.



         The Board also considered whether it would be prudent to sell the Company at this time. The Company has received only one bid in the last three years. On August 11, 1994, the Company received an unsolicited letter via facsimile from On Cue Limited ("On Cue") in which On Cue merely indicated (i) that it operated four billiard club restaurants in Canada, (ii) that its shares were listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and (iii) that it proposed to exchange shares of Common Stock for shares of On Cue in a transaction that, prior to expenses and based on the then-trading value of the common stock of On Cue, would have had a value of approximately $1.25 per share. Immediately thereafter, in an effort to evaluate the relative merits of the proposal, Mr. Foster, on behalf of the Company, contacted On Cue and requested copies of recent financial statements of On Cue, as well as any other documents that On Cue had available that would provide the Company information about On Cue's business, with which the Company had no familiarity. On September 13, 1994, Mr. Foster sent On Cue a brochure describing the Company's business. In addition, Mr. Foster asked an employee of the Company to contact the Commission and NASDAQ to ascertain whether any securities of On Cue were registered or listed thereon. The employee learned that no securities of On Cue had ever been registered with the Commission or listed on NASDAQ. Despite additional calls placed by Mr. Foster during the next few weeks to follow up with On Cue with respect to the proposal, On Cue has never responded to the Company's inquiries. The Company has no knowledge of any reason or reasons for On Cue's failure to provide the information that Mr. Foster requested and failure to contact the Company to discuss the proposal further.


         Although the Board has not solicited bids for the sale of the Company's assets during the past two years nor received any other bids during this time, the Board believes that the Company has little resale value because of the nature of the Company's assets, which are primarily comprised of leasehold interests in the billiard clubs that the Company operates, as well as equipment and furniture. These clubs are not readily convertible to other uses, and without an agreement by the Company or the managers of the clubs to continue operating these clubs, the clubs, the leasehold interests and the equipment and furniture held by the Company have relatively low resale value even if sold to a competitor of the Company that would take over operations of the clubs. In particular, the Board believes that a sale of the Company's assets, with the accompanying expenses, would be unlikely to result in a net distribution to Shareholders of an amount as great as the Merger Payment. For these reasons, the Board believes that it can structure a transaction likely to yield greater distributions to the Shareholders than any distributions they would receive if the Company were sold. The Board's view on this matter took into account the Company's receipt of the unsolicited share exchange proposal from On Cue. The Company never received any information from On Cue to enable the Company to evaluate the relative merits of the proposal, including the basis for On Cue's determination of the exchange value of $1.25 per share, and the Company was unable to locate any information about On Cue through its own investigations. In addition, On Cue failed to respond to Mr. Foster's efforts to discuss the proposal. Consequently, because On Cue took no affirmative steps after it sent the initial letter to the Company to indicate that it was serious about engaging in a transaction with the Company, the Board believes that it is inadvisable to consider the proposal an indication of the Company's resale value or to consider that the Company's consummation of a transaction with On Cue would have resulted in greater distributions to the Shareholders than the Merger Payment. In fact, the Company's experience with On Cue (in which the entity initiating a bid on an unsolicited basis lacked the interest necessary to pursue the matter) led the Board to conclude that it was likely to be unproductive to invest Company resources in seeking additional bids for the Company in order to assist the Board in determining the Company's value. Even if the Company had obtained one or more additional bids for the Company, it would be necessary for the Board to assess the likelihood that any particular bid could result in a sale of the Company on terms acceptable to all parties in order to utilize the bids as a measure of the value of the Company.



         At the meeting held on April 4, 1995, the Board made an informal, initial determination that Shareholders should be paid approximately $0.50 per share in any transaction that the Board structured that would have the effect of eliminating the Company's status as a publicly held company. For a discussion of the Board's determination of this distribution amount, see "Payments to the Non-Continuing Shareholders," below.


         In light of the Board's belief that it is not in the best interests of the Company and the Shareholders to sell the Company at this time, the Board considered transactions at the meeting held on October 2, 1995 that could have the effect of taking the Company private, but would retain the interest in the Company or any successor to the Company of certain Shareholders. The Board considered (i) a tender offer by the Company, (ii) a tender offer by the Company and a subsequent merger of the Company into a newly formed company to eliminate any non-tendering Shareholders that the Company did not want to have a continuing interest in the Company, and (iii) a merger of the Company into a newly formed corporation organized for that purpose.


         The Board rejected the first alternative as impractical because there could be no assurance that any Shareholders would elect to tender their Common Stock to the Company. Further, in light of its recent difficulty in obtaining financing from financial institutions and other sources, it was unlikely that the Company could obtain financing sufficient to acquire all of the tendered Common Stock. Because the Board had determined that it was in the best interest of the Company and the Shareholders for the Company to become a private company not subject to the provisions of the federal securities laws and regulations relating to the operation of public entities, the Board did not believe that it was advisable or in the interest of the Shareholders to undertake a transaction in which the Company would incur significant expense but would have no assurance that, even if a majority of the Shareholders supported the transaction by tendering their Common Stock to the Company, the transaction would accomplish its purpose. If the transaction were not sufficient to enable the Company to become a private company, the Company would have incurred the expense associated with a transaction of this type but would be required to continue to incur additional expenses to satisfy the additional recordkeeping requirements associated with operating the Company as a public company that is subject to the provisions of the federal securities laws and regulations relating to the operation of public entities. The second alternative was rejected because, while it could terminate the interests of all Shareholders in the Company, it would be a protracted and costly process. After reviewing these alternatives, the Board unanimously determined that a merger would be the most efficient method for taking the Company private and paying some Shareholders a fair price for their interests in the Company, as well as retaining the interests of certain other Shareholders in the Company or a successor to the Company.


         At the October 2, 1995 meeting, the Board initially determined that Shareholders that beneficially own at least 101,000 shares of Common Stock should receive shares of common stock of the surviving corporation in the merger so that the merger would satisfy one of the requirements necessary for the merger to have no federal income tax consequences to the Company. One of the conditions for such tax-free treatment is that after the merger, the Shareholders, as a group, maintain a significant continuing equity interest in the surviving company. The Board was advised by its tax advisor, Shaw, Pittman, Potts & Trowbridge, that this continuity requirement would be satisfied if Shareholders, as a group, receive shares of common stock in the surviving company in the merger with a value equal to at least 48 percent of the value of the Common Stock surrendered in the merger. After reviewing the Company's Shareholder records, the Board determined that it could satisfy this requirement if it set a 101,000-share threshold for those receiving shares of common stock of the surviving corporation in the merger. However, despite this continuity requirement, the Board decided to also give Shareholders that beneficially own at least 101,000 shares of Common Stock the option to liquidate their investment in the Company in the merger. In addition, the Board decided that certain employees should receive shares of common stock in the surviving company and that unexercised warrants and options should be aggregated with shares of Common Stock held by an employee in determining whether or not the employee would continue as a shareholder in the surviving company because the options and warrants held by Company employees had primarily been granted to the employees as additional compensation or bonuses for their services. For this reason, and because certain of the options and warrants were not exercisable at the time of the Board's deliberations on this matter, the Board determined that it was appropriate, and consistent with the compensation associated with the granting of such options and warrants, to include such options and warrants in determining the number of shares held by the employee for purposes of determining whether the employee would continue as a shareholder in the surviving company. Shaw, Pittman, Potts & Trowbridge advised the Board that the stock options and warrants of its employees could not be considered for purposes of satisfying the continuity requirement. A total of twelve Shareholders either beneficially owned at least 101,000 shares of Common Stock or could have owned 101,000 shares of Common Stock when their unexecuted warrants and options were aggregated with the shares of Common Stock owned by them as set forth above when the Board considered this matter.


         At the meeting held on October 2, 1995, the Board also discussed potential sources of financing for the merger. At the suggestion of Mr. Foster, the Board authorized the Company to retain Island Partners, Ltd. ("Island") to structure a transaction designed to raise funds to be used for the consideration to be paid in the merger. Mr. Foster was introduced to Douglas M. Suliman, Jr. of Island over two years ago by a mutual friend who works in the entertainment industry in Boston, Massachusetts. After this introduction, Mr. Foster had meetings with Mr. Suliman to discuss his experience in raising capital, particularly his success in raising funds for an entity in the restaurant industry. Mr. Foster then contacted two of Mr. Suliman's references, each of whom confirmed that Mr. Suliman had been successful in his capital raising efforts. Based on Mr. Suliman's qualifications, Mr. Foster recommended to the Board that the Company hire Island to assist the Company with the Company's efforts to raise funds. Mr. Foster had no prior contact or relationship with Mr. Suliman or Island prior to the initial introduction over two years ago.



         In March 1996, Mr. Suliman became an agent of Hampshire Securities Corporation (i.e., the Placement Agent). On April 29, 1996, the Board authorized the Company to retain Hampshire Securities Corporation, a New York corporation that specializes in underwriting private placements of debt and equity and public offerings of small and medium-sized companies and providing such companies with business valuations and strategic advice on non-recurring transactions such as mergers and acquisitions and restructurings, to assist the Company in raising $6,000,000 to $12,000,000 in gross proceeds to be used for the Merger Payments, working capital and the development of additional billiard clubs. The Board had initially authorized the Company to retain Island because of the experience and success of Mr. Suliman, one of its principals, particularly his success in raising capital for an entity in the restaurant industry. Once Mr. Suliman became affiliated with the Placement Agent, which has had success in raising capital for small and medium-sized companies in the entertainment/leisure industry, the Board believed that it was advisable to retain the Placement Agent. The Company had no prior contact or relationship with the Placement Agent before the Company retained the Placement Agent on May 23, 1996. The Company's prior contacts with Mr. Suliman are discussed above. See "Financing of the Merger."



          At the meeting on October 2, 1995, Bannon presented its preliminary fairness opinion to the Board. See "Preliminary Opinion of Bannon," below.



         In its consideration of the timing and structure of the merger at the October 2, 1995 meeting, the Board reviewed the Company's guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its affiliates to determine what impact, if any, the merger would have on such obligations. See "Current Effects of Borrowings and Equity Financing," above and "Financial Statements of the Company." The Board determined that all of the obligations that the

Company undertook in connection with these private placements would continue in the surviving company if the merger were consummated regardless of the fact that the surviving company would not be a public company. However, the investors in the private placements would be unable to effectively exercise their registration rights without the Company's re-registration of its securities under the federal securities laws (which the Company has no present intention of doing) because the Common Stock would be deregistered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and delisted from The NASDAQ SmallCap Market under the terms of the merger. The inability of investors to effectively exercise their registration rights and/or the loss of their expectation to have rights or interests in a public company could result in a suit by any of them against the surviving company in the merger.




         The Placement Agent commenced an offering of preferred stock of Holdings on June 13, 1996 by mailing a private placement memorandum dated June 10, 1996 (the "Private Placement Memo") to a total of 20 institutional investors. Eight of these institutional investors declined an interest in the private placement without a meeting. Meetings were held with twelve of the prospective investors. The Company's management made presentations at six of these meetings, and the Placement Agent met alone with six prospective investors. Of the twelve that met with the Company and/or the Placement Agent, six declined an interest in the private placement, and the remaining six engaged in further discussions with the Company and/or the Placement Agent from June 1996 to March 1997. Among this group was Childs, which had previously been in discussions with the Company, as set forth below. The Childs Group expressed an interest in investing $12,000,000 in Holdings. No other single prospective investor or group of prospective investors was willing to invest $12,000,000 in Holdings. Two of the potential investors each expressed an interest in leading a group of unrelated investors that would invest up to $6,000,000 in Holdings. The Company did not continue discussions with these two lead investors after the Childs Group expressed an interest in investing twice as much in Holdings as either of these two potential lead investors were interested in investing. In addition, the Company ended its discussions with the two potential lead investors because it believed that its transaction costs would be greater if it had to negotiate with a group of unrelated investors as opposed to a single investor or a group of related investors. While three other investors engaged in further discussions with the Placement Agent, none of them indicated an amount that they were willing to invest in Holdings prior to the point at which the Childs Group expressed a willingness to invest $12,000,000 in Holdings. Once the Childs Group indicated its interest and began discussions with the Company, the Placement Agent discontinued its discussions with these three potential investors.



         The Board of Directors held a meeting on March 11, 1997 to authorize the Company to enter into a non-binding letter of intent with Childs whereby the parties proposed the Merger, the Corporate Formation and the Private Placement. In addition, the Board of Directors authorized John L. Kidde, who is an independent director of the Company, to perform the functions of a special committee of the Board, including the negotiation of the Merger Agreement, the Purchase Agreement and other related agreements with the Childs Group, and the coordination of the relationship between the Company and Bannon and any other financial advisor or analyst that the Company might engage. Mr. Kidde was designated to serve this function to protect the interests of those persons unaffiliated with the Company. The Board also discussed its belief that the Merger Payment continued to be a fair price in view of the February 7, 1997 letter that the Company received from The NASDAQ SmallCap Market notifying the Company that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days, and in view of the Company's continued poor financial performance. See "Special Factors -Background of the Merger -- General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


         On March 31, 1997, the Board of Directors authorized Mr. Kidde to engage Stonebridge Associates, LLC ("Stonebridge") to render an opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the Non-Continuing Shareholders in the Merger. See "Special Factors -- Opinion of Stonebridge." The Company and Bannon anticipated that the Company would engage Bannon to render a final opinion immediately prior to the mailing of this Proxy Statement to the Shareholders. When the Company contacted Bannon in March 1997 to discuss the terms under which Bannon would render the final opinion, the Company learned that Bannon had become affiliated with another entity. As a result of that affiliation and the lapse of time, Bannon indicated that it would be unable to render the final opinion within the price range that the Company and Bannon had discussed when Bannon was originally engaged in March 1995. Consequently, the Company engaged Stonebridge on April 4, 1997.


         In February 1996, Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, was introduced to Childs by an individual who had been referred to the Company by a personal friend of Mr. Foster. An initial meeting was arranged with Childs, at which Mr. Foster, Mr. Smith and the Placement Agent (at the invitation of the Company) were present. Childs has made a commitment to purchase $12,000,000 of Preferred Stock in the Private Placement, pursuant to the terms and conditions of the Purchase Agreement. If the Merger is approved by the Shareholders, subject to the terms and conditions of the Purchase Agreement, the Private Placement will be consummated immediately prior to consummation of the Merger. See "Financing of the Merger."


         The Board, after consultation with the Placement Agent and after consultation and negotiation with Childs, has structured the Merger as proposed herein so that (i) Sub will be merged with and into the Company, and the Company will be the Surviving Company in the Merger; (ii) each share of Common Stock held by Non-Continuing Shareholders will be converted into the right to receive the Merger Payment of $0.50 in cash, without interest; (iii) each share of common stock of Sub owned by Holdings will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company; (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Continuing Warrant Holder will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions; (v) each warrant to purchase a share or shares of

Common Stock held immediately prior to consummation of the Merger by a Non-Continuing Warrant Holder will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercisable, upon payment of the exercise price for each such share; and (vi) each Current Management Company Option outstanding immediately prior to consummation of the Merger will be exchanged for an option to receive a Holdings Management Option. In addition, if the Merger is approved by the Shareholders, subject to the terms and conditions of the Purchase Agreement, immediately prior to consummation of the Merger, the Continuing Shareholders will participate in the Corporate Formation and the Private Placement will be consummated. The Board also decided to offer to repurchase each stock option to purchase a share or shares of Common Stock that is held by a former director, officer or employee of the Company (a "Former Management Company Option") for a purchase price of $0.50 for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share.



         While the Board had determined at its meeting on October 2, 1995, as discussed above, that Shareholders owning more than 101,000 shares of Common Stock and certain employees of the Company should continue as shareholders in the surviving company in a merger, the Board decided, after consultation with Childs and the Placement Agent, that the Merger, as proposed herein, should be structured so that certain persons with whom the Company has ongoing relationships would be shareholders in Holdings and holders of Holdings stock options and warrants. In addition, after the initial draft of this Proxy Statement was filed with the Commission in 1995, the Company was contacted by certain Shareholders who owned more than 101,000 shares of Common Stock who expressed an interest to have their investment in the Company liquidated in any merger in which the Company engaged. The Company also considered these Shareholders when it decided, in consultation with the Childs Group and the Placement Agent, to liquidate the investment of most of its Shareholders through the combination of the Merger and the Corporate Formation to facilitate the contribution of new capital to the Company and to offer those Shareholders, warrant holders and option holders that do not have ongoing relationships with the Company a fair price for their interests. A condition of the Childs Group's letter of intent was to liquidate the investment of most of the Shareholders and to retain only a small number of Shareholders that have ongoing relationships with the Company.


         The following persons who have ongoing relationships with the Company were selected as Continuing Shareholders: Steven L. Foster, Steven Rubin, Kevin Troy, Kerry Breitbart, Warren Berman, William Hurlin and The Blind Trust UDT 3/26/93.



         The following persons who have ongoing relationships with the Company were selected by the Company as Continuing Warrant Holders: Kerry Brietbart, The Blind Trust UDT 3/26/93 and the landlord of the Seattle billiard club.



         The following persons who have ongoing relationships with the Company were selected to receive Holdings Management Options: King Cole, Cary S. Toland, Patricia

Ambur, Steven L. Meltzer, Donald Leopold, John L. Kidde, Steven L. Foster, Kevin Troy, Daniel M. Smith, Stephen M. Weis and Ron Widman.



         Steven L. Meltzer is a partner in Shaw, Pittman, Potts & Trowbridge, which is general counsel to the Company. The Company awarded Mr. Meltzer an aggregate of 20,000 Current Management Company Options from 1988 through 1991 as compensation for his service as a member of the Board of Directors of the Company and as an advisor to the Board. Mr. Meltzer resigned from the Board as a director in 1990.



         In addition to the exchange of each share of Common Stock by the Continuing Shareholders for one share of common stock of Holdings and the receipt by Continuing Shareholders of Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings, pursuant to the Corporate Formation, Holdings will issue Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings to the Other Option Holders, and Holdings will lend funds to the Borrowers. The Other Option Holders are: Steven L. Foster, Daniel M. Smith, Steven M. Weis, Kevin Troy, Steven Rubin and Kerry Breitbart. In addition, the Borrowers are Steven
L. Foster and Kevin Troy.



         Payments to the Non-Continuing Shareholders


         At its meeting on April 4, 1995, the Board made a preliminary determination that Shareholders should receive a distribution of approximately $0.50 per share of Common Stock in any transaction that would have the effect of eliminating the Company's status as a publicly held company. The Board based this determination on the market value of the Common Stock at that time, which the Board believes is a reasonable and reliable measure of the value of the Common Stock. During the first three months of 1995, the average of high and low bid prices of the Common Stock, as reported by The NASDAQ SmallCap Market, was $0.53 per share. In light of such market value, the Board determined that a distribution of $0.50 per share would be fair, subject to the Board's review of the preliminary fairness opinion to be provided by Bannon.


         The Board then evaluated the preliminary fairness opinion, presented to it by Bannon on October 2, 1995, that the proposed Merger Payment of $0.50 per share was fair to the Non-Continuing Shareholders, as of October 2, 1995. The Board also considered the fact that the Common Stock had not traded above $0.50 per share since March 16, 1995. In light of the foregoing, the Board determined at its October 2, 1995 meeting that the Merger Payment was fair to the Non-Continuing Shareholders. See "Special Factors -Preliminary Opinion of Bannon."


         For the reasons discussed above under "Alternatives Considered," the Board did not solicit bids for the sale of the Company's assets in connection with its determination of the Merger Payment, despite the Company's receipt of the unsolicited share exchange proposal from On Cue.

         At its March 11, 1997 meeting, the Board determined that the Merger Payment continues to be fair to the Non-Continuing Shareholders because of the February 7, 1997 letter that the Company received from The NASDAQ SmallCap Market notifying the Company that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days, and because of the Company's continued poor financial performance. See "Special Factors -- Background of the Merger -- General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." During the 52-week period ending April 22, 1997, the date on which Stonebridge rendered its fairness opinion, the Common Stock traded in the range of $0.09 to $0.38 per share.


         Preliminary Opinion of Bannon


         On October 2, 1995, Bannon presented its preliminary opinion, subject to review and revision, to the Board that the proposed Merger Payment of $0.50 per share was fair to the Non-Continuing Shareholders, as of October 2, 1995. Bannon was not retained to provide, and did not provide, any advice as to the fairness of the Merger to any of the Continuing Shareholders, including those Continuing Shareholders who are not controlling persons of the Company.

         Bannon provides investment banking, strategic planning and financial advisory services to companies primarily in the media and entertainment industries. Bannon, as part of its investment banking activities, is continually engaged in the valuations of businesses and their securities, principally in the media and entertainment industries. Bannon is based in Beverly Hills, California. As of the date of this Proxy Statement, Bannon and its controlling persons do not beneficially own any equity securities of the Company. Neither Bannon nor its controlling persons has ever had any relationship with the Company or any of its controlling persons.


         The Board selected Bannon based on its qualifications and experience, particularly its familiarity with entertainment entities and its lack of potential conflicts of interest, as well as its reasonable quoted fees. Bannon was retained for the limited purpose of rendering a preliminary opinion, subject to review and revision, to the Board as to the fairness of the Merger Payment to the Non-Continuing Shareholders. The Board did not give any instructions to or impose any limitations on Bannon in connection with rendering its preliminary fairness opinion. The Board did not retain Bannon to market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any shares of Common Stock, and Bannon did not market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any such shares, in connection with rendering the preliminary fairness opinion. In connection with the engagement, Bannon did not make an independent evaluation or appraisal of the assets or liabilities of the Company (or its affiliates), and the Company did not furnish Bannon any such evaluation or appraisal.


         In March 1995, Mr. Foster, acting on behalf of the Company in his capacity as Chairman of the Board, engaged Bannon to undertake a study to enable it to render a preliminary opinion to the Board with respect to the proposed Merger Payment. In addition, the Company agreed to pay all reasonable fees and expenses incurred by Bannon in connection with providing such opinion. Except as described above, there were no business contacts between Bannon and the Company and its affiliates regarding the engagement of Bannon.



         In conducting its analysis and arriving at its preliminary opinion, Bannon considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the financial projections provided to it by the Company for the Company's 1996 fiscal year; and (iii) the historical and current market for the Common Stock and for the equity securities of certain other publicly traded companies that Bannon determined were comparable in certain limited respects to the Company. Bannon also took into account its assessment of general economic, market and financial conditions and its knowledge of the entertainment industry as well as its experience in connection with similar transactions and securities valuation generally. Bannon's preliminary opinion was based on conditions as they existed and could be evaluated on October 2, 1995, the date of its preliminary opinion. In rendering its preliminary opinion, Bannon reviewed, among other things, certain publicly available information relating to the Company and performed such studies and analyses as it considered appropriate, including, among other things, a comparison of the financial and operational results and certain other financial and stock market information of the Company with similar information of certain comparable companies.


         Bannon relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by Bannon for the purposes of its preliminary opinion. With respect to any financial forecasts, Bannon assumed that they had been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company as to the expected future financial performance of the Company.


         In connection with a presentation to the Board on October 2, 1995, Bannon advised the Board that, in evaluating the consideration to be received in a merger by the Non-Continuing Shareholders, Bannon had performed a variety of financial analyses with respect to the Company.


         Bannon reviewed with the Board for background purposes certain aspects of the financial performance of the Company, including revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for fiscal years 1992, 1993, 1994 and 1995 and during the latest twelve months ended June 30, 1995 ("LTM"), as well as management projections for fiscal year 1996 (calculated as of September 11, 1995). Bannon also reviewed with the Board certain information concerning the trading prices and volumes of trading of the Common Stock through September 29, 1995. Bannon observed that the Merger Payment represented approximately a 60 percent premium over the trading price of the Common Stock on September 29, 1995. Bannon also reviewed with the Board certain publicly available financial, operating and stock market information for the Company and for certain comparable companies.

          The foregoing summary does not purport to be a complete description of the analyses performed by Bannon. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Bannon believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Bannon, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Bannon and of its preliminary opinion. Bannon made no attempt to assign specific weights to particular analyses. Any estimates contained in Bannon's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.


         Based on the foregoing, on October 2, 1995, Bannon delivered to the Board its preliminary opinion, subject to review and revision, that the proposed Merger Payment of $0.50 per share was fair to the Non-Continuing Shareholders, as of October 2, 1995. For its services in rendering its preliminary opinion, the Company paid Bannon a $75,000 fee and reimbursed Bannon for out-of-pocket expenses totaling $5,090, which consisted of $3,599 in travel expenses, $715 in legal expenses and $776 in miscellaneous expenses.


         The Company and Bannon anticipated that the Company would engage Bannon to render a final opinion immediately prior to the mailing of this Proxy Statement to the Shareholders. When the Company contacted Bannon in March 1997 to discuss the terms under which Bannon would render the final opinion, the Company learned that Bannon had become affiliated with another entity. As a result of that affiliation and the lapse of time, Bannon indicated that it would be unable to render the final opinion within the price range that the Company and Bannon had discussed when Bannon was originally engaged in March 1995. Consequently, the Company decided to engage Stonebridge.


         Opinion of Stonebridge


         Stonebridge is a private investment bank that specializes in providing a broad range of corporate finance services to middle market and emerging growth companies. Its primary areas of focus include mergers and acquisitions, divestitures and private placements of debt and equity securities, as well as related corporate advisory services such as fairness opinions, valuations and restructurings and recapitalizations. Stonebridge, as part of these investment banking services, is regularly engaged in the valuation of businesses and their securities. Stonebridge is based in Boston, Massachusetts.


         The Board and Mr. Kidde retained Stonebridge primarily based on Stonebridge's qualifications and experience for the limited purpose of rendering an opinion, as investment bankers to the Board and Mr. Kidde, as to the fairness, from a financial point of view, of the Merger Payment to the Non-Continuing Shareholders. Stonebridge was not retained to market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any shares of Common Stock, and Stonebridge did not market the

Company or solicit indications of interest or negotiate with any party with respect to the acquisition of any such shares in connection with the rendering of its opinion.


         Stonebridge rendered to the Board and Mr. Kidde on April 22, 1997 an oral and written opinion to the effect that, as of the date of such opinion and based upon and subject to certain assumptions, the Merger Payment was fair, from a financial point of view, to the Non-Continuing Shareholders. The full text of the written opinion of Stonebridge, dated April 22, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is included as Appendix B to this Proxy Statement and incorporated herein by reference. The Non-Continuing Shareholders are urged to read that opinion carefully in its entirety. The opinion is directed only to the fairness of the Merger Payment to the Non-Continuing Shareholders from a financial point of view and has been provided for the use of the Board in its evaluation of the Merger and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote at the Special Meeting. The summary of the opinion of Stonebridge set forth in this Proxy Statement is a description of the material aspects of the opinion and is qualified in its entirety by reference to the full text of such opinion.


           In rendering its opinion, Stonebridge took into account its assessment of general economic, market, financial and other conditions, as well as its experience in connection with similar transactions and securities evaluation, generally. The opinion was necessarily based upon conditions as they existed and could be evaluated as of the date of the opinion. Stonebridge was not engaged to solicit, and did not solicit, potential purchasers for the Company, and did not consider specific alternative transactions involving the Company. For the purposes of rendering its opinion, Stonebridge assumed that all conditions precedent to the consummation of the Merger would be satisfied and accordingly expressed no opinion as to the likelihood that the Merger would be consummated.


           In connection with rendering its opinion, Stonebridge reviewed and examined, among other items, the following: (i) a draft of the Merger Agreement, dated April 14, 1997, (ii) a draft of this Proxy Statement, dated April 18, 1997, (iii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K and proxy statements of the Company for each of the fiscal years in the three-year period ended March 31, 1996, Quarterly Reports on Form 10-Q of the Company for the quarters ended December 31, 1996, September 30, 1996 and June 30, 1996 and Form 8-K dated March 13, 1997 and filed on March 17, 1997, (iv) monthly unaudited financial statements of the Company for each of the eleven months ended February 28, 1997, (v) financial and operating information with respect to the business, operations and prospects of the Company, (vi) certain internal business plans and financial forecasts prepared by the management of the Company, and (vii) certain publicly available information concerning other entertainment and theme restaurant companies, the trading markets for such companies' securities and the nature and terms of certain other merger and acquisition transactions that Stonebridge believed to be relevant to its inquiry. During the course of its review, Stonebridge met and had discussions with the management of the Company concerning the Company's business, operations, assets, liabilities, present financial condition, the general condition and future prospects for the businesses in which it is engaged and other matters which Stonebridge believed to be relevant.


           In its review and examination and in arriving at its opinion, Stonebridge assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information that was available to it from public sources, or that was provided to it by the Company or its representatives. Stonebridge did not make, nor has it obtained, any independent evaluation or appraisal of the assets or liabilities of the Company. With respect to the financial forecasts, Stonebridge assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the Company's management as to the future operating and financial performance of the Company and that such forecasts will be realized in the amounts and in the time periods currently estimated by the Company's management. The opinion is necessarily based upon general economic, market, financial and other conditions as they existed and could be evaluated as of the date of the opinion.


           In connection with its opinion, Stonebridge performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and therefore such an opinion is not necessarily susceptible to summary description. Furthermore, in arriving at its opinion, Stonebridge did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stonebridge believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In performing its analyses, Stonebridge made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than such estimates. Any theoretical or implied values derived from these analyses are not necessarily indicative of actual fair market values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or purport to reflect the prices at which businesses may actually be sold.


         The following is a summary of the presentation Stonebridge made to the Board, including Mr. Kidde, on April 22, 1997. This summary does not purport to be a complete description of the analysis underlying Stonebridge's opinion or its presentation to the Board.


         Transaction Overview. Stonebridge noted that the Merger Agreement contemplates that: (i) each share of Common Stock owned immediately prior to consummation of the Merger by the Non-Continuing Shareholders (5,154,308 shares in the aggregate) will be converted into the right to receive $0.50 per share in cash without interest (i.e., a Merger Payment), (ii) each stock option to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a former director, officer or employee of the Company will be converted into the right to receive a Merger Payment for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share, and (iii) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Non-Continuing Warrant Holder will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercised, upon payment of the exercise price for each such share. Stonebridge observed that the Merger Payment, when applied to all outstanding shares of Common Stock and all outstanding options and warrants with exercise prices below the amount of the Merger Payment, implied a total equity value of the Company of $4,745,245.


         Stock Trading History. Stonebridge reviewed the Company's historical and current stock price and trading volume, as well as the historical and current stock price of certain publicly traded companies that Stonebridge considered comparable based on business activities and operating formats. The Company was compared to a peer group of publicly traded entertainment and theme restaurant companies consisting of Bowl America, Inc.; Dave & Buster's Inc.; Grand Havana; Laser Storm, Inc.; Michigan Brewery, Inc.; Planet Hollywood International, Inc.; Rock Bottom Restaurants, Inc.; and Western Country Clubs, Inc. While all of the companies used in this and other analyses may not be directly comparable to the Company due to their greater size and general market focus, Stonebridge noted that their similar operating formats and customer bases make them relevant for these analyses.


         Stonebridge examined the Company's historical weekly stock price and trading volume over the three years ended April 18, 1997, as well as over the 52 weeks ended April 18, 1997. The Company's highest stock price in that three-year time period was $0.81, which occurred in May 1994. The Merger Payment represents a 38.3 percent discount to the Company's stock price as of that date. Over the three-year time period, the average weekly trading volume was 27,387 shares. During the 52-week period, the Company's highest stock price was $0.38, to which the Merger Payment represents a 31.6 percent premium. Over this time period, the average weekly trading volume was 24,840 shares.


         Stonebridge examined the trading volume history of the Company's stock over the 360, 180, 90, 60, and 30 day periods ended April 18, 1997. Stonebridge then compared each period's average stock price, weighted by the volume traded within that period, to the Merger Payment. This analysis showed that the Merger Payment represented 127 percent, 178 percent, 194 percent, 150 percent, and 138 percent premiums to the Company's 360, 180, 90, 60, and 30 day weighted average stock prices, respectively.


         Stonebridge also compared the Company's stock price history over the three years ended April 18, 1997 to the trading history of an index comprised of the comparable public companies discussed above, the trading history of the S&P 500 Index and the trading history of the S&P 600 SmallCap Index. Over the three-year period, the Company's stock price significantly underperformed all three indexes, reflecting the Company's operating and financial performance, as well as its small public float, limited trading activity and lack of investor following. Stonebridge further noted that the Company (i) was one of only two companies with a stock price below $1.00 among the peer comparable companies,
(ii) had the lowest public float market value of any company analyzed, (iii) had been notified of The NASDAQ SmallCap Market's intent to delist the Common Stock, (iv) had the second lowest average monthly trading volume of any company analyzed, (v) had less than 1.0 percent institutional ownership, and (vii) was not followed by any equity research analysts. Stonebridge offered its assessment that these factors had also influenced the Company's historical stock trading history and would most likely continue to affect the stock's price and trading performance.


         Comparable Public Company Analysis. Stonebridge reviewed and compared selected historical and current operating and financial data of the Company to comparable data of the peer group of comparable companies listed above. The compared historical and current financial data included total capitalization, market equity capitalization, EBITDA, EBIT, net income, book value, revenue growth, gross margin, EBITDA margin, EBIT margin and net margins.



         Over the last three full fiscal years for each company, the Company's calculated annual revenue growth rate of 53 percent was lower than six of the eight peer companies, but higher than the peer group's mean of 47.5 percent. The Company's gross margin, while higher than all but one peer company, declined from 79.19 percent in 1994 to 77.2 percent in 1996. The Company's EBITDA margin was negative in 1994 and 1995, and lower than the peer group's mean EBITDA margin of 4.4 percent and 5.3 percent, respectively. In 1996, the Company's EBITDA margin of 3.8 percent was lower than all but one of the peer companies, and lower than the peer group's mean of 12.1 percent. The Company's EBIT margin was also negative in 1994 and 1995. In 1996, the Company had an EBIT margin of (1.7 percent), which was lower than six companies in the peer group, and lower than the group's mean of 3.4 percent. Over the last three years, the Company has reported annual net losses. In 1996, the Company's net margin of (3.3 percent) was lower than five of the peer companies and lower than the mean of 1.6 percent. Stonebridge observed that, in general, the Company's operating and financial performance compared unfavorably to the mean operating and financial performances of the peer group.



         Stonebridge calculated that the mean and median equity capitalization values as multiples of the EBITDA for the twelve months ended December 31, 1996 for the peer group of companies were between 7.6 and 8.8 times. Applying those multiples to the Company's latest twelve months EBITDA, after removing extraordinary expenses related to a write-down of assets of the Long Beach club and legal fees specifically related to the Merger, yielded an implied equity valuation of between $8.2 million and $9.8 million for the Company. Similarly, the mean and median multiples of EBIT for the peer group ranged from 15.1 to
17.4 times. Applying those multiples to the Company's adjusted latest twelve months EBIT yielded an implied equity valuation of between $5.4 million and $6.5 million for the Company. The mean and median multiples of book value for the peer group ranged from 0.9 to 1.0 times, implying an equity valuation range of the Company of $2.1 million to $2.4 million. Stonebridge observed that the range of these mean and median values of Company equity was $2.1 million to $9.8 million as derived from this "Comparable Public Company Analysis" resulting in an implied per share equity valuation range of $0.23 to $1.07. Because of the Company's current operating performance, which compared unfavorably to the mean operating performances of the peer companies, its historical lack of profitability and its leveraged capital structure, Stonebridge concluded that the appropriate benchmark of the Company's equity value would fall in the lower end of this range.



         Comparable Transaction Analysis. Stonebridge examined and analyzed certain financial parameters of merger and acquisition transactions for the three-year period from May 1994 to April 1997 in the entertainment and restaurant industries. Of the 39 transactions examined, only ten companies reported revenue information, two companies provided EBITDA information, one company provided EBIT information and three companies provided book value information from which market multiples could be determined. Stonebridge then calculated the market capitalization value of these companies as multiples of EBITDA, EBIT and book value. The mean and median EBITDA multiple of the comparable transactions was 4.3 times, the EBIT multiple was 12.5 times and the mean to median book value multiple range was 2.0 to 2.5 times. Applying each of these multiples to the Company's appropriate financial measure for the latest twelve months yielded an implied equity valuation range of $3.6 million to $5.8 million, translating into a per share implied equity valuation range for the Company of $0.39 to $0.64. Stonebridge noted that this analysis incorporated only a limited number of transactions, some of which occurred over two years ago.



         Premiums Paid Analysis. Stonebridge reviewed and analyzed information on the 39 selected completed acquisitions discussed in the immediately preceding paragraph to determine the relative premiums paid in these transactions over the target companies' stock price one day and 30 days prior to the announcement of the transaction. Stonebridge noted that, of these acquisitions, only three provided information relevant to its "Premiums Paid Analysis." Of those three transactions, the mean and median premiums paid relative to the stock price one day prior to the announcement was 51 percent. Stonebridge also noted that the mean and median premiums paid relative to the stock price 30 days prior to announcement in these acquisitions was 50 percent. Stonebridge also examined merger and acquisition transactions involving a larger sample of companies with market capitalizations under $10 million. Of the 32 transactions that occurred between January 1995 and March 1997, 26 provided information relevant to this analysis. Stonebridge calculated that the mean to median premiums paid over the target's stock price one day prior to the announcement date ranged from 14 percent to 0 percent. The mean to median premiums paid over the target's stock price 30 days prior to the announcement ranged from 38 percent to 14 percent.


         Stonebridge also examined the Company's stock price both one day and 30 days prior to the announcement of the Merger proposed herein. On March 14, 1997, one trading day prior to the announcement, the Company's stock price was $0.13. On February 13, 1997, 30 days prior to the announcement, the Company's stock price was also $0.13. The $0.50 per share Merger Payment represents a
284.6 percent premium over the Company's stock price on both March 14, and February 13, 1997.

         Discounted Cash Flow Analysis. Stonebridge performed several discounted cash flow analyses for the Company, as described below. These analyses were based upon the following: (i) an estimate of projected financial performance for the Company on a stand-alone basis, as developed using the Company's financial projections for the fiscal year ending March 31, 1998, which are set forth in the table below, and discussions with the Company's management, (ii) an estimate of projected financial performance of the Company assuming the Long Beach club is sold at the end of fiscal 1998, (iii) an estimate of projected financial performance assuming a more aggressive revenue growth scenario, and (iv) an estimate of projected financial performance assuming a more aggressive revenue growth scenario and the sale of the Long Beach club at the end of fiscal 1998. All four of these analyses were performed on a "stand-alone" basis assuming that the Merger would not occur.


         The Company's management provided to Stonebridge the following financial projections relating to the operation of the Company's clubs for the fiscal year ending March 31, 1998. The Board did not review or approve these projections. The Company does not as a matter of course make public forecasts or projections as to future revenues or earnings. Such projections were not prepared with a view to complying with published guidelines of the American Institute of Certified Public Accountants or the Commission regarding projections and forecasts and were not prepared in accordance with generally accepted accounting principles. None of such projections has been reviewed by the Company's independent public accountants. In addition, because the projections are based on a number of assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change, there can be no assurance that they will be realized, and actual results may vary materially from those projected.

          ------------------------------------------------------------------------------------
          FISCAL YEAR ENDING MARCH 31, 1998
          ---------------------------------
          ------------------------------------------------------------------------------------
          Revenues
          ------------------------------------------------------------------------------------
                 Revenues from Club Operations                                     $12,375,824
          ------------------------------------------------------------------------------------
                 Interest Income                                                         4,806
          ------------------------------------------------------------------------------------
                 Other Income                                                          105,673
                                                                                       =======
          ------------------------------------------------------------------------------------
                               Total Revenues                                      $12,486,303
          ------------------------------------------------------------------------------------

          ------------------------------------------------------------------------------------
          Cost of Club Operations
          ------------------------------------------------------------------------------------
                 Cost of Goods Sold                                                 $2,713,506
          ------------------------------------------------------------------------------------
                 Wages                                                               3,096,354
          ------------------------------------------------------------------------------------
                 Rent                                                                1,723,335
          ------------------------------------------------------------------------------------
                 Direct Operating Costs (a)                                          2,319,656
                                                                                     =========
          ------------------------------------------------------------------------------------
                               Total Cost of Club Operations                        $9,852,851
          ------------------------------------------------------------------------------------

         (a) Includes interest expense.

         In preparing the foregoing projections for fiscal 1998, the Company's management applied a growth rate of 3.5 percent to the 1997 estimated results for the individual clubs. Management assumed that the Long Beach club would be sold during fiscal 1998 and, thus, did not include such club in these projections. In addition, because of the high cost and uncertainty associated with external financing, in preparing these projections, management assumed that no additional clubs would be opened.


         Management's projections, as delivered to Stonebridge, did not include certain expenses recorded at the corporate level and were unconsolidated. In calculating projections for fiscal 1998 to perform its discounted cash flow analyses for the Company, Stonebridge adjusted the projections of the Company presented above to include operating expenses at the corporate level. Stonebridge assumed corporate expenses at the same ratio to revenues as calculated using the Company's fiscal 1996 results, which were audited by BDO Seidman, LLP.


         In calculating projections for 1999 through 2003 to perform its discounted cash flow analyses for the Company, Stonebridge applied a growth rate of 2.5 percent to the 1998 projections for the individual clubs, and consolidated the results to include certain expenses recorded at the corporate level. Stonebridge assumed that no additional clubs would be opened during this four-year period. Further, in the Base Case (as defined below) scenario (assuming that the Long Beach club is sold), Stonebridge assumed that the Long Beach club would be sold at the end of fiscal 1998. While this assumption is based on the objectives of the Company's management, Stonebridge assumed that the sale would be delayed by one year because, as of the date of the opinion of Stonebridge, the Company had no significant offers outstanding for the Long Beach club.



         Base Case Scenario. Stonebridge analyzed the valuation of the Company based upon an unlevered discounted cash flow analysis of the financial performance of the Company as presented in the financial projections prepared by management. The table below shows projected summary income statements for the Company for fiscal years 1998 through 2003, as derived by Stonebridge from the financial projections prepared by management (the "Base Case").




                                   BASE CASE



------------------------------------------------------------------------------------------------------
$ in thousands         FISCAL YEAR ENDING MARCH 31,
------------------------------------------------------------------------------------------------------
                           1998         1999         2000         2001         2002          2003
------------------------------------------------------------------------------------------------------
TOTAL SALES                 $13,672      $14,013      $14,364      $14,723       $15,091      $15,468
------------------------------------------------------------------------------------------------------
COST OF GOODS SOLD            3,040        3,116        3,194        3,274         3,356        3,439
------------------------------------------------------------------------------------------------------
GROSS PROFIT                 10,632       10,897       11,170       11,449        11,735       12,029
------------------------------------------------------------------------------------------------------
TOTAL EXPENSES               10,347       10,540       10,784       11,035        11,292       11,555
------------------------------------------------------------------------------------------------------
MINORITY INTEREST            223.00       235.00       245.00       255.00        264.00       273.00
------------------------------------------------------------------------------------------------------
OPERATING INCOME              61.00       122.00       141.00       160.00        180.00       200.00
------------------------------------------------------------------------------------------------------

         This performance assumed a 3.5 percent increase in revenues for fiscal 1998, and a 2.5 percent increase in revenues thereafter. Stonebridge discounted to present value the projected stream of after-tax cash flows as reflected in the Base Case and the terminal value (defined as the estimated future sale value) of the Company using discount rates ranging from 31 percent to 35 percent, which were chosen to reflect different assumptions, including the risk assumptions applied by Stonebridge to the financial forecasts as incorporated in the Company's estimated weighted average cost of capital. The terminal value was based on multiples of 5.0 to 7.0 times projected 2003 EBITDA. These multiples were based on Stonebridge's observations included in its "Comparable Public Company Analysis," above. This analysis indicated an implied equity valuation range for the Company of $1.3 million to $2.1 million, or $0.14 to $0.23 per share.



         Base Case Scenario (assuming that the Long Beach club is sold). Stonebridge analyzed the valuation of the Company based upon the assumption that the Long Beach club is sold as of the end of fiscal 1998. Incorporating the same discount rates and terminal value multiples as in the "Base Case Scenario," this analysis indicated an implied equity valuation range for the Company of $1.5 million to $2.4 million, or $0.17 to $0.26 per share. The table below shows projected summary income statements for the Company for fiscal years 1998 through 2003 under the Base Case (assuming that the Long Beach club is sold).



             BASE CASE (ASSUMING THAT THE LONG BEACH CLUB IS SOLD)



------------------------------------------------------------------------------------------------------
$ in thousands         FISCAL YEAR ENDING MARCH 31,
------------------------------------------------------------------------------------------------------
                           1998         1999         2000         2001          2002         2003
------------------------------------------------------------------------------------------------------
TOTAL SALES                 $13,672      $12,806      $13,126       $13,454      $13,791      $14,136
------------------------------------------------------------------------------------------------------
COST OF GOODS SOLD            3,040        2,781        2,851         2,922        2,995        3,070
------------------------------------------------------------------------------------------------------
GROSS PROFIT                 10,632       10,025       10,275        10,532       10,796       11,065
------------------------------------------------------------------------------------------------------
TOTAL EXPENSES               10,347        9,467        9,687         9,913       10,144       10,382
------------------------------------------------------------------------------------------------------
MINORITY INTEREST            223.00       235.00       245.00        255.00       264.00       273.00
------------------------------------------------------------------------------------------------------
OPERATING INCOME              61.00       322.00       344.00        365.00       388.00       410.00
------------------------------------------------------------------------------------------------------



          Additional Scenarios. Incorporating the revenue growth of better performing companies in the entertainment and restaurant industries, Stonebridge analyzed each scenario described above using a 5.0 percent revenue growth assumption beginning in 1998. This analysis indicated an implied equity valuation range for the Company of $2.4 million to $3.7 million ($0.27 to $0.40 per share) assuming the Long Beach club is not sold, and $2.7 million to $4.1 million ($0.30 to $0.44 per share) assuming the Long Beach club is sold as of the end of fiscal 1998. The tables below show projected summary income statements for the Company for fiscal years 1998 through 2003, as derived by Stonebridge from financial projections prepared by management, under these additional scenarios.

                          ADJUSTED REVENUE - 5% GROWTH



------------------------------------------------------------------------------------------------------
$ in thousands         FISCAL YEAR ENDING MARCH 31,
------------------------------------------------------------------------------------------------------
                           1998         1999         2000         2001         2002          2003
------------------------------------------------------------------------------------------------------
TOTAL SALES                 $13,879      $14,573      $15,301      $16,066       $16,870      $17,713
------------------------------------------------------------------------------------------------------
COST OF GOODS SOLD            3,087        3,241        3,403        3,573         3,752        3,940
------------------------------------------------------------------------------------------------------
GROSS PROFIT                 10,792       11,331       11,898       12,493        13,117       13,773
------------------------------------------------------------------------------------------------------
TOTAL EXPENSES               10,491       10,834       11,238       11,661        12,102       12,563
------------------------------------------------------------------------------------------------------
MINORITY INTEREST            203.00       244.00       269.00       298.00        324.00       354.00
------------------------------------------------------------------------------------------------------
OPERATING INCOME              97.00       254.00       391.00       534.00        691.00       856.00
------------------------------------------------------------------------------------------------------



                          ADJUSTED REVENUE - 5% GROWTH
                  (ASSUMING THAT THE LONG BEACH CLUB IS SOLD)



------------------------------------------------------------------------------------------------------
$ in thousands         FISCAL YEAR ENDING MARCH 31,
------------------------------------------------------------------------------------------------------
                           1998         1999         2000         2001         2002          2003
------------------------------------------------------------------------------------------------------
TOTAL SALES                 $13,879      $13,306      $13,971      $14,670       $15,403      $16,173
------------------------------------------------------------------------------------------------------
COST OF GOODS SOLD            3,087        2,890        3,035        3,187         3,346        3,513
------------------------------------------------------------------------------------------------------
GROSS PROFIT                 10,792       10,415       10,936       11,483        12,057       12,660
------------------------------------------------------------------------------------------------------
TOTAL EXPENSES               10,491        9,720       10,075       10,445        10,832       11,237
------------------------------------------------------------------------------------------------------
MINORITY INTEREST            203.00       244.00       269.00       298.00        324.00       354.00
------------------------------------------------------------------------------------------------------
OPERATING INCOME              97.00       452.00       592.00       739.00        900.00        1,069
------------------------------------------------------------------------------------------------------


           In each discounted cash flow analysis, Stonebridge noted that the Company may not be capable of generating sufficient cash flow to meet scheduled debt repayment obligations, as well as meet the working capital requirements of operating its existing clubs.



           Although Stonebridge made certain adjustments which it deemed appropriate, it primarily relied upon the financial projections prepared by the Company's management in performing its analysis described above and assumes no responsibility for the accuracy or completeness of such projections or the information presented in the foregoing tables. For the reasons set forth above, projections are inherently uncertain and the inclusion of the projected results set forth above should not be regarded as a representation by Stonebridge, the Company, Childs or any other person or entity that the projected results will be achieved. Future performance may be significantly less favorable or more favorable than as set forth above, and holders of shares of Common Stock are cautioned not to rely on the information set forth above as being indicative of the Company's future financial performance.



                  For Stonebridge's services in rendering its opinion, the Company agreed to pay Stonebridge $80,000, of which $25,000 was paid upon commencement of the preparation of the opinion and $55,000 was payable when the opinion was rendered to the Board. The

Company agreed to reimburse Stonebridge for its out-of-pocket expenses and to indemnify Stonebridge against certain liabilities arising out of Stonebridge's engagement.


         Board of Directors Determination of Fairness of the Merger


         The Board unanimously approved the Merger. Two of the four directors are not employed by the Company. The Board believes that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to, and in the best interest of, each Shareholder, including each Non-Continuing Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company. In reaching this conclusion, the Board considered all factors which it believed to be material, each of which is set forth below.


         (1) The preliminary fairness opinion of Bannon. In considering such opinion, the Board also took note of Bannon's reputation, qualifications and experience in the entertainment industry. The Board, in reaching its conclusion, considered the fact that Bannon (which is an independent entity whose principals have substantial experience in making fairness determinations of the type delivered to the Board) concluded that the Merger Payment was fair to the Non-Continuing Shareholders as of October 2, 1995, which supports the Board's view that the Merger is fair to the Shareholders.


         (2) The fairness opinion of Stonebridge. In considering such opinion, the Board also took note of Stonebridge's reputation, qualifications and experience. The Board, in reaching its conclusion, considered the fact that Stonebridge (which is an independent entity whose principals have substantial experience in making fairness determinations of the type delivered to the Board) concluded that the Merger Payment was fair, from a financial point of view, to the Non-Continuing Shareholders as of April 22, 1997, which supports the Board's view that the Merger is fair to the Shareholders.


         (3) Certain of the factors considered by Stonebridge, as set forth in this paragraph. Like Stonebridge, the Board considered the Company's financial condition and operating losses (which, for the reasons discussed above under "Certain Effects of Borrowings and Equity Financing," indicated that the Company would not realize a profit if it continued to operate under its current structure), the market price of the Common Stock, and the trading market for the Common Stock and the manner in which these matters compared to those of certain comparable companies. These factors support the Board's determination that the Merger is fair to the Shareholders.


         (4) The performance by John L. Kidde, an independent director of the Company, of the functions of a special committee of the Board in an effort to protect unaffiliated interests or to otherwise mitigate conflicts of interest. In this role, Mr. Kidde, on behalf of the Company, engaged Stonebridge and coordinated the relationship between the Company and Stonebridge during Stonebridge's preparation of its fairness opinion. In addition, with the assistance of counsel, Mr. Kidde, on behalf of the Company, negotiated the Merger Agreement, the Purchase Agreement and other documents governing the terms and conditions of the

Merger, the Corporate Formation and the Private Placement. The Board asked Donald R. Leopold, the other independent director of the Company, to serve on a special committee of the Board with Mr. Kidde. While Mr. Leopold did participate in every Board meeting regarding the Merger and related transactions, he informed the Board that he was unable to commit the substantial amount of time required for participation on a special committee. Mr. Leopold did not consult with Mr. Kidde outside of the Board deliberations on the Merger and related transactions. The performance by Mr. Kidde of the functions of a special committee supports the Board's determination that the Merger is fair to the Shareholders.



         (5) The February 7, 1997 letter that the Company received from The NASDAQ SmallCap Market notifying the Company that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days. The NASDAQ SmallCap Market indicated that it will commence delisting action with respect to the Common Stock unless the Company is able to satisfy the bid price requirement by May 7, 1997. The Company did not give any consideration to the use of a reverse stock split to meet the bid price requirement. As of the date of this Proxy Statement, this requirement has not been satisfied. The Company's failure to meet this requirement and the probable delisting of the Common Stock support the Board's view that the Merger is fair. The Board believes that the Merger will provide the Non-Continuing Shareholders with an opportunity to liquidate their investment in the Company at a time when the termination of the Common Stock's public trading market is imminent.




         (6) The Board's own knowledge regarding the financial condition, results of operations and projections of the Company for fiscal 1998 (which, for the reasons discussed above under "Certain Effects of Borrowings and Equity Financing," indicated that the Company would not realize a profit if it continued to operate under its current structure), as well as current industry, economic and market conditions. The financial projections provided to Stonebridge by the Company projected, for the Company's 1998 fiscal year, total revenues of approximately $12,486,300, excluding the Long Beach club, which is an asset for sale, and adjusted net income before taxes of approximately $192,000. In preparing these projections, management projected a 3.5 percent increase in total revenues over the prior fiscal year, based primarily on historical performance. The Board believes that the current industry, economic and market conditions favor companies that are involved in businesses similar to that of the Company. Entertainment industry experts project that American consumers will spend over $250 billion in domestic restaurant and leisure time entertainment in 1997; American consumers spent $185 billion in such entertainment in 1992. In particular, billiards represented a $4 billion industry in 1995, with more than forty million Americans playing at least once a year and five million playing at least once a week, an increase of nearly 20 percent over the past five years. However, due to the Company's poor financial condition, particularly its current cash shortage, the Board determined that the Company would be unable to benefit from these conditions by developing additional billiard clubs without a substantial infusion of capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Absent a restructuring of the Company, the Board concluded that the Company would be unable to obtain the infusion of capital required, which supports the Board's determination that the Merger is fair to the Shareholders.


         (7) The Merger Payment in relation to current market prices, historical market prices and purchase prices paid by members of the Board and executive officers and other Shareholders owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date during the past two years. As of the date of this Proxy Statement, the Common Stock has not traded above $0.50 per share since March 16, 1995. During the 52-week period ending April 22, 1997, the date on which Stonebridge rendered its fairness opinion, the Common Stock traded in the range of $0.09 to $0.38 per share. During the past three years, no member of the Board, executive officer or other Shareholder owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date has purchased shares of Common Stock for a price in excess of $0.25 per share. The current market price of the Common Stock and purchase prices paid for shares of Common Stock by controlling persons of the Company support the fairness of the Merger, particularly the Merger Payment.



         (8) The effect that the Merger may have on the liquidity of Holdings and the Surviving Company. After deducting the Merger Payments of approximately $2,577,154, approximately $28,000 for payments to the Non-Continuing Warrant Holders and holders of Former Management Company Options and expenses associated with consummation of the Merger and the Private Placement of approximately $1,472,000, Holdings will have approximately $7,943,046 for the development of additional billiard clubs and working capital if the Private Placement is consummated. See "Financing of the Merger" and "Fees and Expenses." The Board believes that such an infusion of capital will enable Holdings to expand its business and improve its profitability, which in turn would be likely to make Holdings more attractive to potential investors. Consequently, the Board concluded that consummation of the Merger may have an indirect positive effect on the liquidity of Holdings and the Surviving Company, which supports the fairness of the Merger. Based on the foregoing, the Board determined that consummation of the Merger would not have an adverse effect on Continuing Shareholders, including those Continuing Shareholders who are not controlling persons of the Company.



         (9) The desirability of soliciting indications of interest in purchasing the Company or otherwise purchasing the shares of Common Stock held by the Non-Continuing Shareholders. In particular, the Board considered the fact that since the Company began its upscale billiard club business in 1990, the Company has experienced a net operating loss in each year other than 1993 and the fact that the Company has never received a "firm offer" of this type.
As discussed above under "Alternatives Considered," the Company did receive an unsolicited share exchange proposal from On Cue but was unable to initiate negotiations with On Cue. Further, the Board considered its belief that the Company has little resale value because of the nature of the Company's assets, which are primarily comprised of leasehold interests in the billiard clubs that the Company operates, as well as equipment and furniture. See "Alternatives Considered," above. In light of these facts, the Board determined that it was not advisable for the Company to incur any additional expense in order to retain Stonebridge or another advisor to solicit indications of interest from potential bidders, and the Board believes that this decision does not detract from the overall fairness of the Merger, including the Merger Payment and the process by which it was determined. (For a discussion of the process by which the Merger Payment was determined, see "Payments to the Non-Continuing Shareholders," above.) However, the Board's decision not to solicit indications of interest does not support the fairness of the Merger.


         (10) The absence of a safeguard requiring a majority of the Shareholders who are not controlling persons of the Company to approve the Merger. The Board believes that a transaction structured to require the approval of a majority of the shareholders who are not controlling persons of a company is just one indicator of the fairness of the transaction and that the transaction must be considered as a whole to ascertain its fairness. The Board is of the view that the absence of such a procedural safeguard in the case of the Merger does not detract from the overall fairness of the Merger. The absence of such a safeguard does not, however, support the fairness of the Merger.


         (11) The loss of the opportunity of the Non-Continuing Shareholders to gain from any potential appreciation of the market price of the Common Stock above $0.50 per share (i.e, the Merger Payment). In light of the recent trading prices and trading volume of the Common Stock (see "Market Information" and "Special Factors -- Opinion of Stonebridge -- Stock Trading History") and the continued poor financial health of the Company, the Board does not believe that the market value of the Common Stock will attain or surpass $0.50 per share absent a restructuring of the Company. The Board believes that the Merger Payment will provide the Non-Continuing Shareholders a significant premium over the current trading price of the Common Stock. Nevertheless, the loss of this potential opportunity does not support the fairness of the Merger.


         In reaching its conclusion that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to each Shareholder, including each Non-Continuing Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company, the Board considered the aforementioned factors, most of which involve evaluations and judgments made by an unaffiliated third party. In view of the variety of factors considered, the Board did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its conclusion that the Merger is fair to the Shareholders. For the reasons discussed above, factors 1 through 8 support the Board's conclusion; factors 9 through 11 do not. Even though factors 9 through 11 are not supportive of the Board's conclusion, the Board is of the view that these factors do not detract from the overall fairness of the Merger, which is supported by factors 1 through 8.



           The Board did not seek an explanation of the analysis performed, other than as described under "Opinion of Stonebridge," above, or conclusion reached by Stonebridge because it had hired Stonebridge, which has substantial experience in these types of evaluations, to function as an independent advisor and did not wish to influence either the process followed by Stonebridge or its ultimate opinion. The Board accepted the opinion of Stonebridge without detailed evaluation of the conclusion contained therein not only because of the expertise and experience of Stonebridge in these types of evaluations but also because the conclusion of Stonebridge, which is an independent advisor not affiliated with any member of the Board, any officer or any affiliate of either, accorded with the analysis, evaluation and conclusion of the Board. The Board believes that it has satisfied its fiduciary obligation to the Non-Continuing Shareholders, including each Non-Continuing Shareholder who is not a controlling person of the Company, to obtain a fair price for their Common Stock. In order to fulfill this obligation, the Board not only reviewed the history of the Company's performance and inability to obtain financing and attract investors as a public company, but also obtained an opinion from an independent third party as to the fairness of the Merger Payment.


         No firm offers, other than in conjunction with the Merger, of which the Board is aware have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of the Company into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of the Company, or (iii) the purchase of a number of shares of Common Stock that would enable the holder thereof to exercise control of the Company. In addition, the Board did not solicit any such offers. The Board did not consider the unsolicited share exchange proposal from On Cue a "firm offer" because the Company did not have an opportunity to evaluate the relative merits of the proposal or engage in negotiations with On Cue with respect to the proposal. Although the Company made several attempts to pursue the matter, On Cue took no affirmative steps after it made its initial contact with the Company to indicate that it was serious about engaging in a transaction with the Company. For a detailed discussion of the On Cue proposal, see "Background of the Merger -- Alternatives Considered," above.


         Certain Effects of the Merger


         If the Merger is consummated, the Non-Continuing Shareholders will no longer have an equity interest in the Company. Instead, each Non-Continuing Shareholder will have the right to receive the Merger Payment of $0.50 per share of Common Stock in cash. The Non-Continuing Shareholders will no longer be subject to the inherent risks of investing in a company with a history of poor performance, but will also be denied the opportunity to participate in any future growth of the Surviving Company after the Effective Time. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Financial Condition."



         The Continuing Shareholders, who include Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and the holders of Holdings Management Options and Holdings Performance Options, which include Mr. Foster and Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, will have an opportunity to share in the future results of operations of Holdings, which will wholly own the Surviving Company, and to take advantage of any increase in the value of Holdings' assets if the Merger is consummated, but will be subject to the inherent risks of investing in a company with a history of poor performance. There can be no assurance that the value of these assets will increase or that there will be any future distributions by Holdings. The Company has never declared a cash dividend. See "Market Information." Mr. Foster is the only Continuing Shareholder who is a member of the Board and/or an executive officer of the Company.




         The Company, as a result of the Merger, will become an entity the securities of which are privately held. The registration of the Common Stock under the Exchange Act will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and 8-K. Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from The NASDAQ SmallCap Market, which will terminate the Company's public trading market and the Company no longer will be required to comply with the rules and regulations relating to The NASDAQ SmallCap Market listing.



         If the Merger is consummated, all of the Company's loan obligations and guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its subsidiaries will continue in the Surviving Company. See "Current Effects of Borrowings and Equity Financing," above. However, it is a condition to Holdings' and Sub's obligation to effect the Merger that the Company refinance its existing debt. See "Proposal to Approve the Merger -Conditions to the Merger."


         Material Federal Income Tax Consequences


         The following is a summary of the material federal income tax consequences associated with the Corporate Formation and the Merger, based upon the advice of Shaw, Pittman, Potts & Trowbridge, as federal income tax counsel to the Company. This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Proxy Statement (or, in the case of certain regulations, proposed as of such date), all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all Shareholders in light of their particular investment circumstances (such as their source and level of income, the nature of their investment portfolio and the nature and amount of tax deductions, credits and other expenses unrelated to the Company). Nor does this discussion purport to deal with all categories of Shareholders, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). Furthermore, this discussion of the federal income tax consequences of the Corporate Formation and the Merger is intended to provide only a general summary and does not address tax consequences which may vary with, or are contingent on, individual circumstances. For example, the proposed Corporate Formation and/or the Merger may affect the tax liability of each Shareholder differently, depending on such factors as whether the Shareholder is an individual, corporation, or other entity.

         No ruling on the federal income tax consequences of the Corporate Formation or the Merger has been or will be requested from the Internal Revenue Service or from any other tax authority. In addition, this discussion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to those expressed in this discussion will not be asserted and sustained. Moreover, this discussion does not address any foreign, state or local income or other tax consequences of the Corporate Formation or the Merger.


         ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR REGARDING ANY SPECIFIC TAX CONSEQUENCES TO THE SHAREHOLDER OF THE CORPORATE FORMATION AND THE MERGER, INCLUDING THE FEDERAL, FOREIGN, STATE, AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE CORPORATE FORMATION AND THE MERGER AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


         Federal Income Tax Consequences for Continuing Shareholders Resulting from the Corporate Formation. The Corporate Formation will, in part, consist of an exchange by the Continuing Shareholders of their Common Stock for Holdings common stock and Holdings Performance Options. Generally, in corporate formations the contribution of property to a newly formed company in exchange for solely stock in the new company is a tax-free transaction for the contributor of property. However, when the contribution of property in a corporate formation is in exchange for not only stock but also for "other property," gain, but not loss, may be recognized on the exchange. In the Corporate Formation, the Continuing Shareholders' receipt of the Holdings common stock generally will not be subject to federal income tax. However, any Holdings Performance Options received by the Continuing Shareholders in exchange for their Common Stock generally will be considered "other property" that will potentially result in tax liability for Continuing Shareholders who realize gain in the Corporate Formation. The gain realized in the Corporate Formation will be measured by the difference between (i) the Continuing Shareholder's adjusted tax basis in the Common Stock and (ii) the fair market value of the Holdings common stock and Holdings Performance Options received by the Continuing Shareholder. The gain recognized, i.e. subject to tax, will be limited, however, to the fair market value of the Holdings Performance Options received by the Continuing Shareholder. Therefore, a Continuing Shareholder will be taxed on the lesser of (i) the gain realized in the exchange of Common Stock for Holdings common stock and Holdings Performance Options and (ii) the fair market value of the Holdings Performance Options received.


         If the Common Stock exchanged by a Continuing Shareholder pursuant to the Corporate Formation is a capital asset, the gain recognized by such Continuing Shareholder will be treated as a capital gain. Otherwise, the gain recognized by such Continuing Shareholder will be treated as ordinary income. Capital gain recognized by a Continuing Shareholder who has held shares of Common Stock for more than one year at the time of the Corporate Formation will generally be treated as long-term capital gain. Capital gain recognized by a Continuing Shareholder who has held shares of Common Stock for one year or less at the time of the Corporate Formation will generally be treated as short-term capital gain. The Continuing

Shareholder's basis in the Holdings common stock will be the Continuing Shareholder's basis in the Common Stock decreased by the fair market value of the Holdings Performance Options received and increased by the amount of gain recognized (if any). The Continuing Shareholder's basis in the Holdings Performance Options received in the exchange will be their fair market value.


         Certain Continuing Shareholders may also receive Holdings Performance Options in the Corporate Formation in addition to those issued in exchange for Common Stock. To the extent the Holdings Performance Options are received pursuant to a plan similar to the Stock Option Plans, the holders of these options should not recognize taxable income as a result of their issuance. Income will instead be recognized as ordinary income at the time such options are exercised in an amount equal to any excess in the value of the Holdings common stock received at the time of exercise over the exercise price paid. However, to the extent the options are not received pursuant to a plan similar to the Stock Option Plans, holders of these options will recognize gain on the issuance of the options to the extent of the option's value, if any.



         Federal Income Tax Consequences for Non-Continuing Shareholders Resulting from the Merger. As a result of the Merger, Non-Continuing Shareholders will receive a cash payment in exchange for all of their Common Stock (i.e., the Merger Payment), resulting in taxable gain or loss to such Shareholders. This gain or loss will be equal to the difference, if any, between (i) the Merger Payment received by the Non-Continuing Shareholder and
(ii) such Non-Continuing Shareholder's adjusted tax basis in such Shareholder's shares of Common Stock immediately prior to consummation of the Merger. If the Common Stock surrendered in the Merger by a Non-Continuing Shareholder is a capital asset, the gain or loss recognized by such Non-Continuing Shareholder will be treated as a capital gain or loss. Otherwise, the gain or loss recognized by such Non-Continuing Shareholder will be treated as ordinary income or loss. Capital gain (or loss) recognized by a Non-Continuing Shareholder who has held shares of Common Stock for more than one year at the time of the Merger will generally be treated as long-term capital gain (or loss). Capital gain (or loss) recognized by a Non-Continuing Shareholder who has held shares of Common Stock for one year or less at the time of the Merger will generally be treated as short-term capital gain (or loss).



         Individual Non-Continuing Shareholders will be subject to federal income tax on any capital gains recognized as a result of the Merger at a maximum rate of 28 percent and generally will only be able to offset capital gains with capital losses. In addition, an individual's capital losses in excess of capital gains for a taxable year may be used to offset up to $3,000 of ordinary income, on an annual basis ($1,500 in the case of a married individual filing a separate return). However, unused capital losses of individual Shareholders may be carried forward indefinitely to subsequent tax years to offset future capital gains and up to $3,000 of ordinary income, on an annual basis, to the extent that the carried forward capital loss exceeds the future capital gain. Individual Shareholders will be subject to federal income tax on any ordinary income recognized as a result of the Merger at a maximum rate of 39.6 percent.


         Corporate Non-Continuing Shareholders will be subject to federal income tax on any ordinary income or capital gains recognized as a result of the Merger at a maximum rate of 35 percent (39 percent for certain corporations in order to effect the phase-out of the benefits of the graduated rates applied to income below $75,000) and generally will be able to use any capital losses only to offset capital gains. However, unused capital losses of corporate Shareholders may be (i) carried back to each of the three taxable years preceding the taxable year in which the loss is recognized and (ii) carried forward to each of the five taxable years following the taxable year in which the loss is recognized.


         Federal Income Tax Consequences for Holders of Warrants to Purchase Common Stock. If the Merger is approved, each warrant to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be exchanged, if held by a Continuing Warrant Holder, for a warrant to purchase the same number of shares of common stock of Holdings on the same terms and conditions or, if held by a Non-Continuing Warrant Holder, will be converted into the right to receive, upon the exercise of such warrant, cash equal to the Merger Payment for each of the shares of Common Stock for which such warrant may be exercised, less the exercise price for each such share.


         The exchange of the Continuing Warrant Holders' warrants to purchase Common Stock for warrants to purchase Holdings' common stock will be a taxable exchange. Each Continuing Warrant Holder will recognize gain or loss equal to the difference, if any, between (i) the value of the Holdings' common stock warrant received by the Continuing Warrant Holder in the exchange and (ii) the Continuing Warrant Holder's adjusted tax basis immediately prior to the exchange in the Common Stock warrant surrendered in the exchange.


         The conversion of the Non-Continuing Warrant Holders' warrants to purchase Common Stock into the right to receive cash will also be treated as a taxable exchange. Each Non-Continuing Warrant Holder will recognize gain or loss equal to the difference, if any, between (i) the cash payment that the Non-Continuing Warrant Holder has the right to receive because of the conversion and (ii) the Non-Continuing Warrant Holder's adjusted tax basis in the Common Stock warrant surrendered in the conversion immediately prior to the conversion.


         Any gain (or loss) recognized by a Continuing Warrant Holder or a Non-Continuing Warrant Holder on the exchange or conversion of a Common Stock warrant will be treated as ordinary income (or loss) if the Common Stock warrant is not a capital asset in the hands of the warrant holder at the time of the exchange or conversion. Otherwise, if the exchanged or converted Common Stock warrant had been held by the warrant holder for more than one year prior to the exchange or conversion, then the gain (or loss) recognized by the warrant holder in the exchange or conversion will be treated as long-term capital gain (or loss). If the Common Stock warrant had been held for one year or less by the warrant holder prior to the exchange or conversion, then the gain (or loss) recognized by the warrant holder will be treated as short-term capital gain (or loss).


         Federal Income Tax Consequences for Holders of Options to Purchase Common Stock. If the Merger is approved by the Shareholders and consummated, each Current Management Company Option will be converted into the right to receive a Holdings Management Option. This conversion will not affect the exercise price, expiration date, vesting provisions or any other provisions of a Current Management Company Option. The holders of Current Management Company Options should not recognize any taxable income as a result of this conversion.


         The Company has offered each Former Management Company Option holder the opportunity to sell each such option for $0.50 for each share of Common Stock as to which such option is exercisable, less the exercise price for each such share. Any such sale of a Former Management Company Option will be a taxable exchange, and the Former Management Company Option holder will recognize gain equal to the cash payment that such holder receives. That is, the Former Management Company Option holder will recognize gain for each share of Common Stock as to which the Former Management Company Option was exercisable equal to $0.50, less the exercise price of the option. Former Management Company Options not repurchased by the Company prior to the consummation of the Merger will remain outstanding after consummation of the Merger. Retention of a Former Management Company Option will have no federal income tax consequences for the Former Management Company Option holder.

         Purposes and Reasons for the Merger


         The Board's purpose in proposing to the Shareholders the transactions contemplated by the Proposal is to provide the Company greater flexibility in structuring financing arrangements and additional potential sources of capital that will enable it to operate efficiently, expand its business and improve its market position, while providing fair treatment to the Non-Continuing Shareholders. The Board believes that, as a private company, the Company might be better able to attract venture capitalists for the reasons set forth under "Special Factors -- Background of the Merger -- Current Effects of Borrowings and Equity Financing." In addition, the Board believes that operating the Company as a private company that does not include the Non-Continuing Shareholders will significantly reduce or eliminate certain costs that currently are necessary to operation of the Company. Such costs include those incurred to pay the Transfer Agent (approximately $6,000 per year); those required to communicate with the approximately 2,200 Shareholders (approximately $28,500 per year); those required to make the necessary filings with, and otherwise comply with the regulations of, the Commission and The NASDAQ SmallCap Market, including legal fees and expenses (approximately $75,000 per year). The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $109,500. The majority of this savings would result from reductions in audit and legal fees associated with the Company's compliance with federal securities laws and regulations. The Company would also incur significantly lower expenses relating to printing, mailing and postage charges. In addition, the Company would not in the future incur certain other charges due to its status as a public corporation.


         Interest of Certain Persons in Matters to be Acted Upon and Conflicts of Interest


         Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only member of the Board and/or executive officer of the Company who is a Continuing Shareholder. Mr. Foster, as an executive officer and director of the Company and as a Continuing Shareholder, is a participant on both sides of the proposed Merger because, upon consummation of the Corporate Formation, he will be a shareholder in Holdings, which will wholly own the Surviving Company, and he will own Holdings Management Options and Holdings Performance Options. In addition, Mr. Foster and each of the other Continuing Shareholders entered into the Voting Agreement whereby they each agreed to vote the shares of Common Stock owned by them in favor of the Proposal.


         Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, is also a participant on both sides of the proposed Merger because, upon consummation of the Merger and related transactions, he will own Holdings Management Options and Holdings Performance Options.



         Further, it is a condition to consummation of the Merger that the Continuing Shareholders enter into the Stockholders Agreement. In addition, it is a condition to consummation of the Merger that (i) Mr. Foster and Mr. Smith each enter into an employment/ noncompetition agreement with the Surviving Company (collectively, the"Employment/ Noncompetition Agreements"), (ii) Holdings lend Mr. Foster $375,000 for the purchase of shares of common stock of Holdings, and (iii) Holdings lend Kevin Troy, a Shareholder and advisor to the Company, $50,000 for the purchase of shares of common stock of Holdings. Except as described in this Proxy Statement, there will be no other relationships that will continue between the Company and Holdings and any persons who are officers, directors or Shareholders of the Company.



         Mr. Foster's and Mr. Smith's continuing interest in the Company presents each of them with a conflict of interest in voting for the Proposal or recommending that the Non-Continuing Shareholders vote for the Proposal. In addition, each Continuing Shareholder, even if not a member of management or employee of the Company, may have an interest in voting their shares of Common Stock in favor of the Proposal because their interests in the Merger are not the same as those of the Non-Continuing Shareholders. See "Special -- Certain Effects of the Merger." There are seven Continuing Shareholders. See "Special Factors -- Background of the Merger -- Alternatives Considered" for the identity of the Continuing Shareholders.



         As of the Record Date, Mr. Foster held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding), the members of the Board and the executive officers of the Company owned an aggregate of 1,327,250 shares of Common Stock (approximately
14.5 percent of the total shares of Common Stock outstanding). Steven Rubin, a personal friend and business associate of Mr. Foster, held a total of 1,240,765 shares of Common Stock, as of the Record Date (approximately 13.6 percent of the total shares of Common Stock outstanding). Mr. Rubin is not a member of the Board or executive officer of the Company. See "Security Ownership of Certain Beneficial Owners and Management." If the Corporate Formation and the Merger are consummated, immediately thereafter, Mr. Foster, as a Continuing Shareholder, will own a total of 2,060,000 shares of common stock of Holdings (approximately 11.4 percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement), and Mr. Rubin, as a Continuing Shareholder, will own a total of 1,240,765 shares of common stock of Holdings (approximately 6.9 percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement). See "Proposal to Approve the Merger -- Certain Effects of the Merger." In addition, Mr. Foster will own Holdings Management Options and Holdings Performance Options to purchase an aggregate of 1,138,190 shares of common stock of Holdings, and Mr. Rubin will own Holdings Management Options and Holdings Performance Options, which he will receive in his capacity as a Continuing Shareholder and as an Other Option Holder, to purchase an aggregate of 881,869 shares of common stock of Holdings.




         As of the Record Date, Mr. Smith did not own any shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." If the Corporate Formation and the Merger are consummated, immediately thereafter, Mr. Smith will own Holdings Management Options and Holdings Performance Options to purchase an aggregate of 1,210,000 shares of common stock of Holdings.




         As of the Record Date, the seven Continuing Shareholders held an aggregate of 3,983,490 shares of Common Stock (approximately 43.6 percent of the total shares of Common Stock outstanding). If the Corporate Formation and the Merger are consummated, immediately thereafter, the Continuing Shareholders will own an aggregate of 4,819,890 shares of common stock of Holdings (approximately 26.6 percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement).




         Consummation of the Merger may have a positive effect on the liquidity of Holdings and the Surviving Company. The Merger will not be consummated unless the Corporate Formation and the Private Placement are consummated. After deducting the Merger Payments of approximately $2,577,154, approximately $28,000 for payments to Non-Continuing Warrant Holders and holders of Former Management Company Options and expenses associated with consummation of the Merger and the Private Placement of approximately $1,472,000, Holdings will have approximately $7,943,046 for the development of additional billiard clubs and working capital if the Private Placement is consummated. See "Financing of the Merger" and "Fees and Expenses." Such an infusion of capital may enable Holdings to expand its business and improve its profitability, which in turn would likely make Holdings more attractive to potential investors. Currently, the Company and Childs are exploring possible acquisition opportunities which the Company anticipates may be consummated if the Private Placement is consummated.



         Effect if the Merger is Not Approved



         The Board expects that if the Proposal is not approved by the Shareholders, or if the Merger is not consummated for any other reason, the Board will continue to manage the Company as an ongoing business. In addition, if the Proposal is not approved by the Shareholders, neither the Corporate Formation nor the Private Placement will be consummated. See "Financing of the Merger." No other transaction is currently under consideration by the Company as an alternative to the Merger. However, if the Proposal is not approved and the

Merger is not consummated, at that time, the Company will assess whether it will seek to structure another transaction or retain the Placement Agent to raise funds for the Company.



                         PROPOSAL TO APPROVE THE MERGER

         General



          Because the Proposal will terminate the interests of the Non-Continuing Shareholders in the Company while enabling the Continuing Shareholders and the Childs Group to obtain ownership of all of the equity interest in Holdings, which will wholly own the Surviving Company, Shareholders will have one vote per share of Common Stock with respect to the Proposal. The description of the Merger Agreement included in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A.



         Certain Effects of the Merger


         The Merger Agreement provides that, subject to its terms and conditions:



         (i) Sub will be merged with and into the Company when Articles of Merger are filed and recorded with the Secretary of State of the State of Florida (the "Effective Time"), and each share of Common Stock held by Non-Continuing Shareholders (the "Other Common Stock") will be converted into the right to receive a Merger Payment of $0.50 in cash, without interest;



         (ii)     the Other Common Stock will be canceled;


         (iii) each share of common stock of Sub owned by Holdings will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company;


         (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Continuing Warrant Holder will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions;


         (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Non-Continuing Warrant Holder will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercisable, less the exercise price for each such share;



         (vi) each Current Management Company Option outstanding immediately prior to consummation of the Merger will be exchanged for a Holdings Management Option;

         (vii) the Company will be the Surviving Company in the Merger, and Sub will cease to exist as a result of the Merger;




         (viii) the articles of incorporation and by-laws of Sub will be the articles of incorporation and by-laws of the Surviving Company;




         (ix) the name of the Company shall be the name of the Surviving Company; and




         (x) immediately after consummation of the Corporate Formation and the Private Placement and the Effective Time, the Non-Continuing Shareholders will possess no interest in, or rights as Shareholders of, the Company or Holdings, Holdings will be owned by the Continuing Shareholders and the Childs Group, and the Surviving Company will be a wholly owned subsidiary of Holdings. The board of directors and officers of the Surviving Company will be determined by Holdings as the sole shareholder of the Surviving Company.



         Effective Time of the Merger


         The Merger Agreement provides that the Merger will become effective upon the filing and recordation of Articles of Merger with the Secretary of State of the State of Florida (i.e., the Effective Time). The Company intends to make such filing promptly after the satisfaction or written waiver, where permissible, of the conditions contained in the Merger Agreement.


         Amounts Paid in the Merger


         The Merger Payments will be funded by the Company from funds obtained through the Private Placement. See "Financing of the Merger."


         Payment for Common Stock in the Merger


         In order to receive the Merger Payment, each Non-Continuing Shareholder will be required to (i) submit a duly executed letter of transmittal (a "Letter of Transmittal") in the form to be sent to each such Shareholder as promptly as practicable after the Effective Time to a bank or trust company mutually acceptable to the Company and Holdings (the "Exchange Agent") and (ii) surrender their Common Stock certificates to the Exchange Agent.


         Upon receipt of a duly executed Letter of Transmittal and Common Stock certificates, the Exchange Agent will promptly issue a check to the person or persons entitled thereto in an amount equal to $0.50 for each share of Other Common Stock owned by such person or persons. No interest will be paid or accrued on amounts payable.


         Instructions with respect to the submission of a Letter of Transmittal to be used for this purpose will be mailed to Non-Continuing Shareholders as promptly as practicable after the Effective Time. It is also expected that Letters of Transmittal will be available at the office of the Exchange Agent. NON-CONTINUING SHAREHOLDERS SHOULD NOT

SEND ANY COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY OR AT ANY TIME PRIOR TO RECEIPT OF A LETTER OF TRANSMITTAL.



         The Merger Agreement provides that Holdings shall deposit in trust with the Exchange Agent for the benefit of Non-Continuing Shareholders the funds to which the holders of shares of Other Common Stock will be entitled in the Merger. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, Holdings will enter into an exchange agreement with the Exchange Agent, which shall govern the Exchange Agent's duties and responsibilities with respect to distribution of the Merger Payments and related matters (the "Exchange Agreement").



         Any amount remaining on deposit with the Exchange Agent upon expiration of the term of the Exchange Agreement will be released and paid by the Exchange Agent to Holdings, which will be liable for any payment to be made thereafter under the terms of the Merger Agreement, after which time persons entitled thereto may look, subject to applicable abandonment, escheat or similar laws, only to Holdings for any cash payments remaining to be paid to them pursuant to the Merger, without any interest thereon.


         Conditions to the Merger



         The respective obligations of the Company, Holdings and Sub to consummate the Merger are subject to the fulfillment or written waiver of the following conditions at or prior to the Effective Time: (i) the approval of the Proposal by Shareholders owning a majority of the outstanding Common Stock;
(ii) the filing, occurrence or acquisition of all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any governmental entity; (iii) the absence of any order, ruling or injunction of any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger or limiting or restricting the Company's or Holdings' conduct or the operation of the business of the Company or Holdings after the Merger; (iv) the absence of any statute, rule or regulation that makes consummation of the Merger illegal; (v) the execution and delivery of the Exchange Agreement; (vi) the execution and delivery of the Employment/Noncompetition Agreements; (vii) the execution and delivery of a management agreement among the Company, Holdings and Childs whereby Childs would provide consulting and management advisory services to the Surviving Company and Holdings and their subsidiaries (the "Management Agreement"); (viii) the execution and delivery of the Stockholders Agreement; (ix) the execution and delivery of a license agreement by the Company and Jillian's Billiard Club Inc. ("Jillian's Boston") whereby the Company would grant Jillian's Boston a license to use the Jillian's name and all other trade names, trademarks and service marks of the Company (the "License Agreement"); (x) the execution and delivery of an option agreement by the Company and the owners of Jillian's Boston whereby the owners of Jillian's Boston would grant the Surviving Company an option to acquire Jillian's Boston (the "Option Agreement"); (xi) the execution and delivery of debt instruments by each of Steven L. Foster and Kevin Troy under which Holdings will lend funds to Messrs. Foster and Troy for the purchase of shares of common stock of Holdings; (xii) consummation of the Private Placement; and (xiii) consummation of the Corporate Formation. In addition, Holdings' and Sub's obligation to effect the Merger is subject to the fulfillment or written waiver of the following conditions: (i) the Company's having performed all its obligations contained in the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of the Company being true and correct in all material respects at the Effective Time; (iii) the Company's delivery to Holdings of a legal opinion covering certain matters with respect to the Merger; (iv) the Company's refinancing of its existing debt; (v) the cancellation of all registration rights with respect to securities of the Company; and (vi) the Company's certification to Holdings and Sub that the shares of Common Stock being transferred in the Merger are not U.S. real property interests within the meaning of the Internal Revenue Code of 1986, as amended, and applicable treasury regulations. Furthermore, the Company's obligation to effect the Merger is subject to the fulfillment or written waiver of the following conditions: (i) Holdings' and Sub's having performed all obligations contained in the Merger Agreement at or prior to the Effective Time;
(ii) the representations and warranties of Holdings and Sub being true and correct in all material respects at the Effective Time; and (iii) Childs' delivery to the Company of a legal opinion covering certain matters with respect to the Merger.



         Waiver and Amendment


         Any provision of the Merger Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof and the Merger Agreement may be amended in writing at any time before or after approval of the Merger by the Shareholders, but after any such approval no amendment may be made which by law requires further approval by the Shareholders without the approval of the Shareholders.


         Fees and Expenses



         The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that if the Merger is consummated, (i) the Company will pay all of Childs' fees and expenses, and (ii) the Company will pay Childs a one-time transaction fee of $100,000. In addition, pursuant to the Merger Agreement, the Company is obligated to pay Childs a termination fee of $500,000 if the Merger Agreement is terminated under certain circumstances, including, but not limited to, the failure of the Shareholders to approve the Merger and the withdrawal of the Board of Directors of its recommendation that Shareholders vote in favor of the Merger.



         Rights of Dissenting Shareholders


         Any Shareholder objecting to the Proposal is not entitled to any statutory rights of dissent or appraisal under Florida law or the Articles of Incorporation or Bylaws of the Company.

         Vote Required and Recommendation of the Board of Directors


         The Merger will be approved if and only if it receives the favorable vote of the majority of all Common Stock outstanding on the Record Date. As of the Record Date, members of the Board and executive officers of the Company owned 1,327,250 shares of Common Stock (approximately 14.5 percent of the total shares of Common Stock outstanding). Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only member of the Board and/or executive officer of the Company that is a Continuing Shareholder. Such Shareholder held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding) as of the Record Date. In addition, such Shareholder, along with the other Continuing Shareholders, entered into the Voting Agreement under which he agreed, among other matters, to vote all of the shares of Common Stock held by him in favor of the Proposal.


         The board of directors of Holdings has approved the Merger, the execution and delivery of the Merger Agreement by Holdings and consummation of the Merger. The board of directors and shareholder of Sub have approved the Merger, the execution and delivery of the Merger Agreement by Sub and consummation of the Merger.


         THE BOARD OF DIRECTORS  UNANIMOUSLY RECOMMENDS A VOTE
 FOR APPROVAL OF THE MERGER.


                               REGULATORY MATTERS

         No federal or state regulatory approvals must be obtained in connection with the Proposal. However, certain filings will be required to be made with the Secretary of State of the State of Florida in order to effect the Merger.


                            FINANCING OF THE MERGER


         The Company has determined that approximately $2,577,154 in cash will be required in order to make the Merger Payments to the Non-Continuing Shareholders and that approximately $28,000 in cash will be required in order to make payments to Non-Continuing Warrant Holders and to all of the holders of Former Management Company Options. For a discussion of the Company's estimate of the total cost of the Merger, see "Fees and Expenses." The Company intends to use funds obtained through the Private Placement with the Childs Group to make the Merger Payments and the payments to the Non-Continuing Warrant Holders and holders of Former Management Company Options, and to provide the Surviving Company with funds for working capital and for the development of additional billiard clubs. The Childs Group has no obligation to consummate the Private Placement if the Proposal is not approved by the Shareholders. See "Material Terms of the Purchase Agreement." If the Proposal is not approved by the Shareholders, the Company, at that time, will assess whether it will seek to structure another transaction or retain the Placement Agent to raise funds for the Company. The respective obligations of the Company, Holdings and Sub to consummate the Merger are contingent upon, among other things, consummation of the Corporate

Formation and the Private Placement. See "Proposal to Approve the Merger -- Conditions to the Merger." In the event that the Company does not consummate the Merger, it will continue to conduct its operations as a public company.




         By written agreement dated May 23, 1996 (the "Engagement Letter"), the Company granted the Placement Agent an exclusive right to present a merger proposal by September 30, 1996 acceptable to the Company designed to raise $6,000,000 to $12,000,000 in gross proceeds through the private placement of equity and/or subordinated debt securities to a limited number of accredited investors. As of the date of this Proxy Statement, the Placement Agent and its controlling persons do not beneficially own any equity securities of the Company. Neither the Placement Agent nor its controlling persons is affiliated with, or has ever had any relationship with, the Company or any of its controlling persons.



         The Placement Agent commenced an offering of preferred stock of Holdings on June 13, 1996 by mailing the Private Placement Memo to a total of 20 institutional investors. Eight of these institutional investors declined an interest in the private placement without a meeting. Meetings were held with twelve of the prospective investors. The Company's management made presentations at six of these meetings, and the Placement Agent met alone with six prospective investors. Of the twelve that met with the Company and/or the Placement Agent, six declined an interest in the private placement, and the remaining six engaged in further discussions with the Placement Agent from June 1996 to March 1997, among which was Childs. The Childs Group expressed an interest in investing $12,000,000 in Holdings. No other single prospective investor or group of prospective investors was willing to invest $12,000,000 in Holdings. Two of the potential investors each expressed an interest in leading a group of unrelated investors that would invest up to $6,000,000 in Holdings. The Company did not continue discussions with these two lead investors after the Childs Group expressed an interest in investing twice as much in Holdings as either of these two potential lead investors were interested in investing. In addition, the Company ended its discussions with the two potential lead investors because it believed that its transaction costs would be greater if it had to negotiate with a group of unrelated investors as opposed to a single investor or a group of related investors. While the other three investors engaged in further discussions with the Placement Agent, none of them indicated an amount that they were willing to invest in Holdings prior to the point at which the Childs Group expressed a willingness to invest $12,000,000 in Holdings. Once the Childs Group indicated its interest and began discussions with the Company, the Placement Agent discontinued its discussions with these three potential investors.



        In February 1996, Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, was introduced to Childs by an individual who had been referred to the Company by a personal friend of Mr. Foster. An initial meeting was arranged with Childs, at which Mr. Foster, Mr. Smith and the Placement Agent (at the invitation of the Company) were present. On March 13, 1997, the Company and Childs entered into a non-binding letter of intent whereby the parties proposed, among other things, the Corporate Formation, the Merger and the Private Placement. The Purchase Agreementin which the parties agreed to consummate, among other things, the Corporate Formation and the Private Placement if, among other things, the Proposal is approved by the Shareholders, was executed on

____________, 1997. For a detailed description of the material terms of the Purchase Agreement, see "Material Terms of the Purchase Agreement," below.



                    MATERIAL TERMS OF THE PURCHASE AGREEMENT


         Pursuant to the terms of the Purchase Agreement, if the Merger is approved by the Shareholders, immediately prior to the consummation of the Merger, the Corporate Formation will be consummated and the Childs Group will purchase the Preferred Stock (as defined below) in the Private Placement.



         In the Private Placement, the Childs Group would purchase 12,872,774 shares of the Preferred Stock, for $12,000,000. Each share of Preferred Stock would be convertible at any time, at the option of the holder, into one share of common stock of Holdings, at a price of $0.9322 per share, subject to certain customary anti-dilution adjustments under certain circumstances. Holders of the Preferred Stock would be entitled to cause Holdings to redeem their shares at a price of $0.9322 per share if Holdings sold shares of its common stock or the common stock of any of its subsidiaries in a public offering or upon a change in control of Holdings (the "Put Right"). Dividends on the Preferred Stock would be payable in shares of Preferred Stock at a rate of twelve percent per annum on a cumulative basis at the time of redemption, whether by exercise of the Put Right or otherwise. Holders of the Preferred Stock would be entitled to voting rights identical to the voting rights of holders of shares of common stock of Holdings, on an "as if converted" basis, and would have special voting rights as a class requiring approval of the holders of a majority of the shares of Preferred Stock outstanding for (i) the creation of any security senior to or pari passu with the Preferred Stock, (ii) any amendment to Holdings' charter adversely affecting the rights of the holders of the Preferred Stock or (iii) certain material transactions, including any transaction involving a change in control of Holdings. The Preferred Stock would be entitled to a liquidation preference over the common stock of Holdings, or any other class or series of stock of Holdings ranking junior to the Preferred Stock, in an amount equal to the original purchase price of the Preferred Stock, plus accrued but unpaid dividends.
In addition, holders of shares of Preferred Stock would be granted certain demand and piggyback registration rights.



         If the Preferred Stock is placed on the terms described above, the Continuing Shareholders would realize an immediate increase in the net tangible book value of the shares of common stock of Holdings owned by them, while purchasers of the Preferred Stock would experience an immediate dilution (reduction) in the net tangible book value of their shares of Preferred Stock because the price per share of the Preferred Stock would exceed the net tangible book value per share of the common stock of Holdings immediately subsequent to placement of the Preferred Stock. Net tangible book value per share is (i) the difference between the total tangible assets and total liabilities of Holdings divided by (ii) the number of shares of common stock of Holdings and the number of shares of Preferred Stock that are expected to be outstanding immediately subsequent to placement of the Preferred Stock. The following table illustrates the increase in the net tangible book value of the shares of common stock of Holdings that the Continuing Shareholders would realize if the Preferred Stock were placed.

Increase in Net Tangible Book Value of Holdings Common Stock
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Private Placement price per share of
Preferred Stock                                                                                $0.93
----------------------------------------------------------------------------------------------------
Net tangible book value per share of Common
Stock at March 31, 1997                                                          $0.13
----------------------------------------------------------------------------------------------------
Increase in net tangible book value
per share of Common Stock after
consummation of the Private Placement
and Merger, assuming the conversion of
Preferred Stock into Holdings common
stock at March 31, 1997                                                          $0.32
                                                                                ------
----------------------------------------------------------------------------------------------------
Pro forma net tangible book value
of Holdings common stock at
March 31, 1997                                                                   $0.45
                                                                                ======
----------------------------------------------------------------------------------------------------
Dilution of net tangible book value
per share of Holdings common
stock, assuming the conversion of
Preferred Stock into Holdings
common stock at March 31, 1997                                                                 $0.48
----------------------------------------------------------------------------------------------------



           The Company is currently engaged in discussions with the Placement Agent concerning the Placement Agent's compensation in connection with the Private Placement. The Placement Agent has informed the Company that, under the terms of the Engagement Letter, the Placement Agent believes it will be entitled to a fee of $600,000 following consummation of the Private Placement. The Company disagrees and has indicated to the Placement Agent that, subject to certain conditions, it may be willing to pay the Placement Agent, following consummation of the Private Placement, $300,000 to resolve this matter. The Company is continuing its efforts to resolve this matter with the Placement Agent. As of the date of this Proxy Statement, this matter has not been resolved. In addition, Holdings may lend to Island and its officers, concurrently with the consummation of the Private Placement, up to $200,000 in the aggregate, which would be used to purchase up to 400,000 shares of common stock of Holdings for a price of $0.50 per share.




         If the Private Placement is not consummated, each of the parties will bear its own expenses, including legal, accounting and other professional fees, incurred in connection therewith. If the Private Placement is consummated, the Company will pay all of Childs' expenses, including its legal, accounting, professional and out-of-pocket expenses, related to this investment. Theestimated fees and expenses incurred, or to be incurred, by the Company in connection with the placement of the Preferred Stock, most of which would be paid by the Company out of the proceeds of the sale of such Preferred Stock and some of which may be deferred, are included under "Fees and Expenses," below.

                     BUSINESS AND PROPERTIES OF THE COMPANY


         Description of Business


         General. From its organization in 1983 through March 16, 1989, the Company conducted business as a wholesale dealer engaged in the purchase and sale of fine gold and pure silver in the form of bullion and granules. The Company registered the Common Stock under the Exchange Act on July 15, 1985. The Company terminated its precious metals division with the sale of the assets used in the precious metals operation on March 16, 1989. The operations and all related gains and losses of the metals division have been treated as discontinued operations. From the date of the sale of its metals operation until April 11, 1990 when the Company acquired an interest in a billiard club business (discussed below), the Company's primary business operation was conducted through its wholly owned subsidiary, Dixie Run Corporation ("Dixie Run"). Dixie Run and its wholly owned subsidiaries had been engaged in the business of identifying, purchasing and developing raw land suitable for subdivision and resale to builders and developers and construction of primarily luxury residential homes. On June 7, 1990, the Board approved the discontinuation of the operations of Dixie Run and, accordingly, Dixie Run has been treated as discontinued operations.


         On March 11, 1990, the Board approved the acquisition by the Company of a majority interest in Jillian's, Inc., formerly Jillian's Entertainment Corporation, a Delaware corporation formed to acquire and operate billiard clubs located in various cities throughout the United States. The Company entered into a Stock Exchange Agreement, dated April 11, 1990 (the "Acquisition Date"), with Jillian's Inc. and Steven L. Foster, The Frank and Celia Foster Family Trust, Steven Rubin and Kevin Troy (collectively, the "Foster Group") pursuant to which it acquired a 51 percent ownership interest in Jillian's, Inc., and the Foster Group acquired the remaining 49 percent ownership interest. The Company acquired the remaining 49 percent of Jillian's, Inc. from the Foster Group on March 14, 1991.


         Pursuant to a series of related transactions, on the Acquisition Date, Jillian's, Inc. acquired all of the outstanding stock of corporations that own and operate billiard clubs in Seattle, Washington and Miami, Florida. Since the Acquisition Date, Jillian's, Inc., through wholly owned subsidiaries, has constructed new billiard clubs in Cleveland, Ohio, Cleveland Heights, Ohio, Worcester, Massachusetts, Champaign, Illinois, Annapolis, Maryland, Long Beach, California and Tacoma, Washington and additionally, has acquired an existing billiard club in Pasadena, California.


         The Jillian's clubs are part of the new generation of upscale billiard clubs in America. These new billiard clubs offer a wider variety of entertainment and food and beverage service and are designed to attract a broader segment of the adult population than traditional pool halls. The clubs are decorated in an appealing and comfortable style. The Jillian's billiard clubs face competition in their respective cities from other billiard clubs, as well as from other leisure time activities, such as theaters, bowling centers, theme restaurants and night clubs. The Jillian's billiard clubs also compete with entertainment centers, large facilities which offer diverse forms of entertainment, such as billiards, virtual reality and other electronic games, restaurant and bar services and nightclub-style entertainment. Some of these competitors operate single outlet facilities, while others operate multi-unit entertainment facilities. For a description of some of the competitors that operate a chain of entertainment facilities, see "Special Factors -- Background of the Merger -- General." The Jillian's clubs compete with other billiard clubs, leisure time activities and entertainment centers by providing adult customers a single stop destination for an entire evening's entertainment. The Jillian's clubs offer customers an upscale, comfortable setting, billiards activities, a variety of entertainment activities (e.g., electronic games, darts and pingpong) and food and beverage services.


         The Company currently is concentrating its efforts on its investment in the billiard club business. Although no assurance can be given, the Company intends to develop, through wholly owned subsidiaries of Jillian's, Inc., additional Jillian's clubs that offer the same forms of entertainment that are offered by the existing clubs. Currently, the Company and Childs are exploring possible acquisition opportunities which the Company anticipates may be consummated if the Private Placement is consummated. These clubs may be owned by Jillian's, Inc. subsidiaries directly or indirectly through their participation in limited partnerships or joint ventures that own the clubs. In the case of clubs owned by limited partnerships, the Company expects that in each case a wholly owned subsidiary would be the general partner, own a substantial interest in the limited partnership and receive a management fee. The Company currently is investigating potential sites for clubs in Massachusetts and certain other areas in the Midwest and Mid-Atlantic states.


         The Company hired four new executive officers during the first half of 1995. See "Executive Officers and Directors of the Company." These officers are assisting the Company with its efforts to expand its billiard club business, as discussed above. As of the date of this Proxy Statement, the Company is not considering any new lines of business, concepts or changes in priorities. Prior to the hiring of the officers, the Company was thinly staffed at the management level. The Company believes that the addition of these new personnel has enabled it to provide more efficient and effective management, including the centralization of its administrative operations.

         Jillian's Clubs. Set forth in the table below are descriptions of the existing Jillian's clubs.

-----------------------------------------------------------------------------------------------------------------
                                                                   DESCRIPTION OF
                                                DATE OF                 SPACE              NUMBER OF BRUNSWICK
        NAME OF                               COMMENCEMENT          (APPROXIMATE            BILLIARD TABLES;
   SUBSIDIARY OWNER       LOCATION OF CLUB    OF OPERATIONS           FOOTAGE)               OTHER AMENITIES
   ----------------       ----------------   --------------        --------------          -------------------
-----------------------------------------------------------------------------------------------------------------
Jillian's  - Kendall      Miami, Florida   November 1989      9,600 square feet;         27 tables; other table
                                                              located in a shopping      top games; high tech
                                                              center next to a           video games; bar and
                                                              nine-screen movie theater  food service
-----------------------------------------------------------------------------------------------------------------
Jillian's - Seattle       Seattle,         April 1990         18,500 square feet;        34 tables; other table
                          Washington                          two-story free standing    top games; high tech
                                                              building                   video games; separate
                                                                                         room available for
                                                                                         private rental; bar
                                                                                         and food service on
                                                                                         both floors
-----------------------------------------------------------------------------------------------------------------
Jillian's - Cleveland     Cleveland, Ohio  July 1990          13,000 square feet; two    25 tables; other table
                          (on the banks                       floors of a building       top games; high tech
                          of the Cuyohoga                                                video games; separate
                          River)                                                         room available for
                                                                                         private rental; bar
                                                                                         and food service on
                                                                                         both floors
-----------------------------------------------------------------------------------------------------------------
Jillian's - Cleveland     Cleveland        November 1992      9,600 square feet          21 tables; other table
Heights1/                 Heights, Ohio                                                  top games; high tech
                                                                                         video games; bar and
                                                                                         food service
-----------------------------------------------------------------------------------------------------------------
Jillian's  - Pasadena     "Old Town"       August 1993 2/     7,200 square feet; two     16 tables; bar and
                          Pasadena,                           floors of a building       food service on both
                          California                          with additional outside    floors
                                                              seating on the first
                                                              floor
-----------------------------------------------------------------------------------------------------------------
Jillian's  - Worcester1/  Worcester,       December 1993      16,000 square feet,        24 tables; other table
                          Massachusetts                       including a 5,000 square   top games; high tech
                          (near Worcester                     foot game room;            video games; bar and
                          Polytechnic                         one-story free standing    food service
                          Institute)                          building
-----------------------------------------------------------------------------------------------------------------
Jillian's - Champaign1/   Champaign,       August 1994        12,000 square feet;        20 tables; other table
                          Illinois                            two-story free standing    top games; high tech
                          (adjacent to                        building                   video games; bar and
                          the University                                                 food service
                          of Illinois
                          campus)
-----------------------------------------------------------------------------------------------------------------
Jillian's  - Annapolis1/  Annapolis,       October 1994       10,000 square feet;        16 tables; other table
                          Maryland (near                      one-story free standing    top games;  high tech
                          the U.S. Naval                      building                   video games; bar and
                          Academy and the                                                food service
                          Annapolis
                          historical
                          district)
-----------------------------------------------------------------------------------------------------------------
Jillian's  - Long Beach   Long Beach,      May 1995           16,000 square feet; two    16 tables; bar and
                          California                          floors of a 13-story       food service;
                                                              free standing building     nightclub located in
                                                                                         the basement
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                                                   DESCRIPTION OF
                                                DATE OF                 SPACE              NUMBER OF BRUNSWICK
        NAME OF                               COMMENCEMENT          (APPROXIMATE            BILLIARD TABLES;
   SUBSIDIARY OWNER       LOCATION OF CLUB    OF OPERATIONS           FOOTAGE)               OTHER AMENITIES
   ----------------       ----------------    --------------       --------------          --------------------
-----------------------------------------------------------------------------------------------------------------
Jillian's - Tacoma        Tacoma,          December 1995      25,000 square feet         25 tables; other table
                          Washington                          including a game room;     top games; high tech
                          (near the                           two-story free standing    video games; bar and
                          University of                       building                   food service
                          Puget Sound
                          campus)
----------------------------------------------------------------------------------------------------------------

1/ The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which the Jillian's subsidiary owner is the general partner and owns a substantial (87%, 25%, 43% and 79%, respectively) interest.  The Jillian's subsidiary receives a management fee for operating the related club equal to 6.5% of the gross revenues in the case of the Cleveland Heights club, 6% in the case of the
   Champaign and Annapolis clubs and 5% in the case of the Worcester club.
----------------------------------------------------------------------------------------------------------------

2/ The club located in Pasadena was an existing billiard club/diner that the Company, through Jillian's -
   Pasadena, acquired in August 1993. As part of the acquisition, the Company acquired all of the assets located at the existing club (including all leasehold improvements, furniture, fixtures, bar and kitchen equipment and billiard tables), all of the seller's interest in the lease for the premises and all alcoholic beverage licenses and other licenses necessary to operate the club.
----------------------------------------------------------------------------------------------------------------


         Description of Properties


         Administrative Operations. On June 13, 1995, the Company entered into a written lease agreement for 3,020 square feet of space for its administrative operations to be located at 727 Atlantic Avenue in Boston, Massachusetts. The lease began on July 28, 1995 and expires on July 28, 1998. In addition, the lease has a two-year renewal period. Under the lease agreement, the Company is obligated to pay the lessor minimum annual rent equal to $31,710 (payable in monthly installments of $2,642) for the first year, $34,730 (payable in monthly installments of $2,894) for the second year and $37,750 (payable in monthly installments of $3,146) for the third year.


         On June 1, 1994, the Company entered into a written lease agreement for its administrative operations in an executive center located at One Alhambra Plaza, Coral Gables, Florida. The lease is for 1,243 square feet of office space and began on July 1, 1994 and expires June 30, 1999. The total required monthly payments are $1,916, all of which is paid by third parties who sublease the space.


         Jillian's, Inc. leases additional administrative space in an executive center located at 508 North Second Street, Fairfield, Iowa. The lease began on April 1, 1994, expired on March 31, 1997, and was extended on a month-to month basis indefinitely. The required monthly payments are $910.


         Jillian's Clubs. Set forth in the table below are descriptions of the leases for the Jillian's clubs.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      OTHER
                         LEASE TERM &                                                                   &
 LESSEE/       LEASE       RENEWAL             MINIMUM                                        RENTAL PAYMENTS FOR THE
SUBLESSEE      DATE        OPTION            ANNUAL RENT               PERCENTAGE RENT         YEAR ENDED 3/31/97
---------     ------     ------------        -----------               ---------------       -------------------------
----------------------------------------------------------------------------------------------------------------------------------
Jillian's -    5/26/89;  triple net;    $192,000 ($16,000 per         6% of gross sales in        under 3/7/94 amendment,
Kendall        amended   10 years;      month); adjusted each year    excess of $1,000,000        lessor was granted
               3/7/94    two            based on increases in the                                 warrants to purchase
                         five-year      Consumer Price Index                                      65,000 shares of
                         renewal        ("CPI"), but limited to 6%                                lessee's common stock at
                         options        of the prior year's annual                                $0.50 per share for a
                                        rent; all CPI adjustments                                 five-year period
                                        deferred until 1/1/95 by
                                        3/7/94 amendment
                                                                                                  rental payments for
                                                                                                  FY-97 of $283,513, which
                                                                                                  includes taxes and
                                                                                                  common area maintenance
                                                                                                  charges
----------------------------------------------------------------------------------------------------------------------------------
Jillian's -     8/29/89  triple net;   $258,000 ($21,500 per          3% of gross sales in        FY-97 rental payments
Seattle                  10 years;     month); beginning 3/91 and     excess of $750,000;         totaled $359,947, which
                         one           every 12th month               adjusted annually           included taxes, common
                         five-year     thereafter, monthly rent       based on increases in       area maintenance charges
                         renewal       will increase based on         CPI, but no more than       and percentage rent of
                         option        increase in CPI, but no        6%                          $52,618 in cash
                                       more than 6% annually; if
                                       option to renew lease is
                                       exercised, rent shall be
                                       agreed to by both parties
                                       and based on fair market
                                       value ("FMV") of comparable
                                       rentals
----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      OTHER
                         LEASE TERM &                                                                   &
 LESSEE/       LEASE       RENEWAL             MINIMUM                                        RENTAL PAYMENTS FOR THE
SUBLESSEE      DATE        OPTION            ANNUAL RENT               PERCENTAGE RENT         YEAR ENDED 3/31/97
---------     ------     ------------        -----------               ---------------       -------------------------
----------------------------------------------------------------------------------------------------------------------------------
Jillian's -    4/20/90;  triple net;   $69,615 ($5,801 per month)  5% of gross sales in   11/24/93 amendment
Cleveland       amended  10 years;     for years 1-4; $80,325      excess of $1,392,300   temporarily limited rent
               11/24/93  two           ($6,694 per month)          for years 1-4,         and common area
                         five-year     thereafter; beginning year  $1,606,500 thereafter  maintenance charges and
                         renewal       7, rent will be increased                          lessor and lessee
                         options       to an amount equal to the                          subsequently verbally
                                       lesser of (i) 105% of the                          agreed to limit the
                                       annual rent payable for                            rents indefinitely to
                                       the prior lease year, or                           $6,833 per month from
                                       (ii) the annual rent                               October through March
                                       payable for the prior                              and $9,833 per month
                                       lease year adjusted for                            from April through
                                       increases in CPI; if                               September
                                       option to renew lease is
                                       exercised, rent shall be
                                       negotiated, but will not
                                       be less than the greater                           FY-97 rental payments
                                       of comparable rentals or                           totaled $74,502, which
                                       the rent payable for the                           included taxes and
                                       last month of the                                  common area maintenance
                                       preceding term; rent for                           charges
                                       each year of first renewal
                                       period may not be greater
                                       than 115% of annual rent
                                       of last year of initial
                                       term
--------------------------------------------------------------------------------------------------------------------
Jillian's -    10/17/91  triple net;   $57,240 ($4,770 per month   none                   FY-97 rental payments
Cleveland                10 years;     starting 5/92) for years 1                         for primary and option
Heights                  two           and 2; $68,688 ($5,724 per                         space totaled $108,399,
                         five-year     month) for years 3-6;                              which included taxes and
                         renewal       $76,320 ($6,360 per month)                         common area maintenance
                         options       for years 7-10; if renewal                         charges
                                       option is exercised,
                                       minimum annual rent for
                                       each of the options will
                                       be $91,584 and $106,848,
                                       respectively

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                                                      OTHER
                         LEASE TERM &                                                                   &
 LESSEE/       LEASE       RENEWAL             MINIMUM                                        RENTAL PAYMENTS FOR THE
SUBLESSEE      DATE        OPTION            ANNUAL RENT               PERCENTAGE RENT         YEAR ENDED 3/31/97
---------     ------     ------------        -----------               ---------------       -------------------------
--------------------------------------------------------------------------------------------------------------------
Jillian's -     8/19/93  1st           $33,048 ($2,754 per month)  none                   FY-97 rental payments
Pasadena                 sublease:     for each year through                              (for both subleases)
                         10 years;     9/96; thereafter, rent                             totaled $165,656, which
                         two           will be equal to FMV of                            included taxes and
                         five-year     comparable rentals with                            common area maintenance
                         renewal       CPI adjustments starting                           charges
                         options       4/1/98
                         (1,377 sq.
                         ft. on
                         ground floor)
                                       $68,928 ($5,744 per month)
                                       for each year through
                                       9/30/94; thereafter, rent
                         2nd           will be increased by CPI
                         sublease:
                         5 years;
                         expires
                         9/30/01       both subleases provide
                         ; three       that if a renewal option
                         five-year     is exercised, rent for
                         renewal       such period shall be
                         options       agreed upon by the parties
                         (5,744 sq.    and based on FMV of
                         ft. in        comparable rentals with
                         basement)     certain CPI adjustments
--------------------------------------------------------------------------------------------------------------------
Jillian's -     4/21/93  triple net;   $123,780 ($10,315 per       none                   separate lease for
Worcester                10 years;     month starting 8/93) for                           parking spaces for the
                         two           years 1-3; $140,284                                same term as building
                         five-year     ($11,690 per month) for                            lease; annual rent is
                         renewal       years 4-5; $165,040                                $13,200 for years 1-5
                         options       ($13,753 per month) for                            and $15,840 for years
                                       years 6-10; if renewal                             6-10; for the first and
                                       option exercised, rent for                         second renewal periods,
                                       each year of the first                             rent will be $19,000 and
                                       5-year period will be                              $22,800, respectively
                                       $198,048, and of the
                                       second 5-year period will
                                       be greater of $198,048 or
                                       80% of the then FMV for                            FY-97 rental payments
                                       similar space                                      totaled $189,728, which
                                                                                          included taxes, parking
                                                                                          rental and common area
                                                                                          maintenance charges

--------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      OTHER
                         LEASE TERM &                                                                   &
 LESSEE/       LEASE       RENEWAL             MINIMUM                                        RENTAL PAYMENTS FOR THE
SUBLESSEE      DATE        OPTION            ANNUAL RENT               PERCENTAGE RENT         YEAR ENDED 3/31/97
---------     ------     ------------        -----------               ---------------       -------------------------
----------------------------------------------------------------------------------------------------------------------------------
Jillian's -     4/14/93  triple net;   $64,800 ($5,400 per month   none                   in 10/94, lessee entered
Champaign                10 years;     starting 8/93) for years 1                         into separate leasing
                         two           and 2; from April 1, 1995,                         agreement for parking;
                         five-year     and on April 1 of each                             annual rent is $5,220
                         renewal       year thereafter, during                            ($435 per month) and the
                         options       the initial term and any                           lease expires on 9/1/97
                                       extension term, the
                                       monthly rental amount
                                       shall be adjusted by
                                       increases in CPI                                   FY-97 rental payments
                                                                                          totaled $97,368, which
                                                                                          included taxes, parking
                                                                                          rental and common area
                                                                                          maintenance charges
--------------------------------------------------------------------------------------------------------------------
Jillian's -     4/20/93  triple net;   $79,992 ($6,666 per month none                     FY-97 rental payments
Annapolis                10 years;     starting 4/26/93) for year                         totaled $125,838, which
                         two           1; $90,000 ($7,500 per                             included taxes and
                         five-year     month) for year 2; $99,996                         common area maintenance
                         renewal       ($8,333 per month) for                             charges
                         options       year 3; beginning year 4,
                                       the minimum annual rent will be
                                       adjusted upward to an amount
                                       equal to 66 2/3% of the annual
                                       increase in CPI, with the
                                       adjustment in any year limited
                                       to 5% of prior year's annual
                                       rent; if a renewal is
                                       exercised, the minimum annual
                                       rent for each of the first and
                                       second five-year renewal
                                       periods will be the same as the
                                       tenth year's rent with the same
                                       CPI adjustment
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      OTHER
                         LEASE TERM &                                                                   &
 LESSEE/       LEASE       RENEWAL             MINIMUM                                        RENTAL PAYMENTS FOR THE
SUBLESSEE      DATE        OPTION            ANNUAL RENT               PERCENTAGE RENT         YEAR ENDED 3/31/97
---------     ------     ------------        -----------               ---------------       -------------------------
----------------------------------------------------------------------------------------------------------------------------------
Jillian's -     7/12/93  triple net;   $178,935 ($14,911 per       none                   FY-97 rental payments
Long Beach               10 years,     month starting 1/94) for                           totaled $286,612, which
                         two           year 1; $220,790 ($18,399                          included taxes and
                         five-year     per month) for years 2-3;                          common area maintenance
                         renewal       yearly increases of 5% for                         charges
                         options       years 4-10; if renewal
                                       option is exercised,
                                       minimum annual rent
                                       will be equal to annual
                                       base rent payable for
                                       immediately preceding year,
                                       increased by 5% per annum
--------------------------------------------------------------------------------------------------------------------------------
Jillian's -    12/21/94; triple net;   $223,119 ($18,593 per       none                   FY-97 rental payments
Tacoma         amended   10 years      month starting                                     totaled $180,33, which
                6/15/95                commencement of operations                         included taxes and
                                       or 1/1/96) for years 1-3;                          common area maintenance
                                       $224,119 ($20,343 per                              charges
                                       month) for years 4-6;
                                       $265,116 ($22,093 per
                                       month) for years 7-10
--------------------------------------------------------------------------------------------------------------------------------

         Legal Proceedings


         Neither the Company nor any of its properties currently is subject to any litigation nor, to the knowledge of the Board, is any material litigation currently threatened against the Company or any of its properties, other than ordinary litigation routine to the Company's business, except as follows. In October 1995, an action to enforce a mechanic's lien was filed against the Company in the California Superior Court for Los Angeles County by Building Trade Services Construction, Inc. ("BTS") for approximately $123,000, plus interest. BTS alleged that the Company had failed to pay for improvements to the restaurant at Jillian's - Long Beach, with respect to which BTS had served as the original contractor. The Company filed an answer and cross complaint to the suit in January 1996. On April 14, 1997, the Company and BTS executed a settlement agreement and release, whereby the Company agreed to pay $42,500 to BTS in exchange for the release of the Company from the mechanic's lien and the dismissal of the action with prejudice.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


         Results of Operations


         The Company had a net loss of approximately $941,900 for the fiscal year ended March 31, 1997 as compared to a net loss of approximately $393,700 for the fiscal year ended March 31, 1996. The increase in the net loss of approximately $548,200 for the fiscal year ended March 31, 1997 as compared to the same period in 1996 was primarily due to a non-cash charge for the impairment of long-lived assets of $450,000 (specifically related to the Long Beach club), increased depreciation and amortization expense of approximately $308,100 and additional interest expense of approximately $120,400. These increases were offset partially by a decrease in general and administrative expenses of approximately $17,700 and an improvement in club level operating income of approximately $339,000. Increases in depreciation and interest expense are primarily related to a full year of operations at the Tacoma club. The Company's operations include approximately 3.5 months of Tacoma results in fiscal 1996 compared to a full year in fiscal 1997. The Tacoma club's operating income also increased by approximately $320,000 in fiscal 1997 compared to fiscal 1996.

         The Company had revenues from the clubs of approximately $13,216,500 for the fiscal year ended March 31, 1997 as compared to approximately $11,999,800 for the fiscal year ended March 31, 1996. The increase of approximately $1,216,700 for the fiscal year ended March 31, 1997 as compared to the fiscal year March 31, 1996 was primarily due to an increase in comparable club sales of approximately $250,000 and increased revenues from the Tacoma club of approximately $1,296,700, which opened in December 1995. These increases were partially offset by decreased revenues of approximately $330,000 from the Long Beach club, which opened in May 1995. The increase in comparable club revenue of approximately $250,000 or 3 percent was primarily attributed to an increase in the majority of club revenues, with Seattle being the most noteworthy at 16 percent. These increases were offset by a combined decrease in club revenues at Miami and Annapolis of approximately 9 percent.

         During the third quarter of fiscal 1997, the Company analyzed numerous options regarding the Long Beach club, which continues to incur operating losses, including a sale of the unit. In this regard, the Company recorded a write down of certain long-lived assets of its Long Beach club based upon its determination that the projected cash flow from a sale would not be sufficient for the Company to recover the historic carrying amount of the club's long-lived assets. A charge of $300,000 for the impairment of long-lived assets was recorded during the third quarter of 1997. Since the third quarter, the Company has not been able to attract a buyer at the current proposed selling price for the Long Beach club. Accordingly, the Company recorded an additional charge of $150,000 in the last quarter of fiscal 1997. A charge of $450,000 for the Long Beach impairment is included as an expense of club operations in the consolidated statements of operations for the fiscal year ended March 31, 1997. See "Financial Statements of the Company."

         During the fiscal years ended March 31, 1997 and 1996, the Company pursued various financing alternatives to meet working capital and club development cash needs. During fiscal 1997, such activities primarily consisted of negotiating and structuring the Private Placement and the Merger. In connection with the Company's proposed financing activities, the Company has incurred legal and other professional fees of approximately $412,000 and $394,000 in fiscal 1997 and 1996, respectively, which are included in general and administrative expenses.


         Interest expense was approximately $331,900 in fiscal 1997 as compared to approximately $211,500 in fiscal 1996. This increase was primarily due to additional borrowing associated with the development and openings of the Long Beach and Tacoma clubs in 1995.


         Liquidity and Capital Resources


         The Company's cash and cash equivalents decreased by approximately $24,000 during the fiscal year ended March 31, 1997. Cash provided by operating activities was approximately $706,000 as a result of the net loss incurred of approximately $941,900 offset by a non-cash charge for impairment of long-lived assets, depreciation and amortization and changes in operating assets and liabilities totaling approximately $1,648,000. The Company also purchased approximately $201,000 in property and equipment primarily related to club leasehold improvements and made distributions of approximately $347,500 to minority interest limited partners during fiscal 1997. The Company obtained bank and investor financing totaling $500,000 during fiscal 1997. The proceeds from such borrowings were primarily used to fund required debt maturities totaling approximately $681,600 for the fiscal year ended March 31, 1997.

         The Company had ten clubs fully operational as of March 31, 1997. The Company continues to experience significant cash flow and liquidity problems and had a working capital deficiency of approximately $1,934,000 as of March 31, 1997. In addition, current maturities of notes and equipment leases payable totaled approximately $1,222,900 as of March 31, 1997. The total monthly payments, including interest, for such notes and leases in fiscal 1998 are set out in the table below. Certain notes payable are scheduled to mature during fiscal 1998. Such maturities include $280,000 due in June 1997 and $300,000 due in August 1997.

         The Company's material commitments for capital expenditures as of the end of the fiscal year ending March 31, 1997 primarily consist of payments for leases and loans incurred to develop, operate and renovate the Jillian's clubs, as well as certain cash distributions to limited partners, as described below. The following table indicates the Company's aggregate lease payments, including both equipment and building leases, and the aggregate amount of debt maturing each month during fiscal 1998. Except for June and August, when final payment comes due for the bridge notes and the note for The Blind Trust UDT 3/26/93 (see "Special Factors -- Background of the Merger -- Shareholder Loans"), respectively, aggregate loan payments average $34,919 per month. Aggregate equipment lease payments amount to $29,629 per month. Aggregate building rent payments average $157,951 per month. The Company intends to use some of the proceeds from the Private Placement to meet the aggregate lease and debt payments when they come due.

                                FISCAL YEAR 1998

----------------------------------------------------------------------------------------------------------------------------------
            APRIL     MAY      JUNE      JULY      AUG.      SEPT.    OCT.      NOV.     DEC.      JAN.      FEB.       MARCH
----------------------------------------------------------------------------------------------------------------------------------
TOTAL      $37,091   $37,148  $352,072  $37,148  $334,336   $34,260  $34,336   $34,260  $34,336   $34,336   $33,099    $33,175
LOANS
----------------------------------------------------------------------------------------------------------------------------------
TOTAL       29,629    29,629   29,629    29,629    29,629    29,629   29,629    29,629   29,629    29,629    29,629     29,629
EQUIP.
LEASES
----------------------------------------------------------------------------------------------------------------------------------
TOTAL      158,160   158,160  158,160   158,994   159,994   159,994  156,994   156,994  156,984   156,994   156,994    156,994
BLDG.
RENTS
----------------------------------------------------------------------------------------------------------------------------------
TOTAL     $224,880  $224,937 $539,861  $225,771  $523,959   223,883 $220,959  $220,883 $220,949  $220,959  $219,722   $219,798
MONTHLY   ========  ======== ========  ========  ========   ======= ========  ======== ========  ========  ========   ========
PAYMENTS
----------------------------------------------------------------------------------------------------------------------------------


         Due to the Company's working capital deficiency and the significant amount of fiscal 1998 debt maturities, the report of BDO Seidman, LLP, independent certified public accountants to the Company, upon which the financial statements of the Company as of March 31, 1997 and 1996 rely, contains an explanatory paragraph regarding the Company's ability to continue as a going concern. The Company's ability to meet its obligations and to continue as a going concern is dependent upon consummation of the Merger and the Private Placement. The Company also plans to refinance and consolidate certain debt upon consummation of the Merger and the Private Placement. However, there can be no assurance that the Merger will be approved by the Shareholders, that the Merger will be consummated or that the Private Placement will be consummated. For a description of the conditions to consummation of the Merger, see "Proposal to Approve the Merger -- Conditions to the Merger."


      If the Merger and the Private Placement are not consummated, the Company, at that time, will assess whether it will seek to structure another transaction or retain the Placement Agent to raise funds for the Company.



      The Merger Agreement provides that all fees and expenses incurred in connection with the transactions contemplated thereby will be paid by the party incurring such expenses, except that if the Merger is consummated, (i) the Company will pay all of the fees and expenses of Childs, and (ii) the Company will pay Childs a one-time transaction fee of $100,000. In addition, pursuant to the Merger Agreement, the Company is obligated to pay Childs a termination fee of $500,000 if the Merger Agreement is terminated under certain circumstances, including, but not limited to, the failure of the Shareholders to approve the Merger and the withdrawal of the Board of Director's recommendation that the Shareholders vote in favor of the Merger.



      Upon consummation of the Merger and the Private Placement, the Surviving Company intends to develop additional Jillian's clubs. The Company is currently investigating potential sites for clubs in Massachusetts and certain other areas in the Midwest and Mid-Atlantic states. In fiscal 1997, the Company executed new leases for clubs to be developed in Raleigh, North Carolina, and Columbia, South Carolina. The new leases provide for minimum monthly lease payments of approximately $20,400 through 2007. There can be no assurance that the Company will be successful in developing additional billiard clubs or that it can meet its new lease obligations without consummating the Merger and the Private Placement.



         In order to partially finance the costs of renovating and equipping the Jillian's billiard clubs located in Cleveland Heights, Worcester, Champaign and Annapolis, the Company sold limited partnership interests in limited partnerships that own those clubs. The Company sold 13 percent, 75 percent, 57 percent and 21 percent of the partnership interests that own the billiard clubs in Cleveland Heights, Worcester, Champaign and Annapolis, respectively. Wholly-owned subsidiaries of the Company own the remaining interests. Each of the limited partnership agreements for the partnerships allows the limited partnerships to require the Company to repurchase the respective limited partnership interests at a price calculated as described in the following paragraph. Such requirement for a 3 percent limited partner investor in the Cleveland Heights club was December 31, 1995. The Company has offered to purchase the 3 percent interest for $22,500 in cash payments. To date, the Company and the 3 percent investor have not agreed upon the terms or payment of the purchase price.



         The purchase price for the interest of a limited partner in any of the clubs located in Cleveland Heights, Worcester or Annapolis is a multiple (ranging from four to five) times the limited partner's allocable share of the limited partnership's net income for the twelve month period preceding the required repurchase date. The limited partners are entitled to receive part of their purchase price in the form of Common Stock and the balance in cash. The limited partners also will have the right for a certain period of time after receipt of the Common Stock to require that the Company register such Common Stock for sale to the public. The Company's ability to fulfill its obligations and the future value of the Common Stock is dependent on the success of the Company's business and consummation of the Merger and the Private Placement.
In addition, the Company is required to make cash distributions to the limited partners based on club operating income before depreciation and amortization, with certain minimum annual return on investment guarantees. There can be no assurance that the Company can meet its future cash distribution and other obligations to the partnerships or to the limited partners, including its obligations under its guarantee to the limited partners. In addition, there is no assurance as to the value of the Common Stock in the event the limited partners exercise their options to sell their units to the Company in exchange for Common Stock.


         The Company intends to negotiate the acquisition of the limited partnership interests described above upon consummation of the Merger and the Private Placement. In March 1997, the Company entered into a purchase and sale agreement to acquire the limited partnership interest in the Worcester Limited Partnership for an aggregate purchase price of $500,000, payable to each seller on a pro rata basis. The purchase price is subject to certain adjustments depending on the date of closing of the sale. The sale is also contingent upon the Company completing a $7,000,000 private placement on or before December 31, 1997. For a more detailed description of the terms and conditions of the purchase and sale agreement, see "Special Factors - Background of the Merger - Equity and Debt Financing."

         Anticipated Effects of New Accounting Pronouncements

         Stock Options and Warrants. Effective April 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 allows the Company to account for its stock-based compensation plans based upon either a fair value method or the intrinsic value method previously followed by the Company. The Company has retained the intrinsic value method of accounting for stock-based compensation plans, and therefore, the adoption of SFAS No. 123 had no impact on the Company's financial position or results of operations. As required by SFAS No. 123, the Company has disclosed the effects of applying the fair value method on the net loss and net loss per share on a pro forma basis.

         Earnings Per Share. SFAS No. 128, "Earnings Per Share," issued by the Financial Accounting Standards Board is effective for financial statements for fiscal years ending after December 15, 1997. The new standard establishes standards for computing and presenting earnings per share. The Company does not expect the adoption of this standard to have a material effect on its consolidated financial statements. The effect of adopting SFAS No. 128 has not been estimated. The Company is required to adopt the disclosure required by SFAS No. 128 during the year ending March 31, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                 MANAGEMENT


         The following table sets forth, as of June 10, 1997, the beneficial ownership of shares of Common Stock and shares of common stock of the Company's subsidiaries, by (i) each person known to the Company to own more than five percent of such shares, (ii) each executive officer of the Company, (iii) each director of the Company, and (iv) all executive officers and directors of the Company as a group. Under rules of the Commission, beneficial ownership includes any shares as to which a person has the sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right.

Name, Position &                           Number of Shares            Percent of Outstanding Shares
----------------                           ----------------            -----------------------------
Business Address
----------------

Steven L. Foster, Chief Executive           1,708,600(1)                           18.7%
  Officer, Chairman of the Board
  and a Director of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Daniel M. Smith, President, Chief           230,000(2)                             2.5%
  Operating Officer and a Director
  of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Stephen M. Weis, Vice President of            30,000(3)                             (6)
  Operations of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Ronald Widman, Vice President of              30,000(4)                             (6)
  Development of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

John L. Kidde, Director of the                68,250(5)                             (6)
  Company
KDM Development Corporation
The Livery
209 Cooper Avenue
Upper Montclair, NJ  07043

Donald R. Leopold, Director of the            50,000(7)                             (6)
  Company
Sherbrooke Associates, Inc.
52 Waltham Street
Lexington, MA  02173

Kevin Troy                                   676,667(8)                            7.4%
145 Ipswich Street
Boston, MA 02215

Steven Rubin                                1,240,765(9)                           13.6%
508 North Second Street
Fairfield, IA  52556

All executive officers and                  2,116,850(10)                          23.2%
directors as a group (six persons)

     -------------


     (1) Consists of (i) 300,000 shares owned by a trust, (ii) 1,020,000 shares held by Mr. Foster, of which Mr. Steven Rubin, a personal friend and business associate of Mr. Foster, beneficially owns 10,000 shares, (iii) 375,000 shares issuable pursuant to options held by Mr. Foster that have vested and are or will become exercisable within 60 days of June 10, 1997, (iv) 5,000 shares held by Mr. Foster's spouse, and (v) 8,600 shares, of which 4,300 shares are held by each of Mr. Foster's sons. Mr. Foster disclaims any beneficial ownership of the 10,000 shares owned by Mr. Rubin, the 5,000 shares owned by his spouse, and the 8,600 shares owned by his children. Excludes 375,000 shares issuable pursuant to options held by Mr. Foster.



     (2) All shares issuable pursuant to options held by Mr. Smith that have vested and are or will become exercisable within 60 days of June 10, 1997. Excludes 230,000 shares issuable pursuant to options held by Mr. Smith.



     (3) All shares issuable pursuant to options held by Mr. Weis that have vested and are or will become exercisable within 60 days of June 10, 1997. Excludes 30,000 shares issuable pursuant to options held by Mr. Weis.



     (4) All shares issuable pursuant to options held by Mr. Widman that have vested and are or will become exercisable within 60 days of June 10, 1997. Excludes 30,000 shares issuable pursuant to options held by Mr. Widman.



     (5) Consists of (i) 1,000 shares owned by Mr. Kidde's son, (ii) 17,250 shares held by Mr. Kidde, and (iii) 50,000 shares issuable pursuant to options held by Mr. Kidde that have vested and are or will become exercisable within 60 days of June 10, 1997. Mr. Kidde disclaims any beneficial ownership of the 1,000 shares owned by his son.


     (6)  Less than one percent.


     (7) All shares issuable pursuant to options held by Mr. Leopold that have vested and are or will become exercisable within 60 days of June 10, 1997.



     (8) Consists of (i) 551,667 shares, and (ii) 125,000 shares issuable pursuant to options held by Mr. Troy that have vested and are or will become exercisable within 60 days of June 10, 1997. Excludes 125,000 shares issuable pursuant to options held by Mr. Troy.



     (9) Consists of (i) 10,000 shares purchased by Mr. Foster in Mr. Foster's name and beneficially owned by Mr. Rubin, and (ii) 1,230,765 shares held by Mr. Rubin.



     (10) Includes 375,000, 230,000, 30,000, 30,000, 50,000, and 50,000 shares issuable pursuant to options held by Mr. Foster, Mr. Smith, Mr. Weis, Mr. Widman, Mr. Kidde, and Mr. Leopold, respectively, that have vested and are or will become exercisable within 60 days of June 10, 1997. Excludes 375,000, 230,000, 30,000, and 30,000 shares issuable pursuant to options held by Mr. Foster, Mr. Smith, Mr. Weis, and Mr. Widman, respectively.

                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

     Set forth below is the name, age and principal occupation or employment during the past five years of each executive officer and director of the Company, each of whom is a citizen of the United States.

                                  Positions with the Company;
Name and Business Address         Principal Occupation and Business Experience
-------------------------         --------------------------------------------
Steven L. Foster, age 48          Mr. Foster has been Chief Executive Officer of the Company since March 1991, Chairman of the Board
727 Atlantic Avenue, Suite 600    of the Company since March 1994 and a Director of the Company since April 1991.  He is the
Boston, MA  02111                 principal founder and co-creator of the Jillian's billiard club concept.  He has been actively involved in creating and operating entertainment clubs since 1979 and is co-owner of a Jillian's billiard club in Boston, Massachusetts.  In addition, Mr. Foster is co-founder of United Fuels
                                  International, Inc., an international energy brokerage firm, and its affiliates.  Mr. Foster graduated magna cum laude from Boston University School of Law in 1978 with a Juris Doctor (J.D.)
                                  degree.

Daniel M. Smith, age 35           Mr. Smith has been President, Chief Operating Officer and a Director of the Company since January
727 Atlantic Avenue, Suite 600    1995.  Mr. Smith was most recently a Vice President of KFC (Kentucky Fried Chicken), where he was
Boston, MA  02111                 employed from 1990 to 1995 and prior to that was employed as Vice President-European Operations of
                                  Domino's Pizza during his tenure from 1986 to 1990.  He received a  Masters of Management (M.M.A.)
                                  degree from Northwestern University.

Ronald Widman, age 32             Mr. Widman has been Vice President of Development of the Company since June 1995.  Prior to
727 Atlantic Avenue, Suite 600    joining the Company, Mr. Widman was employed by KFC/Pepsico for over 11 years where he was most
Boston, MA  02111                 recently responsible for the creation, implementation and turn-key development of new concepts,
                                  including the cross functional development of Taco Bell and KFC facilities.   He received a
                                  Masters of Business Administration (M.B.A.) degree from the University of Louisville.

                                  Positions with the Company;
Name and Business Address         Principal Occupation and Business Experience
-------------------------         --------------------------------------------
Stephen M. Weis, age 31           Mr. Weis has been Vice President of Operations of the Company since June 1995.  Mr. Weis was
727 Atlantic Avenue, Suite 600    Delivery Operations Manager of KFC from 1991 to 1995 where he oversaw the field operations of over
Boston, MA  02111                 100 delivery restaurants.  Prior to that, Mr. Weis was Senior Operations Supervisor of Domino's
                                  Pizza in the Mid-Atlantic region from 1987 to 1991.  He received a Bachelor of Arts (B.A.) degree in marketing from The American University.

John L. Kidde, age 62             Mr. Kidde has been a Director of the Company since its inception.  Mr. Kidde is currently the
727 Atlantic Avenue, Suite 600    President of KDM Development Corporation, an investment management firm.  Mr. Kidde currently
Boston, MA  02111                 serves as a member of the board of directors of The Futures Group of Washington, D.C.; Asset
                                  Management Advisors, Inc., Palm Beach, Florida; International Resources Group, Washington, D.C.;
                                  Australasia Inc., Cayman Islands; Continental Europe '90, Cayman Islands; International Agritech
                                  Resources, New York; Juniper Partners, Inc., New York; and HFG Expansion Management Inc.,
                                  Massachusetts.  He currently serves as a trustee of Stevens Institute of Technology, Hoboken, New
                                  Jersey; Open Space Institute, New York; and the Frost Valley YMCA, Montclair, New Jersey.  He is a
                                  general partner of Claflin Capital Management I-VII and The Opportunity Fund, both of Boston,
                                  Massachusetts, and North American Venture Capital II, L.P. of Madison, New Jersey.  From June 1968
                                  through January 1988, Mr. Kidde was Vice President and Director of International Operations of
                                  Kidde, Inc., a multi-industrial conglomerate.

Donald R. Leopold, age 46         Mr. Leopold has been a Director of the Company since April 1991.  For the past six years, he has
727 Atlantic Avenue, Suite 600    been President of Game Plan, Inc., a Boston-area based marketing and strategic planning consulting
Boston, MA  02111                 firm.  Game Plan provides marketing research, marketing planning and strategic planning consulting services to clients in the sports, recreation, leisure and consumer goods industries.  Mr. Leopold is also on the faculty of the Harvard University Extension School, where he teaches graduate level courses in Marketing of Services and Management of Service Operations.  He earned a Bachelor of
                                  Arts (B.A.) degree, cum laude, from Harvard College in general studies, and a Masters in Business
                                  Administration (M.B.A.) degree from the Harvard University Graduate School of Business
                                  Administration.

                       PRIOR CONTACTS BETWEEN THE COMPANY
                             AND CERTAIN AFFILIATES

         Since April 1, 1993, there have been no contacts, negotiations or transactions between the Company and a current director or executive officer of the Company, or between the Company or a director or executive officer of the Company and an unaffiliated party concerning (i) a merger, consolidation or acquisition, (ii) tender offer for or other acquisition of any class of securities of the Company, (iii) an election of directors of the Company, or
(iv) a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries. In addition, there have been no transactions between the Company and any one or more of its directors or executive officers since April 1, 1993 that involve an aggregate amount of one percent or more of the Company's consolidated revenues.

                            SELECTED FINANCIAL DATA

     The following table sets forth certain financial information with respect to the Company. The financial information was excerpted or derived from the audited and unaudited financial statements contained elsewhere in this Proxy Statement and should be read in conjunction with such financial statements. See "Financial Statements of the Company."

                                       Year Ended        Year Ended     Year Ended       Year Ended        Year Ended
                                         3/31/97           3/31/96       3/31/95          3/31/94           3/31/93
                                       ----------        ----------     ----------       ----------        ----------
Income Statement Data:
---------------------

Total revenue                          $13,216,495          $11,995,825     $7,969,247    $5,196,423      $3,620,756

Income/(loss) from continuing
  operations                           $  (941,928)         $  (393,731)    $ (863,056)   $ (932,529)     $   64,824

Net income (loss)                      $  (941,928)         $  (393,731)    $ (863,056)   $ (904,282)     $  161,834


Per Share Data:
--------------

Income (loss) from continuing
  operations                           $     (0.10)         $     (0.04)    $    (0.11)   $    (0.12)     $     0.01

Net income (loss)                      $     (0.10)         $     (0.04)    $    (0.11)   $    (0.12)     $     0.02

Weighted average common
  and common stock equivalent
  shares outstanding                     9,137,798            9,137,798      8,116,291     7,803,209       6,713,323


Balance Sheet Data:
------------------

Working capital (deficiency)           $(1,934,076)         $(1,209,476)    $  (24,485)   $  454,879      $  555,641

Total assets                           $ 8,704,461          $ 9,904,271     $7,847,472    $6,339,345      $5,352,088

Long-term obligations                  $ 2,525,348          $ 3,374,095     $1,568,171    $  589,291      $  406,266

Stockholders' equity                   $ 1,902,500          $ 2,844,428     $3,111,746    $3,600,298      $4,049,771

                               MARKET INFORMATION

     The Common Stock is traded in the over-the-counter market and is included for quotation on The NASDAQ SmallCap Market under the symbol "QBAL." On May 27, 1997, the Record Date, the average of high and low bid prices of the Common Stock was $0.28 per share. On ___________, 1997, the last full day of trading for which quotations were available at the time of printing of this Proxy Statement, the average of the high and low bid prices of the Common Stock was $_____ per share.

     The following table sets forth the range of high and low bid quotations for the Common Stock as reported by The NASDAQ SmallCap Market for each quarter since December 31, 1994. Such quotations reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions.

    Quarter Ended                             High Bid                       Low Bid
    -------------                             --------                       -------

      12/31/94                                   3/4                          7/16
       3/31/95                                   5/8                          7/16
       6/30/95                                  15/32                         5/16
       9/30/95                                  7/16                          11/32
      12/31/95                                  15/32                         7/32
       3/31/96                                  5/16                           1/4
       6/30/96                                  5/16                          3/16
       9/30/96                                   3/8                          3/16
      12/31/96                                   3/8                          3/16
       3/31/97                                  7/32                          3/32

     Despite the fact that the Common Stock is quoted on The NASDAQ SmallCap Market, there is currently only a limited trading market for the Common Stock. Over the three years ended April 18, 1997, the average weekly trading volume of the Common Stock was 27,387 shares, and over the 52 weeks ended April 18, 1997, the average weekly trading volume of the Common Stock was 24,840 shares. See "Special Factors - Opinion of Stonebridge - Stock Trading History." In addition, the Company has never declared a cash dividend and does not intend to do so in the foreseeable future.

     The following table shows the shares of Common Stock purchased by the Company and each director and executive officer (including former directors and officers) of the Company and the average purchase price for shares for each quarter since March 31, 1995.




                                                                          Number of              Average Purchase
                                        Company/Director/Officer      Shares Purchased              Price Paid
                                        ------------------------      ----------------              ----------
Fourth Quarter Ended 3/31/95            Steven L. Foster, Chief           850,000                    $0.25
                                        Executive Officer, Chairman
                                        of the Board and a Director
                                        of the Company

First Quarter Ended 6/30/95                     N/A                         N/A                       N/A

Second Quarter Ended 9/30/95                    N/A                         N/A                       N/A

Third Quarter Ended 12/31/95                    N/A                         N/A                       N/A

Fourth Quarter Ended 3/31/96                    N/A                         N/A                       N/A

First Quarter Ended 6/30/96                     N/A                         N/A                       N/A

Second Quarter Ended 9/30/96                    N/A                         N/A                       N/A

Third Quarter Ended 12/31/96                    N/A                         N/A                       N/A

Fourth Quarter Ended 3/31/97                    N/A                         N/A                       N/A

                               FEES AND EXPENSES

     All fees and expenses in connection with the preparation, printing and mailing of this Proxy Statement and the Proxy and in connection with the Proposal and the Private Placement will be borne by the Company, whether or not Shareholders approve the Proposal and whether or not the Merger is consummated.


     The estimated fees and expenses referred to above are as follows:

         Merger Payments....................................... $2,577,154

         Payments to Non-Continuing Warrant Holders and
           holders of Former Management Company Options........     28,000

         Commission Filing Fee.................................        426

         Stonebridge Fees and Expenses.........................     80,000

         Placement Agent Expense...............................    300,000

         Childs Transaction Fee................................    100,000

         Legal Fees............................................    743,000

         Accounting Fees.......................................     45,000

         Solicitation Expenses.................................     10,000

         Mailing Expense.......................................     15,000

         Printing Costs........................................     80,000

         Miscellaneous.........................................     99,000

            TOTAL..............................................  4,077,580


                            INDEPENDENT ACCOUNTANTS

     The financial statements of the Company as of March 31, 1997 and 1996 have been included herein in reliance upon the report of BDO Seidman, LLP, independent certified public accountants to the Company, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Representatives of the firm are expected to be present at the Special Meeting, will have an opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

     BDO Seidman, LLP was engaged by the Company as its principal accountant on June 11, 1996 after the resignation of Deloitte & Touche LLP ("Deloitte") on March 21, 1996 (the "Resignation Date"). Deloitte had served as principal accountant to the Company since 1989.

     Deloitte's report on the financial statements of the Company for the fiscal years ended March 31, 1995 and 1994 did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the two fiscal years in the period ended March 31, 1995 and in the subsequent period through the Resignation Date, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, during the two fiscal years in the period ended March 31, 1995 and in the subsequent period through the Resignation Date, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

                                 MISCELLANEOUS

     No person has been authorized to give any information or make any representation on behalf of the Company other than as contained in this Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

     The Board is not aware of any matter which may properly be presented for action at the Special Meeting other than the matters set forth herein, but should any matter requiring the vote of the Shareholders arise, it is intended that Proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the Proxies, discretionary authority to do so being included in the Proxy.

                      DOCUMENTS INCORPORATED BY REFERENCE

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                   GLOSSARY

     "Acquisition Date" means the date on which the Company acquired a majority interest in Jillian's, Inc.

     "Annapolis Limited Partnership" means Jillian's Billiard Club of Annapolis Limited Partnership.

     "Bannon" means Bannon & Co., Inc.


     "Base Case" means Stonebridge's valuation of the Common Stock based upon an unlevered discounted cash flow analysis of the projected five-year financial performance of the Company.


     "BTS" means Building Trade Services Construction, Inc.

     "Board" means the Board of Directors of the Company.


     "Borrower/s" means Steven L. Foster or Kevin Troy, and any of them.


     "Champaign Limited Partnership" means Jillian's Billiard Club of Champaign - Urbana, L.P.

     "Childs " means J.W. Childs Equity Partners, L.P.

     "The Childs Group" means Childs and certain related persons or entities of Childs.

     "Cleveland Heights Limited Partnership" means Jillian's Billiard Club of Cleveland Heights Limited Partnership.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the issued and outstanding shares of common stock, par value $.001 per share, of the Company.
"Company" means Jillian's Entertainment Corporation, a Florida corporation.

     "Continuing Shareholder/s" means certain Shareholders with whom the Company has ongoing relationships, and any of them.
They consist of Steven L. Foster, Steven Rubin, Kevin Troy, Kerry Breitbart, Warren Berman, William Hurlin and The Blind Trust UDT 3/26/93.


     "Continuing Warrant Holder/s" means a person with an ongoing relationship with the Company whose warrants to purchase shares of Common Stock will be exchanged for warrants to purchase the same number of shares of common stock of Holdings in the Corporate

Formation. They consist of Kerry Breitbart, The Blind Trust UDT 3/26/93 and the landlord of the Seattle billiard club.

     "Corporate Formation" means the transaction in which each Continuing Shareholder shall exchange each share of Common Stock owned by such Shareholder for one share of common stock of Holdings and Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings.

     "CPI" means the Consumer Price Index.


     "Current Management Company Option/s" means those stock options held by current directors, officers or employees of the Company or certain persons with whom the Company has ongoing relationships, who consist of King Cole, Cary S. Toland, Patricia Ambur, Steven L. Meltzer, Donald Leopold, John L. Kidde, Steven L. Foster, Kevin Troy, Daniel M. Smith, Stephen M. Weis and Ron Widman.


     "Deloitte" means Deloitte & Touche LLP.

     "Dixie Run" means Dixie Run Corporation.

     "EBIT" means earnings before interest and taxes.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization.

     "Effective Time" means the time at which Articles of Merger are filed and recorded with the Secretary of State of the State of Florida, at which point the Merger will become effective.

     "Employment/Noncompetition Agreement/s" means the employment agreements which each of Steven L. Foster and Daniel M. Smith will enter into with the Surviving Company.


     "Engagement Letter" means the written agreement dated May 23, 1996 wherein the Company granted the Placement Agent an exclusive right to present a merger proposal by September 30, 1996 acceptable to the Company designed to raise $6,000,000 to $12,000,000 in gross proceeds through the private placement of equity and/or subordinated debt securities to a limited number of accredited investors.


     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means the bank or trust company mutually acceptable to the Company and Holdings that will accept the Letters of Transmittal and Common Stock certificates of the Non-Continuing Shareholders and will distribute the Merger Payments.

     "Exchange Agreement" means the exchange agreement between Holdings and the Exchange Agent which governs the Exchange Agent's duties and responsibilities with respect to distribution of the Merger Payments and related matters.

     "First Union" means First Union Bank.

     "FMV" means fair market value.

     "Former Management Company Option/s" means those options that are not Current Management Company Options.


     "Foster Group" means Steven L. Foster, The Frank and Celia Foster Family Trust, Steven Rubin and Kevin Troy.


     "Holdings" means Jillian's Entertainment Holdings, Inc., a Delaware corporation.

     "Holdings Management Option/s" means those options to purchase common stock of Holdings to be issued in exchange for Current Management Company Options upon consummation of the Merger.

     "Holdings Performance Option/s" means those options to purchase shares of common stock of Holdings, the vesting of which is subject to the achievement of certain performance objectives, to be issued to the Continuing Shareholders and the Other Option Holders in the Corporate Formation.

     "Island" means Island Partners, Ltd.

     "Jillian's  - Annapolis" means Jillian's Billiard Club of Annapolis, Inc.

     "Jillian's Boston" means Jillian's Billiard Club, Inc.

     "Jillian's - Champaign" means Jillian's Billiard Club of Champaign - Urbana, Inc.

     "Jillian's - Cleveland" means Jillian's Billiard Club of Cleveland, Inc.

     "Jillian's - Cleveland Heights" means Jillian's Billiard Club of Cleveland Heights, Inc.

     "Jillian's - Kendall" means Jillian's Billiard Club of Kendall, Inc.

     "Jillian's - Long Beach" means Jillian's Billiard Club of Long Beach,
Inc.

     "Jillian's - Pasadena" means Jillian's Billiard Club of Pasadena, Inc.

     "Jillian's - Seattle" means Jillian's Billiard Club of Seattle, Inc.

     "Jillian 's - Tacoma" means Jillian's Billiard Club of Tacoma, Inc.

     "Jillian's - Worcester" means Jillian's Billiard Club of Worcester, Inc.

     "Letter of Transmittal" means a duly executed letter of transmittal that each Non-Continuing Shareholder will be required to submit to the Exchange Agent in order to receive the Merger Payment for each share of Other Common Stock owned by each of them.

     "License Agreement" means the agreement under which the Company will grant Jillian's Boston a license to use the trade names, trademarks and service marks of the Company.

     "LTM" means the twelve month period ended June 30, 1995.

     "Management Agreement" means the agreement under which Childs will provide consulting and management advisory services to the Surviving Company and Holdings and their subsidiaries.

     "Merger" means the merger between the Company and Sub to be effected subject to the terms and conditions of the Merger Agreement.

     "Merger Agreement" means the proposed Agreement and Plan of Merger by and among the Company, Holdings and Sub.

     "Merger Payment" means the cash payment of $0.50 per share of Common Stock, without interest.

     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

     "Non-Continuing Shareholder" means any Shareholder that is not a Continuing Shareholder.

     "Non-Continuing Warrant Holder" means any warrant holder that is not a Continuing Warrant Holder.

     "On Cue" means On Cue Limited, a company operating four billiard club restaurants in Canada.

     "Option Agreement" means the agreement under which the owners of Jillian's Boston will grant the Surviving Company an option to acquire Jillian's Boston.

     "Other Common Stock" means each share of Common Stock held by Non-Continuing Shareholders which at the Effective Time will be converted into the right to receive the Merger Payment.

     "Other Option Holders" means certain persons who will receive Holdings Performance Options to purchase shares of common stock of Holdings pursuant to the Purchase Agreement. They consist of Steven L. Foster, Daniel M. Smith, Steven M. Weis, Kevin Troy, Steven Rubin and Kerry Breitbart.

     "Placement Agent" means Hampshire Securities Corporation, a New York corporation.

     "Preferred Stock" means the preferred stock of Holdings to be sold pursuant to the Private Placement.

     "Private Placement" means the private placement of 12,872,774 shares of Preferred Stock with the Childs Group pursuant to the terms and conditions of the Purchase Agreement.

     "Private Placement Memo" means the private placement memorandum relating to an offering of preferred stock of the entity which was to be the surviving corporation in a merger with the Company.

     "Proposal" means the proposal to approve the Merger.

     "Proxy" means the proxy set forth on the proxy card enclosed with this Proxy Statement.

     "Proxy Statement" means this Proxy Statement, as the same may be amended.

     "Purchase Agreement" means the purchase agreement, dated _________, 1997, by and among the Company, Holdings, Childs, the Representative, the Continuing Shareholders, the holders of Current Management Company Options, the Other Option Holders, the Continuing Warrant Holders and the Borrowers.

     "Put" means the right acquired by an unaffiliated trust in November 1989 to require the Company to repurchase 206,825 shares of Common Stock from the trust at $1.64 per share immediately upon the demand of the trust.

     "Put Right" means, with respect to the Private Placement, the right acquired by holders of Preferred Stock to redeem their shares at a price of $0.9322 per share under certain circumstances.

     "QBAL" means the symbol under which the Common Stock is included for quotation on The NASDAQ SmallCap Market.

     "Record Date" means May 27, 1997, the date as of which Shareholders are shown on the Company's records as holders of issued and outstanding shares of Common Stock.

     "Representative" means the representative of, and attorney-in-fact for, certain members of the Childs Group.

     "Resignation Date" means March 21, 1996, the date Deloitte resigned as principal accountant to the Company.

     "Schedule 13E-3" means the Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act, and any amendments thereto, including exhibits filed as a part thereof, that the Company has filed with the Commission.

     "Shareholder/s" means the shareholders of the Company, and any of them.

     "Special Meeting" means the special meeting, together with adjournments thereof, at which the Shareholders will vote on the Proposal.

     "Stockholders Agreement" means the stockholders agreement among the Continuing Shareholders, Holdings, the Childs Group and the Borrowers which would, among other things, place restrictions on the transferability of shares of common stock of Holdings.

     "Stock Option Plans" means collectively, the Company's Consolidated Stock Option Plan, 1994 Director, Adviser and Key Employee Stock Option Plan and 1995 Director, Adviser and Key Employee Stock Option Plan.

     "Stonebridge" means Stonebridge Associates, LLC.

     "Sub" means Jillian's Entertainment Acquisition Corporation, a Florida corporation, and a wholly owned subsidiary of Holdings.

     "Surviving Company" means the Company, which will be the surviving company in the Merger.


     "Transfer Agent" means American Stock Transfer & Trust Company.


     "Vending Partnership" means Jillian's Vending Limited Partnership.

     "Voting Agreement" means an agreement under which the Continuing Shareholders agreed to vote their shares of Common Stock in favor of the Merger and to refrain from selling, assigning or otherwise disposing of such shares.

     "Worcester Limited Partnership" means Jillian's Billiard Club of Worcester Limited Partnership.

                        INDEX TO FINANCIAL STATEMENTS

 Unaudited Pro Forma Financial Statements:
   Pro Forma Combined Condensed Balance Sheet as of March 31, 1997.......................................  F-3

   Pro Forma Combined Condensed Statement of Operations for the Year Ended March 31, 1997................  F-4

   Pro Forma Combined Condensed Statement of Operations for the Year Ended March 31, 1996................  F-5

Audited Financial Statements:
   Report of BDO Seidman, LLP, Independent Auditors......................................................  F-6

   Consolidated Balance Sheets as of March 31, 1997 and 1996.............................................  F-7

   Consolidated Statements of Operations for the Years Ended March 31, 1997 and 1996 ....................  F-8

   Consolidated Statements of Changes in Stockholder Equity for the Years Ended March 31, 1997
       and 1996 .........................................................................................  F-9

   Consolidated Statements of Cash Flows for the Years Ended March 31, 1997 and 1996.....................  F-10


   Notes to Consolidated Financial Statements ...........................................................  F-11

                        JILLIAN'S ENTERTAINMENT AND HOLDINGS
                     PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)


         The following pro forma combined condensed financial information is based on the historical consolidated financial statements of Jillian's Entertainment Corporation and Subsidiaries ("Jillian's Entertainment") and reflects the issuance of $12 million of convertible preferred stock of a newly formed Delaware corporation ("Holdings"). Holdings was formed for the purpose of acquiring Jillian's Entertainment through the merger of a wholly owned subsidiary of Holdings. The Holdings subsidiary will be merged with and into Jillian's Entertainment subject to definitive terms and conditions of the Purchase and Merger Agreements.

         The unaudited combined condensed balance sheet of Jillian's Entertainment and Holdings as of March 31, 1997 is presented as if the $12 million convertible preferred stock issuance and the acquisition and merger of Jillian's Entertainment by and with Holdings occurred on March 31, 1997. The unaudited pro forma combined condensed statement of operations for the year ended March 31, 1997 is presented as if the issuance of the $12 million of convertible preferred stock of Holdings and the acquisition and merger of Jillian's Entertainment by and with Holdings occurred on April 1, 1996. The unaudited pro forma combined condensed statement of operations for the year ended March 31, 1996 is presented as if the issuance of the $12 million of convertible preferred stock of Holdings and the acquisition and merger of Jillian's Entertainment by and with Holdings occurred on April 1, 1995.
In management's opinion, all adjustments necessary to reflect the $12 million convertible preferred stock issuance and the related acquisition and merger transaction have been included in the accompanying pro forma condensed financial statements. The unaudited pro forma condensed statement of operations is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the period presented, nor does it purport to represent the financial results of operations for future periods. The unaudited pro forma information should be read in conjunction with Jillian's Entertainment's historical financial statements and notes thereto included elsewhere herein.

                     JILLIAN'S ENTERTAINMENT AND HOLDINGS

                  PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31,1997
                                  (UNAUDITED)

                                                                    (In thousands)
                                                 ---------------------------------------------------
                                                 Jillian's                          Pro Forma
                                                 Entertainment               -----------------------
                                                 (Historical)   Holdings        Adjustments    Combined
                                                 ------------   --------     -----------    --------

ASSETS

Current assets:
     Cash and cash equivalents..................    $  622    $12,000 (a)    $(2,577) (b)    $ 8,571
                                                                                 (24) (b)
                                                                              (1,450) (b)
     Other current assets.......................       465          -              -             465
                                                    ------    -------        -------         -------
         Total current assets                        1,087     12,000         (4,051)          9,036
Property, leasehold improvements
  and equipment, net............................     6,556          -              -           6,556
Goodwill, net...................................       752          -          3,631  (b)      4,383
Other assets....................................       309          -              -             309
                                                    ------    -------        -------         -------
                                                    $8,704    $12,000        $  (420)        $20,284
                                                    ======    =======        =======         =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and other current
        liabilities.............................    $1,798    $     -        $     -         $ 1,798
     Current portion of notes and equipment
        leases payable..........................     1,223          -              -           1,223
                                                    ------    -------        -------         -------
         Total current liabilities..............     3,021          -              -           3,021
Notes and equipment leases payable, less
  current maturities............................     1,495          -              -           1,495
Deferred rent...................................     1,031          -              -           1,031
                                                    ------    -------        -------         -------
         Total liabilities......................     5,547          -              -           5,547
Minority interest...............................     1,255          -              -           1,255
Redeemable preferred stock......................         -     12,000 (a)          -          12,000
Total stockholders' equity......................     1,902          -           (420) (b)      1,482
                                                                                 625  (c)
                                                                                (625) (c)
                                                    ------    -------        -------         -------
                                                    $8,704    $12,000        $  (420)        $20,284
                                                    ======    =======        =======         =======

--------------------------
(a) To reflect the issuance of $12 million of redeemable preferred stock at the formation of Holdings.
(b) To reflect the acquisition and merger of Jillian's Entertainment by and with Holdings, as if they occurred on March 31, 1997. The acquisition and Merger Pro Forma adjustments are summarized as follows:

         - Cash of $2,577,000 to be paid by Holdings for the purchase of 5,154,308 shares of Jillian's Entertainment common stock at a purchase price of $.50 per share;

         - Cash of $24,000 to be paid by Holdings for certain Jillian's Entertainment outstanding warrants and options;

         - The Pro Forma reflects management's estimate of $1,450,000 of transaction costs;

         - Goodwill represents the excess purchase price over the fair value of net assets acquired calculated as follows:

                 Total purchase price of 9,137,798 shares of Jillian's Entertainment at           $5,973
                 $.50 per share, including purchase price of certain warrants and options and estimated transaction costs

                 Fair value of net assets acquired                                                 2,342
                                                                                                  ------

                 Excess of purchase price over fair value                                         $3,631
                                                                                                  ======

(c) To reflect the issuance of 1,250,000 shares of Holdings common stock at $.50 per share in exchange for stockholder notes receivable.

                     JILLIAN'S ENTERTAINMENT AND HOLDINGS
             PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED MARCH 31, 1997
                                 (UNAUDITED)


                                                        (In thousands, except per share data)
                                                 ---------------------------------------------------
                                                 Jillian's                             Pro Forma
                                                 Entertainment                ----------------------------
                                                 (Historical)   Holdings      Adjustments         Combined
                                                 ------------   --------      -----------         --------

Revenues from clubs.............................     $13,217    $     -           $      -         $13,217
                                                     -------    -------           --------         -------
Cost of club operations.........................      10,970          -                  -          10,970
General and administrative expenses.............       1,690          -                  -           1,690
Depreciation and amortization expense...........         965          -                145  (a)      1,110
Income applicable to minority interests.........         207          -                  -             207
                                                     -------    -------           --------         -------
         Total costs and expenses...............      13,832          -                145          13,977
                                                     -------    -------           --------         -------

Other income (expense):
     Interest expense...........................        (332)         -                  -            (332)
     Interest income............................           5          -                 49  (b)         54
                                                     -------    -------           --------         -------
                                                        (327)         -                 49            (278)
                                                     -------    -------           --------         -------
Net loss .......................................        (942)         -                (96)         (1,038)
Preferred stock dividends.......................           -          -             (1,440) (c)     (1,440)
                                                     -------    -------           --------         -------
Net loss applicable to common and common
  equivalent shares.............................     $  (942)   $     -           $ (1,536)        $(2,478)
                                                     =======    =======           ========         =======
Net loss per common and common
  equivalent shares.............................     $  (.10)                                      $  (.12)
                                                     =======                                       =======
Weighted average number of common and
  common equivalent shares outstanding..........   9,137,798                                    20,047,014
                                                   =========                                    ==========


--------------------------
(a) To reflect amortization of goodwill ($3,631,000 assuming an estimated useful life of twenty-five years).

(b) To reflect interest income earned on notes receivable of $625,000 to be issued in exchange for common stock in Holdings at 7% per annum on $375,000 and 9% per annum on $250,000, assuming transaction occurred on April 1, 1996.

(c) To reflect dividends on the $12 million issuance of Holdings' redeemable preferred stock at dividend accrual rate of 12% per annum, assuming the issuance occurred on April 1, 1996.

                     JILLIAN'S ENTERTAINMENT AND HOLDINGS
             PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED MARCH 31, 1996
                                 (UNAUDITED)

                                                        (In thousands, except per share data)
                                                 ---------------------------------------------------
                                                 Jillian's                             Pro Forma
                                                 Entertainment                --------------------------
                                                 (Historical)    Holdings     Adjustments       Combined
                                                 ------------    --------     -----------       --------
Revenues from clubs.............................     $12,000    $     -         $      -         $12,000
                                                     -------    ---------       --------         -------
Cost of club operations.........................       9,643          -                -           9,643
General and administrative expenses.............       1,707          -                -           1,707
Depreciation and amortization expense...........         657          -              145  (a)        802
Income applicable to minority interests.........         190          -                -             190
                                                     -------    ---------       --------         -------
         Total costs and expenses...............      12,197          -              145          12,342
                                                     -------    ---------       --------         -------

Other income (expense):
     Interest expense...........................        (212)         -                -            (212)
     Interest income............................          15          -               49  (b)         64
                                                     -------    ---------       --------         -------
                                                        (197)         -               49            (148)
                                                     -------    ---------       --------         -------
Net loss .......................................        (394)         -              (96)           (490)
Preferred stock dividends.......................           -          -           (1,440) (c)     (1,440)
                                                     -------    ---------       --------         -------
Net loss applicable to common and common
  equivalent shares.............................     $  (394)   $     -         $ (1,536)        $(1,930)
                                                     =======    =========       ========         =======
Net loss per common and common
  equivalent shares.............................     $  (.04)                                    $  (.10)
                                                     =======                                     =======
Weighted average number of common and
  common equivalent shares outstanding..........   9,137,798                                  20,047,014
                                                   =========                                  ==========

--------------------------
(a) To reflect amortization of goodwill ($3,631,000 assuming an estimated useful life of twenty-five years).

(b) To reflect interest income earned on notes receivable of $625,000 to be issued in exchange for common stock in Holdings at 7% per annum on $375,000 and $9% per annum on $250,000, assuming transaction occurred on April 1, 1995.

(c) To reflect dividends on the $12 million issuance of Holdings' redeemable preferred stock at dividend accrual rate of 12% per annum, assuming the issuance occurred on April 1, 1995.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Jillian's Entertainment Corporation
Boston, Massachusetts

We have audited the accompanying consolidated balance sheets of Jillian's Entertainment Corporation and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jillian's Entertainment Corporation and subsidiaries at March 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred substantial cash flow and liquidity problems and has a significant working capital deficiency. These factors raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note
2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ BDO SEIDMAN, LLP

May 21, 1997

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                                   (NOTE 2)



===========================================================================================================================
March 31,                                                                              1997                  1996
---------------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                                      $    622 259         $    646 306
   Inventory                                                                           178 401              204 581
   Accounts receivable                                                                  52 611               63 386
   Other current assets                                                                234 017              166 035
---------------------------------------------------------------------------------------------------------------------------

     Total current assets                                                            1 087 288            1 080 308

PROPERTY, LEASEHOLD IMPROVEMENTS AND
 EQUIPMENT, net (Notes 3 and 4)                                                      6 556 245            7 687 606

GOODWILL, net of accumulated amortization of
 $315,000 and $262,000                                                                 752 133              805 384

OTHER ASSETS                                                                           308 795              330 973
---------------------------------------------------------------------------------------------------------------------------

                                                                                  $  8 704 461         $  9 904 271
===========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                               $    890 031         $    941 707
   Accrued expenses and other liabilities                                              608 452              535 167
   Due to shareholder                                                                  300 000              100 000
   Current portion of notes and equipment
    leases payable (Note 4)                                                          1 222 881              712 910
---------------------------------------------------------------------------------------------------------------------------

     Total current liabilities                                                       3 021 364            2 289 784

DEFERRED RENT                                                                        1 030 674            1 187 860

NOTES PAYABLE AND EQUIPMENT LEASES PAYABLE,
 less current maturities (Note 4)                                                    1 494 674            2 186 235
---------------------------------------------------------------------------------------------------------------------------

     Total liabilities                                                               5 546 712            5 663 879
---------------------------------------------------------------------------------------------------------------------------

MINORITY INTERESTS (NOTE 8)                                                          1 255 249            1 395 964
---------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 2, 6, 7 and 8):

STOCKHOLDERS' EQUITY (Note 4 and 7):
   Cumulative preferred stock, $.001 par value, 1,000,000
    shares authorized, none issued or outstanding                                            -                    -
   Common stock, $.001 par value, 25,000,000 shares
    authorized, 9,137,798 shares issued  and outstanding                                 9 138                9 138
   Paid-in capital                                                                   9 536 277            9 536 277
   Accumulated deficit                                                              (7 642 915)          (6 700 987)
---------------------------------------------------------------------------------------------------------------------------

     Total stockholders' equity                                                      1 902 500            2 844 428
---------------------------------------------------------------------------------------------------------------------------
                                                                                   $ 8 704 461          $ 9 904 271

===========================================================================================================================

                    See accompanying notes to consolidated financial statements.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS




========================================================================================================================
For the years ended March 31,                                                             1997                1996
========================================================================================================================
REVENUES FROM CLUB OPERATIONS                                                      $13 216 495         $11 999 825
------------------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES:
   Cost of club operations:
     Cost of goods sold                                                              2 983 936           2 736 704
     Wages                                                                           3 045 320           2 745 768
     Rent (Note 6)                                                                   1 868 901           1 685 014
     Direct operating costs                                                          2 622 356           2 475 614
     Charge for impairment of long-lived
      assets (Note 3)                                                                  450 000                   -
   General and administrative expenses                                               1 689 800           1 707 460
   Depreciation and amortization expense                                               964 826             656 768
   Income applicable to minority interest                                              206 790             189 613
------------------------------------------------------------------------------------------------------------------------

        Total costs and expenses                                                    13 831 929          12 196 941
------------------------------------------------------------------------------------------------------------------------

OPERATING LOSS                                                                        (615 434)           (197 116)
------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
   Interest expense                                                                   (331 904)           (211 520)
   Interest income                                                                       5 410              14 905
------------------------------------------------------------------------------------------------------------------------

        Total other expense, net                                                      (326 494)           (196 615)
------------------------------------------------------------------------------------------------------------------------

NET LOSS                                                                           $  (941 928)        $  (393 731)
========================================================================================================================

NET LOSS PER SHARE OF COMMON STOCK AND
 COMMON STOCK EQUIVALENTS                                                          $      (.10)        $      (.04)
========================================================================================================================

WEIGHTED AVERAGE COMMON STOCK AND COMMON
 STOCK EQUIVALENT SHARES OUTSTANDING                                                 9 137 798           9 137 798
========================================================================================================================


                    See accompanying notes to consolidated financial statements.

            JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CHANGES IN
                             STOCKHOLDERS' EQUITY



                                      Common Stock                                                       Total
For the years ended               -------------------       Paid-in    Accumulated        Notes       Stockholders'
March 31, 1997 and 1996           Shares        Amount      Capital      Deficit        Receivable       Equity
========================================================================================================================

BALANCE, at
 March 31, 1995                   9 137 798     $9 138     $9 513 277    $(6 307 256)    $(103 413)     $3 111 746

   Collection of
    notes receivable                      -          -              -              -       103 413         103 413

   Services contributed
    by shareholder                        -          -         23 000              -             -          23 000

   Net loss                               -          -              -       (393 731)            -        (393 731)
------------------------------------------------------------------------------------------------------------------------

BALANCE, at
 March 31, 1996                   9 137 798      9 138      9 536 277     (6 700 987)            -       2 844 428

   Net loss                               -          -              -       (941 928)            -        (941 928)
------------------------------------------------------------------------------------------------------------------------

BALANCE, at
 March 31, 1997                   9 137 798     $9 138     $9 536 277    $(7 642 915) $          -      $1 902 500
========================================================================================================================

                    See accompanying notes to consolidated financial statements.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS



For the years ended March 31,                                                            1997                 1996
========================================================================================================================

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                        $ (941 928)         $  (393 731)
------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net loss to net
    cash provided by operating activities:
     Depreciation and amortization                                                    964 826              656 768
     Charge for impairment of long-lived assets                                       450 000                    -
     Increase in paid-in capital for contribution of services                               -               23 000
     Changes in operating assets and liabilities:
        Inventory                                                                      26 180              (49 014)
        Accounts receivable                                                            10 775              (29 698)
        Other assets                                                                  (74 851)              29 706
        Accounts payable                                                              (51 676)             362 922
        Accrued expenses and other liabilities                                        116 099              282 518
        Minority interest                                                             206 790              189 613
------------------------------------------------------------------------------------------------------------------------

           Total adjustments                                                        1 648 143            1 465 815
------------------------------------------------------------------------------------------------------------------------

           Cash provided by operating activities                                      706 215            1 072 084
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                               (201 167)          (1 677 301)
   Collection of notes receivable                                                           -              103 413
------------------------------------------------------------------------------------------------------------------------

           Cash used in investing activities                                         (201 167)          (1 573 888)
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of notes payable                                            500 000              630 253
   Repayment of notes and leases payables                                            (681 590)            (506 829)
   Distributions to minority interest shareholders                                   (347 505)            (229 434)
------------------------------------------------------------------------------------------------------------------------

           Cash used by financing activities                                         (529 095)            (106 010)
------------------------------------------------------------------------------------------------------------------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                             (24 047)            (607 814)

CASH AND CASH EQUIVALENTS, beginning of year                                          646 306            1 254 120
------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                                             $  622 259         $    646 306
========================================================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for:
     Interest                                                                      $  350 044         $    157 742
     Income taxes                                                                  $        -         $          -

                    See accompanying notes to consolidated financial statements.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.    SUMMARY OF
      SIGNIFICANT
      ACCOUNTING
      POLICIES

      Organization                Jillian's Entertainment Corporation (the
                                  "Company"), owns, operates and manages,
                                  through wholly-owned subsidiaries, billiard clubs in Miami, Florida, Seattle, Washington,
                                  Cleveland, Ohio, Cleveland Heights, Ohio,
                                  Pasadena, California, Worcester,
                                  Massachusetts, Champaign, Illinois,
                                  Annapolis, Maryland, Long Beach, California and Tacoma, Washington.

                                  The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly-owned subsidiaries are the general partners and own 87%, 25%, 43% and 79% interests, respectively.

      Principles of
      Consolidation               The consolidated financial statements include
                                  the accounts of Jillian's Entertainment
                                  Corporation, and its wholly-owned
                                  subsidiaries. The limited partnerships which own the Cleveland Heights, Worcester,
                                  Champaign and Annapolis clubs are
                                  consolidated herein, since the Company
                                  controls the operations of the limited
                                  partnership. All significant intercompany accounts and transactions have been eliminated.

      Use of Estimates            The preparation of financial statements in
                                  conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Reclassifications           Certain reclassifications have been made to
                                  the March 31, 1996 consolidated financial statements to conform with the March 31, 1997 presentation.

      Cash Equivalents            Cash equivalents include interest-bearing
                                  deposits with banks and short-term highly liquid investments, with original maturities of less than three months.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF
      SIGNIFICANT
      ACCOUNTING
      POLICIES
      (Continued)

      Inventory                   Inventory, primarily food and beverage, is
                                  stated at cost. Cost is determined by the first-in, first-out method.

      Property, Leasehold
      Improvements and
      Equipment                   Property, leasehold improvements and
                                  equipment are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets which range from five to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including all expected renewal periods) or the useful lives of the improvement which primarily range from ten to twenty years. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are recognized.

      Goodwill The excess of the cost over the fair value of net assets acquired is being amortized on a straight-line basis over twenty years from the acquisition dates. The Company reviews at each balance sheet date the value of its long-lived assets and the goodwill related to such assets for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121. The Company's valuation is principally based on the profitability of the clubs acquired in the original acquisitions (Kendall, Seattle, and Cleveland) and the ongoing value of the Jillian's concept based on the clubs' estimated future cash flows (undiscounted and without interest charges) expected to result from the use of such assets in accordance with SFAS No. 121.

      Income Taxes                The Company follows the liability method of
                                  accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes".
                                  SFAS No. 109 prescribes an asset and
                                  liability approach, which requires the
                                  recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The Company's policy is to record a valuation allowance against deferred tax assets

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.    SUMMARY OF
      SIGNIFICANT
      ACCOUNTING
      POLICIES
      (Continued)

      Income Taxes
      (Continued)                 unless it is more likely than not that such
                                  assets will be realized in future periods.
                                  The Company considers estimated future
                                  taxable income or loss and other available evidence when assessing the need for its deferred tax valuation allowance.

      Due to Shareholder          The amount due to shareholder of $300,000 and
                                  $100,000 at March 31, 1997 and 1996,
                                  respectively, represents amounts owed for services rendered by an officer and shareholder of the Company. The amount due is non-interest bearing and has no fixed repayment terms.

      Fair Value of
      Financial
      Instruments                 The Company believes that the carrying amount
                                  of notes and equipment leases payable, as reported in the accompanying consolidated balance sheet, approximates fair value.

      Operating Leases            The Company has entered into operating lease
                                  agreements which contain scheduled rent
                                  increases during the term of the lease. Such scheduled rent increases are recorded on a straight-line basis over the term of the lease. Landlord concessions are recorded as deferred rent and are amortized over the terms of the lease.

      Earnings/Loss
      Per Share                   Primary per share amounts are computed based
                                  upon the average number of common and common equivalent shares outstanding, assuming proceeds from the assumed exercise of options were used to purchase common shares outstanding at the average fair market value during each period, unless such exercise is anti-dilutive. Fully diluted earnings per share assumes that the proceeds were used to purchase common shares outstanding at the higher of the fair market value per share as of the end of each period or the average fair market value during each period, unless such exercise is anti-dilutive.

      Start-up Costs              Start-up costs related to development stage
                                  clubs are expensed as incurred. These costs include all wages, rents and general and administrative expenses incurred prior to a club opening for business.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.    SUMMARY OF
      SIGNIFICANT
      ACCOUNTING
      POLICIES
      (Continued)

  Start-up Costs
  (Continued)                     The Company incurred no start-up costs for
                                  the year ended March 31, 1997.  Direct
                                  operating costs included start-up costs
                                  related to development stage clubs of
                                  approximately $82,600 for the year ended
                                  March 31, 1996.

      Advertising Costs           Advertising costs are charged to operations
                                  as incurred.  Advertising expense was
                                  approximately $390,000 and $317,000 for the years ended March 31, 1997 and 1996, respectively.

      New Accounting
      Pronouncements              Stock Options and Warrants - Effective April
                                  1, 1996, the Company adopted SFAS No. 123,
                                  "Accounting for Stock-Based Compensation".
                                  SFAS No. 123 allows the Company to account for its stock-based compensation plans based upon either a fair value method or the intrinsic value method previously followed by the Company. The Company has retained the intrinsic value method of accounting for stock-based compensations plans, and therefore, the adoption of SFAS No. 123 had no impact on the Company's financial position or results of operations. As required by SFAS No. 123, the Company has disclosed the effects of applying the fair value method on the net loss and net loss per share on a pro forma basis (see Note 7).

                                  Earnings Per Share - SFAS No. 128,"Earnings
                                  Per Share", issued by the Financial
                                  Accounting Standards Board is effective for financial statements for fiscal years ending after December 15, 1997. The new standard establishes standards for computing and presenting earnings per share. The Company does not expect the adoption of this standard to have a material effect on its consolidated financial statements.

                                  The effect of adopting SFAS No. 128 has not been estimated. The Company is required to adopt the disclosure required by SFAS No. 128 during the year ending March 31, 1998.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.    GOING CONCERN AND
      PROPOSED PRIVATE
      PLACEMENT AND
      MERGER TRANSACTION          The Company's consolidated financial
                                  statements have been prepared on the basis that it will be able to continue as a going concern. The Company has incurred substantial cash flow and liquidity problems and has a significant working capital deficiency. Accordingly, the Company's ability to continue as a going concern is dependent upon the anticipated proceeds from its proposed private placement and merger transaction described below.

                                  In March 1997, the Company entered into a non-binding letter of intent providing for the preliminary terms and conditions of a proposed private placement and merger transaction. Such transaction is subject to the Company's stockholders' consideration and vote. The proposed Merger Agreement by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and a wholly owned subsidiary of Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings") provides, among other matters, for the following:

                                  (i)     Sub will be merged with and into the
                                          Company, and the Company will be the
                                          surviving company in the Merger.

                                  (ii)    Each share of common stock of Sub
                                          will be converted into the right to
                                          receive one share of Series A common
                                          stock, par value $.001 per share, of
                                          the surviving company and one share
                                          of Series B common stock, par value
                                          $.001 per share, of the surviving
                                          company.

                                  (iii)   Each share of common stock held by a
                                          non-continuing shareholder will be
                                          converted into the right to receive a
                                          merger payment.

                                  (iv)    Each warrant to purchase a share or
                                          shares of common stock held by a
                                          continuing warrant holder will be
                                          exchanged for a warrant to purchase
                                          the same number of shares of common
                                          stock of Holdings.

                           JILLIAN'S ENTERTAINMENT
                         CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.    GOING CONCERN AND
      PROPOSED PRIVATE
      PLACEMENT AND
      MERGER TRANSACTION
      (Continued)                 The Company has determined that approximately
                                  $2,600,000 in cash will be required in order to make the merger payments. The Company intends to use funds obtained from a private placement of $12,000,000 of convertible preferred stock of Holdings, pursuant to the terms and conditions of a Purchase Agreement, to make the merger payments. If the Merger is approved by the Company's shareholders, subject to the terms and conditions of the Purchase Agreement, the private placement will be consummated immediately prior to consummation of the Merger.

                                  If the Merger is not approved by the
                                  Company's shareholders, the Company, at that time, will assess whether it will seek to structure another transaction or continue to retain the placement agent to raise funds for the Company. Approval of the Merger will require the favorable vote of the majority of all outstanding shares of common stock.

                                  The Merger Agreement also provides that all fees and expenses incurred in connection with the Merger Agreement and the Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that if the Merger is consummated, (i) the Company will pay all of the proposed investor group's fees and expenses and (ii) the Company will pay the proposed investor group a one-time transaction fee of $200,000. In addition, pursuant to the Merger Agreement, the Company is obligated to pay the proposed investor group a termination fee of $500,000 if the Merger Agreement is terminated under certain circumstances, including, but not limited to, the failure of the shareholders to approve the Merger and the withdrawal of the Board of Director's recommendation that the shareholders vote in favor of the Merger.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




3.    PROPERTY,
      LEASEHOLD
      IMPROVEMENTS AND
      EQUIPMENT, NET              Property, leasehold improvements and
                                  equipment consist of the following:

                                  March 31,                                               1997                 1996
                                  ======================================================================================

                                  Leasehold improvements                           $ 4 564 345           $ 5 487 014
                                  Game equipment                                     1 393 477             1 391 937
                                  Club and office equipment                          1 598 990             1 772 683
                                  Furniture and fixtures                               629 231               720 323
                                  Assets held for sale, net                            747 032                     -
                                  --------------------------------------------------------------------------------------

                                                                                     8 933 075             9 371 957

                                  Less accumulated depreciation                     (2 376 830)           (1 684 351)
                                  --------------------------------------------------------------------------------------

                                                                                   $ 6 556 245            $7 687 606
                                  ======================================================================================


                                  The Company has analyzed numerous options regarding its Long Beach club, which has continued to incur operating losses. During the fourth quarter of 1997, the Company began actively pursuing the sale of its Long Beach club and, accordingly, has classified the club's leasehold improvements and equipment as "assets held for sale". The Company wrote-down the value of its Long Beach long-lived assets based upon its determination that the estimated net proceeds from a sale will not be sufficient for the Company to recover the carrying value of the club's long-lived assets. A charge of $450,000 for the estimated impairment of the club's long-lived assets is included as an expense of club operations for the year ended March 31, 1997 in the accompanying consolidated statements of operations.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4.    NOTES AND
      EQUIPMENT
      LEASES PAYABLE         Notes and equipment leases payable consist of the
                             following:

                                  March 31,                                                              1997             1996
                                --------------------------------------------------------------------------------------------------

                                  Notes payable:

                                  7% note payable to City of Long Beach, collateralized by the assets of the Long Beach club and shares of the Company's
                                   common stock as described below.  The note is also guaranteed by Jillian's Billiard Club of Pasadena, Inc. and Jillian's
                                   Entertainment Corporation.  Principal and interest is payable in monthly installments of $5,507 beginning April 1, 1996.
                                   Balance due 2006.
                                                                                                    $    440 322      $   450 000

                                  Note payable to unaffiliated third party with interest at prime plus 3% (11.25% at March 31, 1997), collateralized by certain assets of the Long Beach club, the Pasadena club and Jillian's
                                   Entertainment Corporation.  Principal and interest due on
                                   August 1, 1997.  The Company also issued the lender 50,000 warrants to purchase the Company's common stock (see Note 7).
                                                                                                         300 000                -

                                  25% notes payable to affiliated third parties.  Interest only payable semi-annually.  Principal and accrued interest due May and June 1997.
                                                                                                         280 000          280 000

                                  9.5% note payable to bank, collateralized by the assets of the
                                   Tacoma club and by certain assets of the Seattle club.
                                   Principal and interest payable in monthly installments of
                                   $6,306.  Balance due December 2000.
                                                                                                         237 868          284 357

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4.    NOTES AND
      EQUIPMENT
      LEASES PAYABLE
      (Continued)

                                  March 31,                                                            1997             1996
                                --------------------------------------------------------------------------------------------------

                                  Bank note payable with interest at the bank's base rate plus
                                   1.5%  (9.75% at March 31, 1997), collateralized by certain property and equipment.  Principal and interest payable in monthly installments of $6,945.  Balance due September 9,
                                   1999.
                                                                                                    201 389             -

                                  Note payable to unaffiliated third parties with interest
                                   accruing at 15% per annum (currently payable at 12%).
                                   Principal and accrued interest due October 20, 1999.
                                                                                                    185 000          185 000

                                  Note payable to U.S. Government without interest.  Payable in monthly installments of $3,000 with principal balance due
                                   April 28, 1998.  Collateralized by 200,000 shares of the
                                   Company's common stock.
                                                                                                    166 792          199 792

                                  9.5% note payable to bank collateralized by the assets of the
                                   Seattle club.  Principal and interest payable in monthly
                                   installments of $4,205. Balance due May 18, 1999.
                                                                                                    102 722          144 538

                                  10% note payable to Champaign club landlord, collateralized by certain assets of the Champaign club.  Principal and interest payable in monthly installments of $3,187.  Balance due
                                   September 1, 1999.
                                                                                                     81 804          110 301

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4.    NOTES AND
      EQUIPMENT
      LEASES PAYABLE
     (Continued)

                                  March 31,                                                              1997             1996
                                ==================================================================================================

                                  7% note payable to City of Cleveland Heights collateralized by personal property and fixtures in the Cleveland Heights club.
                                   Principal and interest payable in monthly installments of
                                   $1,161.  Balance due in March 1998.
                                                                                                         67 340           76 219

                                  8% note payable to seller of Pasadena club.  Principal balance paid in August, 1996.
                                                                                                              -          175 000

                                  8.5% note payable to unaffiliated third party.  Principal
                                   balance paid in August, 1996.
                                                                                                              -           50 000
                                  -----------------------------------------------------------------------------------------------
                                  Total notes payable                                                 2 063 237        1 955 207
                                  -----------------------------------------------------------------------------------------------

                                  Collateralized equipment lease payable:

                                  12.6% leases payable collateralized by Tacoma club assets.
                                   Payable in monthly principal and interest installments of
                                   $6,762.  Balance due December 2000.
                                                                                                        245 772          294 556

                                  11.9% equipment leases payable to unaffiliated third party.
                                   Payable in monthly principal and interest installments of
                                   $6,673.  $30,000 buy-out due June 1999.
                                                                                                        157 219          214 633

                                  11.25% equipment leases payable to unaffiliated third party.
                                   Payable in monthly installments of $11,953.  Balance due in
                                   March 1998.
                                                                                                        135 068          255 826

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




4.    NOTES AND
      EQUIPMENT
      LEASES PAYABLE
      (Continued)

                                  March 31,                                                          1997             1996
                                  =================================================================================================
                                  Various other equipment leases payable to unaffiliated third party.  Payable in principal and interest installments
                                   aggregating $4,240 per month, maturing in May 1998 through
                                   September 2001.
                                                                                                    116 259          178 923
                                  ------------------------------------------------------------------------------------------------

                                  Total capital leases payable                                      654 318          943 938
                                  ------------------------------------------------------------------------------------------------

                                  Total notes and equipment leases payable                        2 717 555        2 899 145

                                  Less current portion of notes and
                                   equipment leases payable                                       1 222 881          712 910
                                  ------------------------------------------------------------------------------------------------

                                  Long-term portion of notes
                                   and equipment leases payable                                  $1 494 674       $2 186 235
                                  ================================================================================================

                                  The aggregate amount of required payments under the notes payable are as follows:

                                  Year Ending March 31,                                                      Amount
                                  ================================================================================================
                                  1998                                                                  $   932 486
                                  1999                                                                      395 586
                                  2000                                                                      357 492
                                  2001                                                                       99 432
                                  2002                                                                       48 114
                                  Thereafter                                                                230 127
                                  ------------------------------------------------------------------------------------------------
                                                                                                         $2 063 237
                                  ================================================================================================


                                  As collateral on the City of Long Beach note payable, the Company has issued the City of Long Beach a warrant to receive 225,000 shares of its common stock at no charge.
                                  This warrant is only exercisable if the
                                  Company defaults on the loan and fails to cure such default. Any net proceeds the City of Long Beach receives on the sale of such warrant would be used to offset the outstanding loan balance. If such net proceeds were not sufficient to repay the outstanding loan balance, the

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4.    NOTES AND
      EQUIPMENT
      LEASES PAYABLE
      (Continued)                 Company has agreed to continue to issue
                                  additional shares of its common stock until the outstanding loan balance is paid in full.

                                  Future minimum lease payments under capital lease obligation together with the present value of the net minimum lease payments are as follows:

                                  Year ending March 31,                                                      Amount
                                  ================================================================================================
                                  1998                                                                     $355 550
                                  1999                                                                      202 095
                                  2000                                                                      140 035
                                  2001                                                                       77 947
                                  ------------------------------------------------------------------------------------------------
                                  Total minimum lease payments                                              775 627
                                  Less amounts representing interest                                        121 309
                                  ------------------------------------------------------------------------------------------------
                                  Present value of net minimum lease payments                              $654 318
                                  ================================================================================================


5.    INCOME TAXES                Deferred income taxes reflect the net tax
                                  effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The tax effects of significant items comprising the Company's net deferred tax asset are as follows:

                                  March 31,                                               1997                 1996
                                  ================================================================================================
                                   Gross deferred tax liabilities                 $          -          $          -
                                  ================================================================================================

                                  Deferred tax assets:
                                     Accruals not yet deductible
                                      for tax purposes                            $   113 000           $         -
                                     Charge for long-lived asset
                                      impairment not yet deductible
                                      for tax purposes                                169 000                     -
                                     Contribution carryforward                          8 700                 8 000
                                     Net operating loss carryforward                1 970 000             2 202 300
                                     Capital loss carryforward                         31 600                31 600
                                  ------------------------------------------------------------------------------------------------

                                  Gross deferred tax assets                         2 292 300             2 241 900

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5.    INCOME TAXES
      (Continued)                 March 31,                                               1997                 1996
                                  ================================================================================================

                                  Deferred tax asset
                                   valuation allowance                             (2 292 300 )          (2 241 900)
                                  ------------------------------------------------------------------------------------------------

                                  Net deferred tax asset                         $          -          $          -
                                  ================================================================================================


                                  As of March 31, 1997, the Company has unused operating loss carryforwards of approximately $6,200,000 for federal income tax purposes, subject to review by the Internal Revenue Service. Approximately $4,000,000 of this carryforward is limited, under Section 382 of the Internal Revenue Code, to approximately $350,000 per year. The Company may also experience an additional reduction in its loss carryforwards as a result of a change in ownership in excess of 50% upon completion of its proposed private placement and merger transactions as described in Note 2. The Company's loss carryforwards begin to expire in the year 2006.

                                  The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to the Company's loss before income taxes as follows:

                                  Year ending March 31,                                1997                1996
                                  ================================================================================================

                                  Income tax expense (benefit)
                                   at federal statutory rate                          (34.0)  %           (34.0) %
                                  Goodwill amortization                                 2.0                 2.2
                                  Operating losses generating
                                   no current tax benefit                              32.0                31.8
                                  ------------------------------------------------------------------------------------------------

                                  Effective income tax rate                             0.0   %             0.0  %
                                  ------------------------------------------------------------------------------------------------


             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



6.    OPERATING LEASES            On June 13, 1995, the Company entered into a
                                  lease agreement for 3,020 square feet of space for its administrative operation located at 727 Atlantic Avenue in Boston,
                                  Massachusetts. The lease commenced in July, 1995 and expires July, 1998. In addition, the lease has a two-year renewal period.
                                  Under the lease agreement, the Company is obligated to pay the lessor minimum annual rent equal to approximately $34,700 for the second lease year and $37,800 for the third lease year.

                                  The Company also leases the premises in which its billiard clubs are operated. The future minimum lease payments under the administrative and clubs operating leases are approximately as follows:


                                  Year ending March 31,                                                    Amount
                                  ================================================================================================

                                  1998                                                                $ 1 839 000
                                  1999                                                                  1 935 000
                                  2000                                                                  1 587 000
                                  2001                                                                  1 398 000
                                  2002                                                                  1 306 000
                                  Thereafter                                                            3 275 000
                                  ------------------------------------------------------------------------------------------------

                                                                                                      $11 340 000
                                  ================================================================================================

                                  Some of the billiard clubs lease agreements contain clauses that provide for additional rental expense based on gross sales exceeding specified dollar amounts. Such rental clauses differ by club. The Company was required to pay approximately $53,000 and $42,000 in additional rent for the years ended March 31, 1997 and 1996, respectively. Additionally, the Company is using the straight line method for certain lease payments under the lease agreements and, therefore, current expenses are greater than the actual cash payments.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



7.    STOCK OPTIONS
      AND WARRANTS                At March 31, 1997, outstanding warrants and
                                  options to purchase shares of the Company's common stock were as follows:

                                                                                                            Amount
                                  ================================================================================================

                                  Warrants issued in connection with the Seattle club lease (a)             76 984
                                  Warrants issued to public relations firm (b)                              50 000
                                  Warrants issued to former directors and officers (c)                     262 500
                                  Warrants issued in connection with the Miami club lease (d)               65 000
                                  Consolidated Stock Option Plan (e)                                       145 500
                                  1994 Stock Option Plan (f)                                               124 000
                                  1995 Stock Option Plan (g)                                             1,595,000
                                  Warrants issued to the City of Long Beach
                                   note payable (see Note 4)                                               225 000
                                  Warrants issued in connection with note payable (see Note 4)              50 000
                                  ------------------------------------------------------------------------------------------------

                                  Total number of common shares issuable upon exercise
                                   of warrants and stock options                                         2,593,984
                                  ================================================================================================

                                  (a)     Under the terms of an amendment to
                                          the Seattle club lease, the lessor
                                          and the Company agreed that the
                                          percentage rental payments may be
                                          made one-third in cash and two-thirds
                                          by issuing the lessor warrants to
                                          purchase shares of the Company's
                                          common stock in an amount equal to
                                          one share for each dollar of
                                          percentage rent owing.  The warrants
                                          were issued on the 15th day following
                                          the end of each fiscal year and will
                                          be exercisable for a five-year period
                                          at an exercise price equal to the
                                          average bid and asked prices of the
                                          common stock for the ten-day period
                                          prior to issuance.  The warrants
                                          issued under this amendment are as
                                          follows:

                                          For Fiscal                         Warrants                    Exercise
                                             Year                             Issued                   Price/Share
                                          ============================================================================

                                          1993                                 12 608                          .75
                                          1994                                 15 637                          .70
                                          1995                                 20 631                          .45
                                          1996                                 28 108                          .27
                                          ----------------------------------------------------------------------------
                                                                               76 984
                                          ============================================================================

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




7.    STOCK OPTIONS
      AND WARRANTS
      (Continued)                 (b)     On September 10, 1992, the Company
                                          issued to its public relations firm,
                                          for services rendered, a warrant to
                                          purchase 50,000 shares of the
                                          Company's common stock for a
                                          five-year period commencing at the
                                          time of issuance at an exercise price
                                          of $.50 per share.

                                  (c)     The Board of Directors has issued
                                          former directors and a former officer
                                          of the Company common stock purchase
                                          warrants exercisable for a five-year
                                          period from the date of grant.  The
                                          warrants have various restrictions
                                          and registration rights. The warrants
                                          issued are as follows:

                                            Date                             Warrants                    Exercise
                                          Granted                             Issued                   Price/Share
                                          ================================================================================

                                           8/4/93                              40 000                         $.78
                                          3/31/94                              40 000                          .70
                                          1/23/95                              40 000                          .66
                                          2/17/95                              67 500                          .66
                                          2/17/95                              75 000                          .33
                                          --------------------------------------------------------------------------------

                                                                              262 500
                                          ================================================================================


                                  (d)     On March 7, 1994, under the terms of
                                          an amendment to the Miami club lease,
                                          the lessor and the Company have
                                          agreed to eliminate all basic
                                          percentage rents due from inception
                                          of the lease through the termination
                                          of the lease (including all renewal
                                          periods).  In exchange for the
                                          amendment, the Company issued the
                                          lessor 40,000 shares of its common
                                          stock and granted the lessor warrants
                                          to purchase 65,000 shares of its
                                          common stock at $.50 per share. The
                                          warrants are exercisable for a
                                          five-year period.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



7.    STOCK OPTIONS
      AND WARRANTS
      (Continued)                 (e)     On June 28, 1994, the Board of
                                          Directors cancelled all options
                                          (786,000 shares of the Company's
                                          common stock in the aggregate)
                                          previously granted to directors,
                                          advisors and key employees under all
                                          stock option plans adopted prior to
                                          March 31, 1994.  Such plans were
                                          replaced with the Consolidated Stock
                                          Option Plan.  As of March 31, 1997,
                                          145,500 of these options are
                                          outstanding.  The outstanding options
                                          are exercisable at $.66 per share to
                                          the extent vested which is as
                                          follows: 1) 141,300 options were
                                          exercisable as of March 31, 1997 and
                                          2) 4,200 options vest during fiscal
                                          1998. The outstanding options expire
                                          as follows: 1) 5,000 options in
                                          fiscal 1998, 2) 5,000 options in
                                          fiscal 1999, 3) 5,500 options in
                                          fiscal 2000, 4) 32,000 options in
                                          fiscal 2001, 5) 30,000 options in
                                          fiscal 2002 and 6) 68,000 options in
                                          fiscal 2004.

                                  (f)     On March 31, 1994, the Board of
                                          Directors adopted the 1994 Director,
                                          Adviser and Key Employee Stock Option
                                          Plan (the "1994 Plan"). The following
                                          1994 plan options are outstanding and
                                          fully vested as of March 31, 1997:

                                               Options                  Exercise
                                               Issued                  Price/Share                 Expiration Date
                                          ================================================================================

                                                20 000                        $.45                  March 31, 2005
                                               104 000                         .66                  March 31, 2004
                                          --------------------------------------------------------------------------------
                                               124 000
                                          ================================================================================


                                  (g)     On October 2, 1995, the Board of
                                          Directors, adopted a new 1995
                                          Director, Adviser and Key Employee
                                          Stock Option Plan (the "1995 Plan").
                                          Under the 1995 Plan, options to
                                          purchase 1,650,000 shares of the
                                          Company's common stock can be
                                          awarded.  In October 1995, the Stock
                                          Option Committee granted options to
                                          key employees which, in the
                                          aggregate, allowed for the purchase of
                                          1,645,000 shares of the Company's
                                          common stock.  As of March 31, 1997,
                                          1,595,000 options remain outstanding.
                                          The outstanding options are
                                          exercisable at $.40 per share to the
                                          extent vested, which is as follows:
                                          1) 775,000 options were exercisable

                           JILLIAN'S ENTERTAINMENT
                         CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




7.    STOCK OPTIONS
      AND WARRANTS
      (Continued)                         as of March 31, 1997, 2) 395,000
                                          options will vest during 1998 and
                                          1999, and 3) 30,000 options will vest
                                          during 2000.  All outstanding options
                                          issued under the 1995 plan expire in
                                          October 2005.

                                  (h)     On July 31, 1996, the Company issued
                                          50,000 warrants to an unaffiliated
                                          third party lender in connection with
                                          a $300,000 loan payable.  The
                                          warrants have an exercise price of
                                          $.50 per share and are fully vested
                                          at March 31, 1997.  The 50,000
                                          warrants expire on July 31, 2001.

                                  The Company accounts for its stock-based compensation plans using the intrinsic value method. Accordingly, no compensation cost has been recognized since the option's exercise price to purchase shares of the Company's common stock was not less than the common stock's market value on the date of grant. The Company granted no stock-based compensation options for the year ended March 31, 1997. Had compensation cost for the Company's fiscal 1996 stock options (issued under the 1995 Stock Option Plan) been determined based on the fair value method, using an option pricing model in accordance with SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:


                                  Year Ending March 31,                                   1997               1996
                                  =====================================================================================

                                  Net loss (in thousands):
                                     As reported                                     $   (942)            $ (394)
                                     Pro forma                                       $ (1 026)            $ (502)

                                  Net loss per common share:
                                     As reported                                     $   (.10)            $ (.04)
                                     Pro forma                                       $   (.11)            $ (.05)


             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.    STOCK OPTIONS
      AND WARRANTS
      (Continued)                 In determining the pro forma amounts above,
                                  the Company estimated the fair value of the 1996 options using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0%, volatility of 35%, risk-free rates ranging from 6.1% to 6.2% with an expected life of ten years. The weighted average fair value of options granted in fiscal 1996 was approximately $200,000 and have a weighted-average remaining life of 7.8 years.

8.    MINORITY INTERESTS

      General In order to partially finance the costs of renovating and equipping the Jillian's billiard clubs located in Cleveland Heights, Worcester, Champaign and Annapolis, the Company sold limited partnership interests in limited partnerships that own those clubs. The Company sold 13%, 75%, 57% and 21% of the partnership interests in the partnerships that own the billiard clubs in Cleveland Heights, Worcester, Champaign and Annapolis, respectively. Wholly-owned subsidiaries of the Company own the remaining interest. Each of the limited partnership agreements for the partnerships allows the limited partners, after a certain date (the "Put Date") to require the Company to repurchase their limited partnership interests. The purchase price is a multiple (ranging from four to five) times the limited partner's allocable share of the limited partnership's net income for the twelve-month period preceding the Put Date. The limited partners are entitled to receive part of their purchase price in the form of the Company's common stock and the balance in cash. The limited partners also have the right for a certain period of time after receipt of the common stock to require that the Company register its shares of common stock for sale to the public.

      Jillian's Billiard
      Club of Cleveland
      Heights, Ltd.               The Cleveland Heights, Ohio club is owned by
                                  Jillian's Billiard Club of Cleveland Heights
                                  Limited Partnership, an Ohio limited
                                  partnership, in which a wholly-owned
                                  subsidiary of Jillian's, Inc.  (Jillian's
                                  Billiard Club of Cleveland Heights, Inc., a
                                  Delaware corporation) is the general partner and owns an 87% interest. The remaining 13% of the limited partnership interest was sold for $122,500.

                           JILLIAN'S ENTERTAINMENT
                         CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.    MINORITY INTERESTS
      (Continued)

      Jillian's Billiard
      Club of Cleveland
      Heights, Ltd.
      (Continued)                 A 3% limited partner had the option to sell
                                  their three Units to the Company upon the transmittal to the limited partner of the financial statements for the partnership for the 12 months ended December 31, 1995. The
                                  Company has offered to purchase such Units at a cash price equal to the amount paid by a limited partner for his Units ($22,500). To date, the limited partner and the Company have not agreed upon the terms of the purchase.

                                  A 10% limited partner will have the option to sell its interest to the Company anytime after January 1, 1997. The Company has agreed to purchase the 10% interest at a price equal to 500% of the annualized cash flow of JBC of Cleveland Heights, Ltd. times 10%. The full purchase price is to be paid in common stock of the Company and such common stock will be valued based on the 10-day average bid and ask price prior to the limited partner exercising its option to sell its interest. To date, the Company and the 10% limited partner have not entered into a purchase agreement.

      Jillian's Billiard
      Club of Worcester,
      Ltd. The Worcester, Massachusetts club is owned by Jillian's Billiard Club of Worcester Limited Partnership (the "Worcester Partnership"), a Massachusetts limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard club of Worcester, Inc., a Massachusetts corporation) is the general partner and owns a 25% interest. The remaining 75% limited partnership interest was sold for $850,000.

                                  The limited partners will have the option to sell their Units to the Company during the 60-day period after the transmittal to the limited partners of the financial statements of the Partnership for the 12 months ending December 31, 1998.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



8.    MINORITY INTERESTS
      (Continued)

      Jillian's Billiard
      Club of Worcester,
      Ltd.
      (Continued)                 In March 1997, the Company entered into
                                  Purchase and Sale Agreements (the
                                  "Agreements") to acquire the 75% limited partners interest in the Worcester
                                  Partnership for an aggregate purchase price of $500,000, payable to each seller on a pro rata basis. The purchase price is subject to certain adjustments depending on the date of closing, as defined in the Agreements. The
                                  Agreements are also contingent upon the
                                  Company completing a private placement (see
                                  Note 2) on or before December 31, 1997.

      Jillian's Billiard
      Club of Champaign -
      Urbana, Ltd.                The Champaign-Urbana, Illinois club is owned
                                  by Jillian's Billiard Club of
                                  Champaign-Urbana Limited Partnership, an
                                  Illinois limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc.
                                  (Jillian's Billiard Club of Champaign-Urbana,
                                  Inc., an Illinois corporation) is the general partner and owns a 43% interest. The remaining 57% limited partnership interest was sold for $325,000.

                                  Forty-seven percent (47%) of the limited partners had the option to sell their Units to the Company, during the 60-day period after the transmittal to the limited partners of the financial statements for the Partnership for the 12 months ending December 31, 1996. The limited partners did not exercise their option to sell.

                                  A 10% limited partner will have the option to sell its interest to the Company anytime after October 1, 1998. The Company has agreed to purchase the 10% interest at a price equal to 500% of the annualized cash flow of JBC of Champaign-Urbana, Ltd. times 10%. The full purchase price is to be paid in common stock of the Company and such common stock will be valued based on a 10-day average bid and ask price, as defined in the Partnership Agreement. The limited partner does not have a demand registration right.

                                  The Company has also guaranteed that owners of the Units will receive distributions from the Partnership equal to 140% of their investment over a 6-year period. The guarantee period commenced at the beginning of first calendar quarter after the closing of the sale of Units.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




8.    MINORITY INTERESTS
      (Continued)

      Jillian's Billiard
      Club of Annapolis,
      Ltd. The Annapolis, Maryland club is owned by Jillian's Billiard Club of Annapolis Limited Partnership ("the Partnership"), a Maryland limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard Club of Annapolis, Inc., a Maryland corporation) is the general partner and owns 79% interest. The remaining 21% limited partnership interest was sold for $133,084.

                                  The limited partners will have the option to sell their Units to the Company during the 60-day period after the transmittal to the limited partners of the financial statements for the Partnership for the 12 months ending December 31, 1997. If a limited partner exercises their option, the purchase price for the Units would be payable partly in cash (15% of the purchase price) and partly in common stock of the Company (85% of the purchase price). Assuming all limited partners elect to sell their Units, the purchase price is four times 50% of the net income of the Partnership for the 12 months ending December 31, 1997, determined in accordance with generally accepted accounting principles, with the maximum price being an amount equal to 100% of the investment of the limited partners in this offering. The Company also has agreed to provide a right to the limited partners, for a limited time, to register their common stock for sale to the public.

                                  If the limited partners do not exercise their right to sell, the Company has guaranteed that owners of the Units will receive distributions from the Partnership equal to 140% of their investment over a 6-year period. The guarantee period commenced at the beginning of the first calendar quarter after the closing of the sale of Units.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




8.    MINORITY INTERESTS
      (Continued)

      Summary
      Information                 The following is a summary of the limited
                                  partnerships terms:

                                                                                                     Percent of
                                   Original          Minimum                                      Purchase Price
                                   Investment         Annual                          Purchase         Payable
                                   by Limited         Return                            Price         in Cash/
                                   Partners         Guaranteed      Put Date         Multiple       Common Stock
=======================================================================================================================
      Cleveland Heights             $  22 500                -      12/31/95           5 (a)         100%/   0%
      Cleveland Heights               100 000                -      01/01/97           5               0%/ 100%
      Worcester                       850 000           15% (b)     12/31/98           5              50%/  50%
      Champaign                       325 000        23.33% (c)     12/31/96           -         Put not exercised
      Champaign                       100 000                -      10/01/98           5               0%/ 100%
      Annapolis                       133 084        23.33% (c)     12/31/97           4              15%/  85%

------------------------------

      (a)    Minimum return of original investment.

      (b)    Minimum annual return guaranteed until put date.

      (c) Minimum annual return guaranteed over a six-year period, assuming partners do not exercise their right to sell.

                                  The Company's ability to fulfill the above obligations and the future value of the Company's common stock is dependent on the success of the business and the outcome of the proposed transaction described at Note 2. There is no assurance that the Company will be able to fulfill its obligations to the Partnership or to the limited partners, including its obligations under its guarantee to the limited partners, and there can be no assurance that the Company's common stock will have value in the event the limited partners exercise their option to sell their Units.

             JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




8.    MINORITY INTERESTS
      (Continued)

      Summary
      Information
      (Continued)                 The minority interest liability balance in
                                  the accompanying consolidated balance sheets consists of the following:


                                  March 31,                                               1997                1996
                                  ========================================================================================
                                  Cleveland Heights Limited
                                   Partnership                                    $   109 400          $   113 532
                                  Worcester Limited Partnership                       570 861              632 930
                                  Champaign Limited Partnership                       388 426              446 974
                                  Annapolis Limited Partnership                       186 562              202 528
                                  ----------------------------------------------------------------------------------------

                                                                                   $1 255 249           $1 395 964
                                  ========================================================================================

                                                                      APPENDIX A


         ============================================================




                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF JUNE [ ], 1997



                                  BY AND AMONG


                     JILLIAN'S ENTERTAINMENT HOLDINGS, INC.,


                 JILLIAN'S ENTERTAINMENT ACQUISITION CORPORATION


                                       AND


                       JILLIAN'S ENTERTAINMENT CORPORATION





         ============================================================

                                TABLE OF CONTENTS

ARTICLE I                  THE MERGER..............................................................................   2

Section 1.1                The Merger..............................................................................   2
Section 1.2                Consummation of the Merger..............................................................   2
Section 1.3                Effects of the Merger...................................................................   2
Section 1.4                Articles of Incorporation of the
                           Surviving Corporation...................................................................   2
Section 1.5                By-Laws of the Surviving Corpora-
                           tion....................................................................................   2
Section 1.6                Directors and Officers of the
                           Surviving Corporation...................................................................   2
Section 1.7                Closing.................................................................................   3
Section 1.8                Capital Stock of Sub....................................................................   3
Section 1.9                Cancellation of Jillian's Common
                           Owned by Holdings.......................................................................   3
Section 1.10               Jillian's Common Not Owned by
                           Holdings or the Continuing
                           Shareholders............................................................................   3
Section 1.11               Jillian's Stock Options.................................................................   3
Section 1.12               Jillian's Warrants......................................................................   4
Section 1.13               Exchange of Certificates................................................................   4


ARTICLE II                 REPRESENTATIONS AND WARRANTIES OF
                           JILLIAN'S...............................................................................   6

Section 2.1                Organization of Jillian's...............................................................   6
Section 2.2                Jillian's Capital Structure.............................................................   6
Section 2.3                Authority; No Conflict; Required
                           Filings and Consents....................................................................   7
Section 2.4                Financial Statements....................................................................   9
Section 2.5                No Undisclosed Liabilities..............................................................   9
Section 2.6                Accounts Receivable.....................................................................   9
Section 2.7                Accounts Payable........................................................................  10
Section 2.8                Inventory...............................................................................  10
Section 2.9                Absence of Certain Changes or
                           Events..................................................................................  10
Section 2.10               Properties; Encumbrances................................................................  10
Section 2.11               Equipment and Leasehold
                           Improvements............................................................................  10
Section 2.12               Taxes...................................................................................  11
Section 2.13               Intellectual Property...................................................................  12
Section 2.14               Contracts and Commitments...............................................................  14
Section 2.15               Jillian's Suppliers.....................................................................  15
Section 2.16               Insurance...............................................................................  15
Section 2.17               Labor Difficulties......................................................................  15
Section 2.18               Litigation..............................................................................  16
Section 2.19               Environmental Matters...................................................................  16
Section 2.20               Employee Benefit Plans..................................................................  17

Section 2.21               Personnel...............................................................................  19
Section 2.22               Agreements in Full Force and
                           Effect..................................................................................  19
Section 2.23               Compliance with Laws....................................................................  19
Section 2.24               Insider Interests.......................................................................  19
Section 2.25               Proxy Statement.........................................................................  20
Section 2.26               Opinion of Financial Advisor............................................................  20
Section 2.27               Brokers and Finders.....................................................................  20
Section 2.28               Disclosure..............................................................................  20


ARTICLE III                REPRESENTATIONS AND WARRANTIES OF
                           HOLDINGS AND SUB........................................................................  21

Section 3.1                Organization of Holdings and Sub........................................................  21
Section 3.2                Capital Structure of Holdings and
                           Sub.....................................................................................  21
Section 3.3                Authority; No Conflict; Required
                           Filings and Consents....................................................................  22


ARTICLE IV                 CONDUCT OF BUSINESS.....................................................................  23

Section 4.1                Covenants of Jillian's..................................................................  23
Section 4.2                Cooperation.............................................................................  26


ARTICLE V                  ADDITIONAL AGREEMENTS...................................................................  26

Section 5.1                Proxy Statement.........................................................................  26
Section 5.2                Access to Information...................................................................  27
Section 5.3                Supplements to Jillian's Disclosure
                           Schedule................................................................................  28
Section 5.4                Approval of Stockholders................................................................  28
Section 5.5                Legal Conditions to Merger..............................................................  28
Section 5.6                Consents................................................................................  28
Section 5.7                Jillian's Management Stock Options......................................................  29
Section 5.8                Holdings Agreements.....................................................................  29
Section 5.9                Jillian's Agreements....................................................................  29
Section 5.10               No Solicitation.........................................................................  29
Section 5.11               Minority Interests......................................................................  30
Section 5.12               Additional Agreements; Reasonable Efforts...............................................  30


ARTICLE VI                 CONDITIONS TO MERGER....................................................................  31

Section 6.1                Conditions to Each Party's Obliga-
                           tion to Effect the Merger...............................................................  31
Section 6.2                Additional Conditions to
                           Obligations of Holdings and Sub.........................................................  32
Section 6.3                Additional Conditions to
                           Obligations of Jillian's................................................................  33

ARTICLE VII                SURVIVAL AND INDEMNIFICATION............................................................ 34

Section 7.1                Survival................................................................................ 34
Section 7.2                Indemnification by Jillian's............................................................ 35
Section 7.3                Procedures Relating to Indemnifica-
                           tion.................................................................................... 36


ARTICLE VIII               TERMINATION; FEES AND EXPENSES.......................................................... 37

Section 8.1                Termination............................................................................. 37
Section 8.2                Effect of Termination................................................................... 38
Section 8.3                Fees and Expenses....................................................................... 39


ARTICLE IX                 MISCELLANEOUS........................................................................... 40

Section 9.1                Amendment............................................................................... 40
Section 9.2                Extension; Waiver....................................................................... 40
Section 9.3                Notices................................................................................. 40
Section 9.4                Interpretation.......................................................................... 41
Section 9.5                Counterparts............................................................................ 41
Section 9.6                Entire Agreement........................................................................ 42
Section 9.7                Governing Law........................................................................... 42
Section 9.8                Severability............................................................................ 42
Section 9.9                Assignment.............................................................................. 42


Exhibit A                  Form of Purchase Agreement
Exhibit B                  Form of Voting Agreement
Exhibit C                  Form of Holdings Stock Option Plan
Exhibit D                  Form of Holdings Stock Option
                           Agreement
Exhibit E                  Form of Employment/Non-Competition Agreement
Exhibit F                  Form of Management Agreement
Exhibit G                  Form of Stockholders Agreement
Exhibit H                  Form of License Agreement
Exhibit I                  Form of Option Agreement
Exhibit J                  Matters to be Covered by Opinion of Jillian's
                           Counsel
Exhibit K                  Matters to be Covered by Opinion of Counsel to JWC

Schedule 1                 Jillian's Rollover Options
Schedule 2                 Jillian's Non-Rollover Options

                          AGREEMENT AND PLAN OF MERGER




                  AGREEMENT AND PLAN OF MERGER, dated as of June [ ], 1997 (this "Agreement"), by and among Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings"), Jillian's Entertainment Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Holdings ("Sub") and Jillian's Entertainment Corporation, a Florida corporation ("Jillian's").


                  WHEREAS, pursuant to the terms of a purchase agreement, dated the date hereof, substantially in the form of Exhibit A hereto (the "Purchase Agreement"), J.W. Childs Equity Partners, L.P., a Massachusetts limited partnership ("JWC"), and certain related persons or entities (together with JWC, the "JWC Group") will, at the Closing (as defined below), contribute $12,000,000 to Holdings in exchange for shares of Series A 12% Convertible Preferred Stock of Holdings, par value $.001 per share ("Holdings Series A Preferred Stock");

                  WHEREAS, pursuant to the terms of the Purchase Agreement, certain shareholders of Jillian's (collectively, the "Continuing Shareholders") will, at the Closing, contribute all of the shares of Common Stock of Jillian's, par value $.001 per share ("Jillian's Common"), owned by them to Holdings in exchange for shares of Common Stock of Holdings, par value $.001 per share, ("Holdings Common") and options to purchase additional shares of Holdings Common ("Holdings Options");

                  WHEREAS, the parties intend that, as soon as practicable after the execution of this Agreement, Sub will merge with and into Jillian's (the "Merger"), with Jillian's to be the surviving entity, all pursuant to the terms and conditions of this Agreement and that, upon the effectiveness of the Merger, each share of Jillian's Common not owned by Holdings (it being understood that Holdings will then own the shares of Jillian's Common presently owned by the Continuing Shareholders) will be converted into the right to receive $0.50 in cash (the "Merger Consideration");

                  WHEREAS, in furtherance of the Merger (i) the Boards of Directors of Jillian's, Holdings and Sub have each approved this Agreement and the transactions contemplated hereby and (ii) in order to induce Holdings and Sub to enter into this Agreement, concurrently with the execution hereof, Holdings, JWC and the Continuing Shareholders are entering into a voting agreement, dated the date hereof, substantially in the form of Exhibit B hereto (the "Voting Agreement");

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and


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agreements set forth below, and for other good and valuable consideration, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Sub shall merge with and into Jillian's in accordance with the Florida Business Corporation Act (the "FBCA") and the separate corporate existence of Sub shall thereupon cease and Jillian's shall continue as the surviving corporation. Jillian's, in its capacity as the corporation surviving the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

                  Section 1.2 Consummation of the Merger. In order to effectuate the Merger, on the Closing Date (as defined in Section 1.7), Jillian's shall cause articles of merger (the "Articles of Merger") to be filed with the Department of State of Florida, in such form as required by, and executed in accordance with, the FBCA. The Merger shall be effective as of the time of filing of the Articles of Merger (the "Effective Time").

                  Section 1.3 Effects of the Merger. The Merger shall have the effects provided for in Section 607.1106 of the FBCA.

                  Section 1.4 Articles of Incorporation of the Surviving Corporation. At and after the Effective Time, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time (the "Sub Articles of Incorporation"), shall be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with the FBCA, except that the name of the Surviving Corporation shall be Jillian's Entertainment Corporation.

                  Section 1.5 By-Laws of the Surviving Corporation. At and after the Effective Time, the By-laws of Sub (the "Sub Bylaws"), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until amended in accordance with the FBCA.

                  Section 1.6 Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation shall be determined by Holdings as the sole shareholder of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.



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                  Section 1.7 Closing. Subject to Section 8.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., E.S.T., on the later of (a) June 20, 1997 or (b) the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VI, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts or on such other date, or at such other time or place, as is agreed to in writing by JWC and Jillian's. The date on which the Closing shall occur is referred to herein as the "Closing Date."

                  Section 1.8 Capital Stock of Sub. At the Effective Time, each issued and outstanding share of Common Stock, par value $.001 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of Series A Common Stock, par value $.001 per share, of the Surviving Corporation and one fully paid and nonassessable share of Series B Common Stock, par value $.001 per share, of the Surviving Corporation.

                  Section 1.9 Cancellation of Jillian's Common Owned by Holdings. At the Effective Time, all shares of Jillian's Common that are owned by Holdings (it being understood that Holdings will then own the shares of Jillian's Common presently owned by the Continuing Shareholders) will be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  Section 1.10 Jillian's Common Not Owned by Holdings or the Continuing Shareholders. At the Effective Time, subject to Section 1.13, each issued and outstanding share of Jillian's Common (other than shares of Jillian's Common cancelled in accordance with Section 1.9) shall be converted into the right to receive $0.50 in cash. All such shares of Jillian's Common, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this
Section 1.10 upon the surrender of such certificate in accordance with Section 1.13.

                  Section 1.11  Jillian's Stock Options.

                           (a)  Rollover of Certain Options.  As of the
Effective Time, each option (whether or not then vested or exercisable) to purchase Jillian's Common (a "Jillian's Management Option") granted under the Consolidated Stock Option Plan, the 1994 Director, Adviser and Key Employee Stock Option Plan or the 1995 Director, Adviser and Key Employee Stock Option Plan, (collectively, the "Jillian's Stock Option Plans"), which is listed on
Schedule 1 hereto and which is outstanding as of the Effective


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



Time, will, in accordance with the terms of the Purchase Agreement, be converted into an option (a "Holdings Management Option") to purchase the number of shares of Holdings Common equal to the number of shares of Jillian's Common subject to such Jillian's Management Option immediately prior to the Effective Time, at an exercise price per share equal to the exercise price per share of such Jillian's Management Option. After the Effective Time, each Holdings Management Option shall be exercisable upon the terms and conditions set forth in the Holdings Stock Option Plan and Holdings Stock Option Agreements, substantially in the form of Exhibits C and D hereto, respectively.

                           (b)  Cashout of Certain Options.  As of the
Effective Time, each Jillian's Management Option which is listed on Schedule 2 hereto and which is outstanding as of the Effective Time, will be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of shares of Jillian's Common subject to such Jillian's Management Option and (2) the excess, if any, of the Merger Consideration over the exercise price per share of such Jillian's Management Option.

                           (c)  Consents.  Prior to the Effective Time,
Jillian's shall (i) obtain any consents from holders of Jillian's Management Options and (ii) amend the terms of the Jillian's Stock Option Plans, in each case as is necessary to give effect to the provisions of paragraphs (a) and (b) of this Section 1.11.

                  Section 1.12 Jillian's Warrants. Except as otherwise provided with warrant holders, at the Effective Time, each outstanding warrant to purchase Jillian's Common (individually a "Jillian's Warrant" and collectively the "Jillian's Warrants") will, pursuant to the terms thereof, be converted into a right to receive $0.50 in cash from Jillian's upon payment to Jillian's of the exercise price of such Jillian's Warrant.

                  Section 1.13  Exchange of Certificates.

                           (a)  Exchange Agent. At the Closing, Holdings will
enter into an Exchange Agreement (the "Exchange Agreement") with a bank or trust company mutually acceptable to Holdings and Jillian's (the "Exchange Agent"). As of the Effective Time, Holdings will deposit with the Exchange Agent pursuant to the Exchange Agreement, for the benefit of the holders of shares of Jillian's Common, for exchange in accordance with this Section 1.13 and the Exchange Agreement, $2,577,154 to be disbursed pursuant to Section 1.10 and the Exchange Agreement in exchange for outstanding shares of Jillian's Common. All deposits with the Exchange Agent pursuant to this Section 1.13(a) are referred to herein as the "Exchange Fund."

                           (b)  Exchange Procedures.  As soon as reasonably
practicable after the Effective Time, the Exchange Agent shall


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



mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Jillian's Common (individually, a "Certificate" and collectively, the "Certificates") whose shares were each converted pursuant to Section 1.10 into the right to receive $0.50 in cash (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Holdings and Jillian's may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, promptly upon surrender of such Certificate, $0.50 in cash for each share of Jillian's Common represented by such Certificate. In no event will the holder of any such Certificate be entitled to receive interest on the Merger Consideration. Until surrendered as contemplated by this Section 1.13(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender $0.50 in cash for each share of Jillian's Common represented by such Certificate.

                  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if Holdings shall reasonably conclude that such affidavit does not adequately protect Holdings or the Surviving Corporation, upon the posting by such person of a bond in such amount as Holdings or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against either of them with respect to such Certificate, the Exchange Agent will distribute, as provided in this
Section 1.13, in respect of such lost, stolen or destroyed Certificate $0.50 per share of Jillian's Common represented by such lost, stolen or destroyed Certificate.

                           (c)  Termination of Exchange Fund.  Upon the
expiration of the term of the Exchange Agreement, any portion of the Exchange Fund which remains undistributed to the holders of Jillian's Common shall be delivered to Holdings, upon demand, and any holders of Jillian's Common who have not previously complied with this Section 1.13 shall thereafter look only to Holdings for payment of their claim for the Merger Consideration.

                           (d)  Closing of Stock Transfer Books.  The stock
transfer books of Jillian's shall be closed as of the close of business on the first business day immediately preceding the Closing Date, and thereafter there shall be no further registration of transfers on the stock transfer books of


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



Jillian's or the Surviving Corporation of the shares of Jillian's Common which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.13.

                           (e)  No Liability.  Neither Holdings nor Jillian's
shall be liable to any holder of shares of Jillian's Common for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF JILLIAN'S

                  Jillian's represents and warrants to JWC and Holdings that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule delivered by Jillian's to JWC and Holdings on or before the date of this Agreement (the "Disclosure Schedule"). The Disclosure
Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosure in any section of the Disclosure Schedule qualifies only the corresponding section in this Article II.

                  Section 2.1 Organization of Jillian's. Each of Jillian's and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would, in the aggregate, have or result in a material adverse effect on the prospects, business, assets (including intangible assets), properties, liabilities, results of operations or condition (financial or otherwise) (a "Material Adverse Effect") of Jillian's (taken separately) or Jillian's and its subsidiaries (taken as a whole). Except as set forth in Section 2.1 of the Disclosure Schedule, Jillian's does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  Section 2.2  Jillian's Capital Structure.

                           (a)  The authorized capital stock of Jillian's
consists (i) of 25,000,000 shares of Jillian's Common and (ii)


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



1,000,000 shares of Cumulative Preferred Stock, par value $.001 per share ("Jillian's Preferred Stock"). As of the date of this Agreement, (i) 9,137,798 shares of Jillian's Common are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) 1,924,500 shares of Jillian's Common are reserved for future issuance pursuant to stock options granted and outstanding under the Jillian's Stock Option Plans; (iii) 630,479 shares of Jillian's Common are reserved for future issuance pursuant to the Jillian's Warrants, and (iv) no shares of Jillian's Preferred Stock are issued and outstanding. All of the outstanding shares of capital stock of each of Jillian's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Jillian's free and clear of all security interests, liens, claims, pledges, agreements, limitations in Jillian's voting rights, charges or other encumbrances of any nature.

                           (b)  Except as set forth in Section 2.2(a) hereof,
there are no equity securities of any class of Jillian's or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2(a), there are no options, warrants, calls, rights, commitments or agreements of any character to which Jillian's or any of its subsidiaries is a party, or by which Jillian's or any of its subsidiaries is bound, obligating Jillian's or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Jillian's or any of its subsidiaries or obligating Jillian's or any of its subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Jillian's. There are no obligations, contingent or otherwise, of Jillian's or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Jillian's or any of its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity.

                  Section 2.3 Authority; No Conflict; Required Filings and Consents.

                           (a) Jillian's has all requisite corporate power and
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Jillian's, subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby (the "Merger Proposal") by the holders of a majority of the shares of outstanding Jillian's Common. This


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



Agreement has been duly and validly executed and delivered by Jillian's and constitutes a valid and binding obligation of Jillian's, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                           (b)  The execution and delivery by Jillian's of
this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation, as amended (the "Jillian's Articles of Incorporation"), or the By-laws (the "Jillian's By-laws"), of Jillian's, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Jillian's or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Jillian's or any of its subsidiaries or any of its or their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have a Material Adverse Effect on Jillian's (taken separately) or Jillian's and its subsidiaries (taken as a whole) or impair the ability of Jillian's to consummate the transactions contemplated by this Agreement.

                           (c)  Except as set forth in Section 2.3(c) of the
Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing (collectively, "Consents") with any person, including, without limitation, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to Jillian's or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Proxy Statement (the "Proxy Statement") on Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Securities and Exchange Commission (the "SEC"), (ii) the filing of Articles of Merger with the Florida Department of State, (iii) such Consents as may be required under applicable state securities laws and (iv) such other Consents (other than those of a Governmental Entity) which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Jillian's (taken separately) or Jillian's and its subsidiaries (taken as a whole) or impair the ability of Jillian's to consummate the transactions contemplated by this Agreement.

                  Section 2.4  Financial Statements.

                           (a)  Jillian's has heretofore delivered or made
available to JWC and Holdings: (i) a consolidated balance sheet of Jillian's as at March 31, 1996 together with related consolidated statements of operations, cash flows and changes in shareholders' equity audited by BDO Seidman, (ii) a consolidated balance sheet of Jillian's as at March 31, 1995 together with related statements of operations, cash flows and changes in shareholders' equity audited by Deloitte & Touche LLP and (iii) an unaudited consolidated balance sheet as at December 31, 1996 (the "Jillian's Balance Sheet") together with related unaudited consolidated statements of operations and cash flows (collectively, the "Jillian's Financial Statements").

                           (b)  Each of the Jillian's Financial Statements
(including, in each case, any related notes), complied, as of their respective dates, in all material respects with all applicable accounting requirements with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of Jillian's and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  Section 2.5 No Undisclosed Liabilities. Jillian's and its subsidiaries do not have any liabilities or obligations (whether accrued, contingent, due or to become due or whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles) other than (i) liabilities reflected in the Jillian's Financial Statements or (ii) normal or recurring liabilities incurred since the date of the Jillian's Balance Sheet in the ordinary course of business consistent with past practices.

                  Section 2.6 Accounts Receivable. All accounts receivable of Jillian's, whether reflected in the Jillian's Balance Sheet or otherwise, represent sales actually made in the ordinary course of business and are current and collectible net of any reserves shown on the Jillian's Balance Sheet (which reserves were calculated consistent with past practices).



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



                  Section 2.7 Accounts Payable. All accounts payable of Jillian's, whether reflected in the Jillian's Balance Sheet or otherwise, represent payments incurred in the ordinary course of business.

                  Section 2.8 Inventory. All of the inventories of Jillian's are of a quality usable and salable in the ordinary course of business and have been valued in accordance with generally accepted accounting principles consistent with past practices, except for items of obsolete materials and materials of below-standard quality, all of which have been written off or written down to fair market value consistent with past practices. All inventories not written off have been priced at cost using the first-in, first-out method determined in the ordinary course of business consistent with past practices.

                  Section 2.9 Absence of Certain Changes or Events. Since March 31, 1996, Jillian's and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practices and, since such date, there has not been any event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect on Jillian's (taken separately) or Jillian's and its subsidiaries (taken as a whole).

                  Section 2.10 Properties; Encumbrances. Jillian's and each of its subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Jillian's Balance Sheet (except for personal property sold since the date of the Jillian's Balance Sheet in the ordinary course of business and consistent with past practices). All properties and assets reflected in the Jillian's Balance Sheet are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, except for liens reflected on the Jillian's Balance Sheet and liens for current Taxes (as defined below) not yet due and other liens that do not materially detract from the value or impair the use of the property or assets subject thereto.

                  Section 2.11 Equipment and Leasehold Improvements. The equipment of or leased by Jillian's or any of its subsidiaries and leasehold improvements are structurally sound with no material defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such equipment or leasehold improvements are in need of maintenance and repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Neither Jillian's nor any of its subsidiaries has received notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of such structures or equipment or their operations.

                  Section 2.12  Taxes.

                           (a)  Jillian's and each of its subsidiaries have
filed all Tax Returns (as defined herein) required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained and such Tax Returns are true, correct and complete, except to the extent that any failure to be true, correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on Jillian's (taken separately) or Jillian's and its subsidiaries (taken as a whole).

                           (b)  All Taxes shown to be due on such Tax Returns
have been timely paid or such Taxes are being contested in good faith and in a timely manner and Jillian's and each of its subsidiaries have complied with all rules and regulations relating to the withholding of Taxes (including, without limitation, amounts required to be withheld with respect to employee compensation), except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on Jillian's (taken separately) or Jillian's and its subsidiaries (taken as a whole).

                           (c)  There are no material liens for Taxes on the
assets of Jillian's or any of its subsidiaries except for statutory liens for current Taxes not yet due.

                           (d)  Neither Jillian's nor any of its subsidiaries
has waived any statute of limitations in respect of its Taxes.

                           (e)  Except as set forth in Section 2.12(e) of the
Disclosure Schedule, each Tax Return of Jillian's and of each of its subsidiaries has been audited by the relevant taxing authorities or the statute of limitations with respect to such Tax Return has closed, and no Tax Return is under examination.

                           (f)  Neither Jillian's nor any of its subsidiaries
has received any notice of deficiency or assessment from any federal, state, local, foreign or provincial taxing authority with respect to liabilities for Taxes which have not been fully paid, finally settled or are being contested in good faith through appropriate proceedings.

                           (g)  The charges, accruals and reserves on the
books of Jillian's and its subsidiaries in respect of Taxes have been established and maintained in accordance with generally accepted accounting principles.



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



                           (h)  Neither Jillian's nor any of its subsidiaries
is a party to any agreement, contract or arrangement that could result, separately, or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

                           (i)  Jillian's has filed, as a common parent
corporation of an "affiliated group" (within the meaning of Section 1504(a) of the Code) a consolidated return for federal income tax purposes on behalf of itself and all of its subsidiaries which are "includible corporations" (within the meaning of Section 1504(b) of the Code).

                           (j)  Jillian's is not, and has not been, a United
States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                           (k)  For purposes of this Agreement:  (i) "Taxes"
means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; and (ii) "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 2.13  Intellectual Property.

                  (a) Jillian's and its subsidiaries own, or have a valid license to use, all patents and applications for patents, trademarks, trade names, service marks, copyrights, technology, know-how, trade secrets, software programs and tangible or intangible proprietary information, rights or materials that are necessary to conduct the businesses of Jillian's or any of its subsidiaries as currently conducted and as currently proposed to be conducted (collectively, the "Jillian's Intellectual Property Rights").

                  (b) Section 2.13(b) of the Disclosure Schedule contains a complete and accurate list of (i) all patents and patent applications; all registered trademarks and service marks; all material unregistered trademarks, service marks and trade names; and all registered copyrights and copyright applications which are included in Jillian's Intellectual Property Rights and owned in whole or in part by Jillian's or any subsidiary, (ii) all licenses, sublicenses and other agreements as to which Jillian's or any of its subsidiaries is a party and pursuant to which (a)


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



any person is authorized to use any of Jillian's Intellectual Property Rights, or (b) Jillian's or any of its subsidiaries is authorized to use any third party intellectual property rights (together, the "License Agreements").

                  (c) All of Jillian's Intellectual Property Rights and Jillian's and its subsidiaries' rights under the License Agreements are free and clear of all liens, claims and encumbrances, and free and clear of all licenses to third parties except to the extent set forth in subsection (ii)(a) of paragraph (b) above. Jillian's or the subsidiary specified on Section 2.13(b) of the Disclosure Schedule is the record owner of all registrations and applications set forth thereon. All items set forth in Section 2.13(b) of the Disclosure Schedule are valid and subsisting, in full force and effect and have been duly maintained.

                  (d) Jillian's is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any License Agreement.

                  (e) The execution of this Agreement will not result in the loss of any of Jillian's Intellectual Property Rights or rights of Jillian's or any of its subsidiaries under the License Agreements, nor will it require the consent of any Governmental Agency or third party.

                  (f) Neither Jillian's nor any of its subsidiaries is, or since March 11, 1990 has been, a party to any suit, action or proceeding, pending or threatened, challenging its rights to own or use the Jillian's Intellectual Property Rights or its rights under any License Agreements, or involving a claim of infringement, violation, unenforceability, invalidity, misuse or abandonment of any intellectual property rights of any third party, and neither Jillian's nor any of its subsidiaries otherwise has knowledge of any such claim. To the best of Jillian's and its subsidiaries' knowledge, the manufacturing, marketing, licensing, sale, distribution and/or use of Jillian's products and services do not infringe, misappropriate, violate or otherwise conflict with any intellectual property right of any third party. To the best of Jillian's and its subsidiaries' knowledge, no third party is violating, infringing or misappropriating any of Jillian's Intellectual Property Rights or Jillian's or its subsidiaries' rights under any License Agreements.

                  (g) To the best of Jillian's and its subsidiaries' knowledge, neither Jillian's nor any of its subsidiaries is a party to or is bound by any settlements, consents, judgments, orders or any other agreements which restrict Jillian's or its subsidiaries' rights to use any of Jillian's Intellectual Proper-


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ty Rights or restrict Jillian's or its subsidiaries' rights under any License Agreements.

                  Section 2.14 Contracts and Commitments. Section 2.14 of the Disclosure Schedule contains a list of all material agreements, contracts, leases or other commitments in effect to which Jillian's or any of its subsidiaries is a party, copies of each of which have been delivered to JWC and Holdings prior to the date of this Agreement. Except as set forth in Section
2.14 of the Disclosure Schedule:

                           (a)  All such agreements, contracts, leases and
commitments are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;

                           (b)  No purchase contracts of Jillian's or any of
its subsidiaries continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of Jillian's business;

                           (c)  Neither Jillian's nor any of its subsidiaries
has outstanding contracts with officers, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or that provide for the payment of any bonus or commission based on sales or earnings;

                           (d)  Neither Jillian's nor any of its subsidiaries
has any employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations;

                           (e)  Neither Jillian's nor any of its subsidiaries
is in default under or in violation of, nor is there any basis for any valid claim of default under or violation of, any material agreement, contract, lease or commitment to which it is a party or by which it is bound;

                           (f)  Neither Jillian's nor any of its subsidiaries
has an officer, director or employee to whom it is paying compensation at an annual rate of more than $150,000;

                           (g)  Neither Jillian's nor any of its subsidiaries
is restricted by any agreement, contract or commitment from carrying on its business anywhere in the world;

                           (h)  Neither Jillian's nor any of its subsidiaries
has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;



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                           (i)  Neither Jillian's nor any of its subsidiaries
has any outstanding loan to any person, other than travel advances to employees in the ordinary course of business consistent with past practices; and

                           (j)  Neither Jillian's nor any of its subsidiaries
has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

                  Section 2.15 Jillian's Suppliers. No supplier of Jillian's and its subsidiaries accounted for more than 10% of their purchases during the fiscal year ended March 31, 1996. Since March 31, 1996, there has not been any material adverse change in the business relationship of Jillian's with any material supplier.

                  Section 2.16 Insurance. Section 2.16 of the Disclosure Schedule contains an accurate and complete list of all policies of fire, liability, workers' compensation and other forms of insurance, including, but not limited to, all group insurance programs in effect for employees of Jillian's or any of its subsidiaries, owned or held by Jillian's or any of its subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies (i) are sufficient for compliance with all requirements of law and of all agreements to which Jillian's or any of its subsidiaries is a party; (ii) are valid, outstanding and enforceable policies; (iii) provide insurance coverage for the assets and operations of Jillian's or any of its subsidiaries in scope and amount customary and reasonable for the business in which it is engaged; (iv) will remain in full force and effect through the respective dates set forth in Section 2.16 of the Disclosure Schedule without the payment of additional premiums; and (v) will not be affected by or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither Jillian's nor any of its subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

                  Section 2.17 Labor Difficulties. None of the employees of Jillian's or any of its subsidiaries are represented by a union. Jillian's believes it (i) is in compliance with all applicable laws respecting employment and employment practices,


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terms and conditions of employment and wages and hours and (ii) is not engaged in any unfair labor practice.

                  Section 2.18 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation pending or, to the best knowledge of Jillian's, threatened against Jillian's or any of its subsidiaries which would have or result in a Material Adverse Effect on Jillian's (taken separately) or Jillian's and its subsidiaries (taken as a whole) or impair the ability of Jillian's to consummate the transactions contemplated by this Agreement, nor has Jillian's or any of its subsidiaries received notice of any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Jillian's or any of its subsidiaries having, or which is reasonably likely to have, a Material Adverse Effect on Jillian's (taken separately) or Jillian's and its subsidiaries (taken as a whole). Jillian's or any of its subsidiaries is not in violation of any term of any judgment, decree, injunction or order outstanding against it of which it has received notice.

                  Section 2.19  Environmental Matters.

                           (a)  Jillian's and its subsidiaries are in full
compliance with all applicable Environmental Laws (as defined below); neither Jillian's nor any of its subsidiaries have received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Jillian's or any of its subsidiaries are not in such full compliance and, to Jillian's best knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future.

                           (b)  There is no Environmental Claim (as defined
below), pending or threatened against Jillian's or any of its subsidiaries or, to Jillian's best knowledge, against any person or entity whose liability for any Environmental Claim Jillian's or any of its subsidiaries have or may have retained or assumed either contractually or by operation of law.

                           (c)  There are no past or present actions, activi-
ties, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern (as defined below), that could form the basis of any Environmental Claim against Jillian's or any of its subsidiaries or, to Jillian's best knowledge, against any person or entity whose liability for any Environmental Claim Jillian's or any of its subsidiaries have or may have retained or assumed either contractually or by operation of law.

                           (d)  "Environmental Claim" means any notice (written
or oral) by any person or entity alleging potential liability arising out of, based on or resulting from (i) the


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presence, or release into the environment, of any Materials of Environmental
Concern at any location, whether or not owned by Jillian's or any of its subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                           (e)  "Environmental Laws" means all federal,
state, local and foreign laws and regulations relating to pollution or protection of human health or the environment including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                           (f)  "Materials of Environmental Concern" means
chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

                  Section 2.20  Employee Benefit Plans.

                           (a)  Section 2.20(a) of the Disclosure Schedule
contains a true and complete list of each deferred compensation and each incentive compensation, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Jillian's or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Jillian's would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which Jillian's or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Jillian's or any subsidiary of Jillian's (the "Plans").

                           (b)  With respect to each Plan, Jillian's has
heretofore delivered to JWC and Holdings true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

                           (c)  No liability under Title IV or section 302 of
ERISA has been incurred by Jillian's or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Jillian's or any ERISA Affiliate of


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incurring any such liability, other than liability for premiums due the Pension
Benefit Guaranty Corporation (which premiums have been paid when due).

                           (d)  With respect to each Plan which is subject to
Title IV of ERISA ("Title IV Plan"), the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

                           (e)  No Title IV Plan is a "multiemployer pension
plan," as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA.

                           (f)  Each Plan has been operated and administered
in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

                           (g)  Each Plan intended to be "qualified" within
the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

                           (h)  No Plan provides medical, surgical, hospi-
talization, death or similar benefits (whether or not insured) for employees or former employees of Jillian's or any subsidiary of Jillian's for periods extending beyond their retirement or other termination of service, other than
(i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                           (i)  No amounts payable under the Plans will fail
to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                           (j)  The consummation of the transactions contem-
plated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Jillian's or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.



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                           (k)  There are no pending, threatened or antici-
pated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                  Section 2.21  Personnel.

                           (a)  Section 2.21(a) of the Disclosure Schedule
sets forth a true and complete list of:

                                 (i) the names and current salaries of all directors and elected and appointed officers of Jillian's, the number of shares of Jillian's Common owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons; and

                                 (ii) the wage rates for nonsalaried and
         nonexecutive salaried employees of Jillian's, by classification.

                           (b)  Section 2.21(b) of the Disclosure Schedule
sets forth a summary of Jillian's policy concerning pay raises for officers and other employees of Jillian's.

                  Section 2.22 Agreements in Full Force and Effect. No contracts, agreements, leases, commitments, policies or licenses referred to in the Disclosure Schedule have been abandoned or terminated by Jillian's and true copies thereof have been delivered to or have been made available to JWC and Holdings prior to the date of this Agreement.

                  Section 2.23 Compliance with Laws. Jillian's and each of its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business or the ownership or operation of its business, except for failures to comply or violations which would not in the aggregate have or result in a Material Adverse Effect on Jillian's (taken separately) or Jillian's and its subsidiaries (taken as a whole).

                  Section 2.24 Insider Interests. Other than their interests as stockholders in Jillian's or as holders of minority interests in certain Jillian's clubs, no officer or director of Jillian's has any material interest in any property, real or personal, tangible or intangible, including, without limitation,


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inventions, copyrights, trademarks or trade names, used in or pertaining to the businesses of Jillian's or any of its subsidiaries, except with respect to Jillian's Billiard Club, Inc. ("Jillian's Boston") as set forth in Section 2.24 of the Disclosure Schedule.

                  Section 2.25 Proxy Statement. The information included in the Proxy Statement (the "Proxy Statement") to be sent to the stockholders of Jillian's in connection with the solicitation of proxies to approve the Merger Proposal shall not, on the date the Proxy Statement is first mailed to stockholders of Jillian's or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading.

                  Section 2.26 Opinion of Financial Advisor. The financial advisor of Jillian's, Stonebridge Associates, LLC, has delivered to Jillian's an opinion dated April 22, 1997 to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the stockholders of Jillian's. Jillian's has provided a true and correct copy of such opinion to JWC and Holdings.


                  Section 2.27 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Jillian's or any of its subsidiaries.


                  Section 2.28 Disclosure. No representations or warranties by Jillian's in this Agreement and no statement contained in any document (including, without limitation, the Jillian's Financial Statements and the Disclosure Schedule) or certificate furnished or to be furnished by Jillian's to JWC, Holdings or any of their representatives pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.




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                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND SUB

                  Holdings and Sub represent and warrant to Jillian's as follows:

                  Section 3.1 Organization of Holdings and Sub. Each of Holdings and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have or result in a Material Adverse Effect on Holdings (taken separately) or Holdings and Sub (taken as a whole). Except for Sub, Holdings does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  Section 3.2  Capital Structure of Holdings and Sub.

                           (a)  The authorized capital stock of Holdings
consists of 55,000,000 shares of Holdings Common and 42,000,000 shares of Preferred Stock. As of the date hereof, one share of Holdings Common is issued and outstanding and is registered in the name of J.W. Childs Associates, L.P., such share being duly authorized, validly issued, fully paid and nonassessable and no shares of Preferred Stock are issued and outstanding. It is the intent of the parties that such share of Holdings Common be surrendered by JWC at the Closing in exchange for one dollar.

                           (b)  The authorized capital stock of Sub consists
of 1,000 shares of Sub Common Stock, of which 10 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable.

                           (c)  Except as set forth in Section 3.2(a) and (b)
hereof, there are no equity securities of any class of Holdings or Sub or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for the Purchase Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Holdings or Sub is a party, or by which


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



Holdings or Sub is bound, obligating Holdings or Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Holdings or Sub or obligating Holdings or Sub to grant, extend or accelerate the vesting or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Holdings. There are no obligations, contingent or otherwise, of Holdings or Sub to repurchase, redeem or otherwise acquire any shares of capital stock of Holdings or Sub or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity.

                  Section 3.3 Authority; No Conflict; Required Filings and Consents.

                           (a)  Each of Holdings and Sub has all requisite
corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holdings and Sub. This Agreement has been duly and validly executed and delivered by Holdings and Sub and constitutes valid and binding obligations of Holdings and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                           (b)  The execution and delivery of this Agreement
by Holdings and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation of Holdings, the Sub Articles of Incorporation, the By-laws of Holdings or Sub By-laws, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Holdings or Sub is a party or by which Holdings, Sub or any of their properties or assets may be bound, or (iii) conflict


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



with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holdings, Sub or any of their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have or result in a Material Adverse Effect on Holdings (taken separately) or Holdings and Sub (taken as a whole) or impair the ability of Holdings or Sub to consummate the transactions contemplated by this Agreement.

                           (c)  No Consent of any person, including without
limitation, any Governmental Entity, is required by or with respect to Holdings or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Proxy Statement with the SEC, (ii) the filing of Articles of Merger with the Florida Department of State, (iii) such Consents as may be required under applicable state securities laws and (iv) such other Consents (other than those of a Governmental Entity) which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Holdings (taken individually) or Holdings and Sub (taken as a whole) or impair the ability of Holdings or Sub to consummate the transactions contemplated by this Agreement.


                                   ARTICLE IV

                               CONDUCT OF BUSINESS

                  Section 4.1 Covenants of Jillian's. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Jillian's agrees as to itself and its subsidiaries (except to the extent that JWC and Holdings shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and


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ongoing businesses shall be unimpaired at the Effective Time. Except as expressly contemplated by this Agreement, Jillian's shall not (and shall not permit any of its subsidiaries to), without the prior written consent of JWC:

                           (a)  Accelerate, amend or change the period of
exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

                           (b)  Transfer or license to any person or entity
or otherwise extend, amend or modify any rights to the Jillian's Intellectual Property Rights, other than in the ordinary course of business consistent with past practices;

                           (c)  Declare, set aside or pay any dividends on or
make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

                           (d)  Issue, deliver or sell or authorize or
propose the issuance, delivery or sale of any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or convertible securities, except pursuant to Jillian's Management Options or Jillian's Warrants that are outstanding as of the date hereof;

                           (e)  Merge or consolidate with another
corporation, partnership or other business organization, or acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business consistent with past practices or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business consistent with past practices;

                           (f)  Sell, lease, license, waive, release,
transfer, encumber or otherwise dispose of any of its properties


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or assets, except in the ordinary course of business consistent with past practices;

                           (g)  (i) Incur, assume or prepay any indebtedness
or any other liabilities other than in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a subsidiary of Jillian's in the ordinary course of business and consistent with past practices; (iii) make any loans, advances (other than travel advances consistent with Jillian's policy) or capital contributions to, or investments in, any other person, other than to subsidiaries of Jillian's consistent with past practices; (iv) authorize or make capital expenditures in excess of the amounts currently budgeted therefor; or
(v) permit any insurance policy naming Jillian's or any subsidiary of Jillian's as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business consistent with past practices;

                           (h)  (i) Increase in any manner the compensation
or fringe benefits of, or pay any bonus to, any director, officer or employee, except for (x) normal increases in salaried compensation in the ordinary course of business consistent with past practices and (y) bonuses payable, in the ordinary course of business consistent with past practice as adjusted for an interim payment, pursuant to the discretionary profit sharing cash bonus and incentive cash bonus arrangements in effect on the date hereof disclosed in
Section 2.20(a) of the Disclosure Schedule; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any director, officer or employee, except in the ordinary course of business consistent with past practices, (iii) enter into any collective bargaining agreement or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                           (i)  Take any action with respect to, or make any
material change in its accounting or tax policies or procedures in effect at March 31, 1996, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants;



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                           (j)  Revalue any of its assets, including writing
down the value of inventory or writing off notes or accounts receivable, other than revaluations in the ordinary course of business consistent with past practices;

                           (k)  Amend or propose to amend the Jillian's
Articles of Incorporation or Jillian's By-laws (or comparable organizational documents of its subsidiaries); or

                           (l)  Enter into any contract, agreement, lease,
commitment or arrangement requiring payment of more than $50,000 that cannot be terminated by Jillian's, without liability, at will.

                           (m)  Enter into any contract, agreement,
commitment or arrangement with respect to any of the actions described in Sections (a) through (l) above, or any action which would be reasonably likely to make any of Jillian's representations or warranties contained in this Agreement untrue or incorrect in any material respect as of the date of this Agreement or the Closing Date.

                  Section 4.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, (a) Jillian's shall confer on a regular and frequent basis with one or more representatives of JWC to report operational matters of materiality and the general status of ongoing operations, (b) Jillian's shall promptly provide JWC or its counsel with copies of all filings made by such party with any Governmental Entity in connection with the Merger Proposal and (c) Jillian's shall take all reasonable actions to assist JWC in the refinancing of Jillian's existing debt on terms acceptable to JWC.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  Section 5.1  Proxy Statement.

                           (a)  As promptly as practical after the execution
of this Agreement, Jillian's shall prepare and file with the SEC the definitive Proxy Statement. The definitive Proxy Statement shall include the recommendation of the Board of Directors of Jillian's in favor of the Merger Proposal. If at any time prior to the Effective Time any event or circumstance relating to


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Jillian's, Holdings or any of their respective subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other parties hereto and take appropriate action in respect thereof.

                           (b)  Jillian's shall make any necessary filings
with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

                  Section 5.2  Access to Information.

                           (a)  Upon reasonable notice, during normal
business hours during the period prior to the Effective Time, Jillian's shall (and shall cause its subsidiaries to) (i) afford to the partners, officers, directors, employees, accountants, counsel and other representatives of Holdings, reasonable access to all its properties, plants, personnel, books, contracts, commitments and records (other than privileged documents) and (ii) all other information concerning its business, properties and personnel as Holdings may reasonably request during such period. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations or the parties to consummate the Merger. If, in any investigation pursuant to this Section 5.2, Holdings obtains knowledge or information that Jillian's has breached any of its representations or warranties in this Agreement, Holdings shall inform Jillian's of such breach, and Jillian's shall have whatever rights to cure such breach as are provided for in this Agreement.

                           (b)  Jillian's shall, until the Effective Time,
provide Holdings with unaudited financial statements prepared on a monthly basis.

                           (c)  During the period prior to the Effective Time
or following the termination of this Agreement pursuant to Article VIII hereof, Holdings will maintain the confidentiality of all non-public information provided by Jillian's pursuant to Sections 5.2(a) and (b) hereof, unless (i) any such information becomes generally available to the public other than as a result of disclosure by Holdings or (ii) Holdings is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, in which case


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Holdings will promptly notify Jillian's of such request or requirement, so that
Jillian's may seek an appropriate protective order, and will cooperate with Jillian's, at its expense, in seeking such an order.

                  Section 5.3 Supplements to Jillian's Disclosure Schedule. From time to time prior to the Closing, Jillian's shall give prompt notice to JWC and Holdings and thereafter promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this Section 5.3 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless JWC and Holdings specifically agree thereto in writing.

                  Section 5.4 Approval of Stockholders. Jillian's shall, subject to and in accordance with the Jillian's Articles of Incorporation, Jillian's By-laws and the FBCA, as promptly as practicable following the date of this Agreement, (i) submit the Merger Proposal to the holders of the outstanding shares of Jillian's Common at a meeting of such shareholders for approval and adoption of the Merger Proposal and (ii) use its best efforts to obtain the necessary approval for the Merger Proposal. Jillian's shall promptly notify JWC and Holdings upon obtaining the requisite shareholder vote.

                  Section 5.5 Legal Conditions to Merger. Each of Holdings and Jillian's will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of Holdings and Jillian's will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Holdings, Jillian's or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                  Section 5.6 Consents. Each of Holdings and Jillian's shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Holdings' or


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



Jillian's material agreements, contracts, licenses, leases or commitments in connection with the Merger.

                  Section 5.7 Jillian's Management Stock Options. Jillian's will use its best efforts to ensure that no person shall have any right under any Jillian's Stock Option Plan (including any Jillian's Management Option) or otherwise, to acquire equity securities of Jillian's or any of its subsidiaries following the Effective Time.

                  Section 5.8 Holdings Agreements. Holdings will execute and deliver the Exchange Agreement, the Stockholders Agreement (as defined below) and the Employment Agreements (as defined below) at or prior to the Closing.

                  Section 5.9 Jillian's Agreements. Jillian's will execute and deliver the Management Agreement, the License Agreement and the Boston Option Agreement (each as defined below) at or prior to the Closing.

                  Section 5.10  No Solicitation.

                           (a)  Jillian's and each of its subsidiaries and
affiliates will not, directly or indirectly, through the Continuing Shareholders or any employee or agent of Jillian's or any of its subsidiaries, (i) solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transactions involving Jillian's or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Jillian's or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of Jillian's, if and only to the extent that the Board of Directors of Jillian's determines in good faith by a majority vote, (x) after consultation with its financial advisor, that such Acquisition


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Proposal would, if consummated, result in a transaction more favorable to the shareholders of Jillian's from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and (y) based on the written opinion of outside legal counsel, that failing to take such action would result in a breach of its fiduciary duties to shareholders under applicable law.

                           (b)  Jillian's will notify JWC and Holdings
immediately (and no later than 24 hours) after receipt by Jillian's (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Jillian's or any of its subsidiaries by any person or entity that informs Jillian's that it is considering making, or has made, an Acquisition Proposal. Such notice to JWC and Holdings shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Jillian's will keep JWC and Holdings informed of all material developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for non-public information in connection with any Acquisition Proposal or for access to the properties, books or records of Jillian's or any of its subsidiaries by any person or entity that is considering making, or has made, an Acquisition Proposal. Jillian's will provide JWC and Holdings with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made, an Acquisition Proposal.

                  Section 5.11 Minority Interests. Jillian's will use its reasonable best efforts to purchase the existing joint venture and partnership interests in individual clubs and subsidiaries of Jillian's not owned by Jillian's (the "Minority Interests") at or prior to the Closing.

                  Section 5.12 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving


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



Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of Sub or Jillian's, the proper officers and directors of each party to this Agreement shall take all such necessary action.


                                   ARTICLE VI

                              CONDITIONS TO MERGER

                  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                           (a)  Shareholder Approval.  The Merger Proposal
shall have been approved and adopted by the holders of a majority of the outstanding shares of Jillian's Common at a meeting of such shareholders called for such purpose, in accordance with the FBCA.

                           (b)  Approvals.  Other than the filing provided
for by Section 1.2, all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would be reasonably likely to have a Material Adverse Effect on Holdings and Sub or Jillian's and its subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained. For purposes of this Section 6.1(b), the loss of a liquor license by any Jillian's club will be deemed to have a Material Adverse Effect on Jillian's and its subsidiaries taken as a whole.

                           (c)  No Injunctions or Restraints; Illegality.  No
order, ruling or injunction issued by any court of competent jurisdiction or other Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger or limiting or restricting Holdings' or Jillian's conduct or the operation of the business of Holdings or Jillian's after the Merger shall have been issued and then be in effect; nor shall there be any statute, rule or regulation enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.



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



                           (d)  Exchange Agreement.  Holdings and the
Exchange Agent shall have executed and delivered the Exchange Agreement.

                           (e)  Employment Agreements.  Holdings and Steven
Foster and Daniel Smith shall have executed and delivered employment/non-competition agreements substantially in the form of Exhibit E hereto (the "Employment Agreements").

                           (f)  Management Agreement.  JWC and Jillian's
shall have executed and delivered a management agreement substantially in the form of Exhibit F hereto (the "Management Agreement").

                           (g)  Stockholders Agreement.  Holdings, JWC and
the Continuing Shareholders shall have executed and delivered a stockholders agreement substantially in the form of Exhibit G hereto (the "Stockholders Agreement").

                           (h)  Jillian's Boston.  Jillian's Boston shall
have transferred the right to the Jillian's name and all other trademarks of Jillian's Boston to Jillian's and Jillian's and Jillian's Boston shall have executed a license agreement substantially in the form of Exhibit H hereto (the "License Agreement") and an option agreement substantially in the form of
Exhibit I hereto (the "Boston Option Agreement").

                           (i)  Purchase Agreement.  Pursuant to the terms of
the Purchase Agreement, the JWC Group shall have contributed $12,000,000 to Holdings in exchange for Holdings Series A Preferred Stock and the Continuing Shareholders shall have exchanged all of the shares of Jillian's Common owned by them for shares of Holdings Common and Holdings Options and the other transactions contemplated by the Purchase Agreement shall have been consummated.

                  Section 6.2 Additional Conditions to Obligations of Holdings and Sub. The obligations of Holdings and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Holdings and Sub:

                           (a)  Representations and Warranties.  The
representations and warranties of Jillian's set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this


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



Agreement and except for failures of such representations and warranties (without regard to any requirement in such representations and warranties that an event or fact be material, meet a minimum dollar threshold or have a Material Adverse Effect) to be true and correct which would not, in the aggregate, have a Material Adverse Effect on Jillian's (taken individually) or Jillian's and its subsidiaries (taken as a whole); and Holdings shall have received a certificate signed on behalf of Jillian's by the chief executive officer and the chief operating officer of Jillian's to such effect.

                           (b)  Performance of Obligations of Jillian's.
Jillian's shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Holdings shall have received a certificate signed on behalf of Jillian's by the chief executive officer and the chief operating officer of Jillian's to such effect.

                           (c)  Opinions.  Jillian's shall have delivered to
Holdings the opinion of Shaw Pittman Potts & Trowbridge, in form and substance reasonably acceptable to Holdings and JWC, dated the Closing Date, covering the matters set forth on Exhibit J hereto.

                           (d)  Refinancing.  Jillian's shall have refinanced
its existing debt on terms acceptable to JWC.

                           (e)  Registration Rights.  All existing rights to
register securities of Jillian's or any successor thereto shall have been cancelled at or prior to the Closing except (i) where the failure to cancel any such rights would, in the determination of JWC, have a de minimis effect on Jillian's or Holdings or (ii) as shall otherwise be approved by JWC.

                           (f)  FIRPTA Statement.  Jillian's shall have
delivered to Holdings and Sub a statement (the "Statement"), as contemplated by, and meeting the requirements of, Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury regulations, certifying that the shares of Jillian's Common being transferred by the shareholders of Jillian's in the Merger are not U.S. real property interests within the meaning of the Code and applicable Treasury regulations.

                  Section 6.3 Additional Conditions to Obligations of Jillian's. The obligation of Jillian's to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Jillian's:


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




                           (a)  Representations and Warranties.  The
representations and warranties of Holdings and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement and except for failures of such representations and warranties (without regard to any requirement in such representations and warranties that an event or fact be material, meet a minimum dollar threshold or have a Material Adverse Effect) to be true and correct which would not, in the aggregate, have a Material Adverse Effect on Holdings (taken individually) or Holdings and Sub (taken as a whole); and Jillian's shall have received a certificate signed on behalf of Holdings by an officer of Holdings to such effect.

                           (b)  Performance of Obligations of Holdings and
Sub. Holdings and Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Jillian's shall have received a certificate signed on behalf of Holdings by an officer of Holdings to such effect.

                           (c)  Opinions.  JWC shall have delivered to
Jillian's the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Jillian's, dated the Closing Date, covering the matters set forth on Exhibit K hereto.


                                   ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

                  Section 7.1  Survival.

                           (a)  The respective representations and warranties
of Jillian's, Holdings and Sub contained in this Agreement shall survive the Closing for a period of two years and shall terminate and be of no further force or effect as of the date two years after the Effective Time, except that the representations and warranties contained in Sections 2.2, 2.12, 2.20 and 2.25 shall survive until the expiration of the applicable statute of limitations.

                           (b)  The respective covenants and agreements of
Jillian's, Holdings and Sub contained in this Agreement shall survive the Closing and shall be fully effective and enforceable


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



for the periods therein indicated or where not indicated, forever.

                           (c)  JWC will not be entitled to any indemnification
under Section 7.2 with respect to any breach of a representation or warranty, covenant or agreement after the termination thereof pursuant to Sections 7.1(a) or (b), except for claims previously asserted pursuant to Section 7.3(a).

                  Section 7.2  Indemnification by Jillian's.

                           (a)  In consideration of its $12,000,000
investment in Holdings and as an inducement to the JWC Group to make such investment, Jillian's (or Holdings in the event that shares of Holdings Common are issued pursuant to Section 7.2(b)) will indemnify the JWC Group and its affiliates and their respective partners, officers, directors, employees and agents against and hold them harmless from any loss, liability, damage, demand, claim, cost, suit, action or cause of action, judgment, award, assessment, interest, penalty or expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and consultants' fees) (any of the foregoing being hereinafter referred to individually as a "Loss" and collectively, as "Losses") suffered or incurred by any such indemnified person for or on account of or arising from or in connection with any breach of any representation, warranty, covenant or agreement of Jillian's contained in this Agreement.

                           (b)  Any indemnification payable pursuant to
Section 7.2(a) shall be paid, at the election of JWC, (i) in cash, (ii) in shares of Holdings Common, valued at $0.50 per share (the "Indemnification Valuation") or (iii) in any combination of cash and shares of Holdings Common, valued at $0.50 per share. The Indemnification Valuation will be proportionately adjusted for any (i) subdivision or combination of the outstanding shares of Holdings Common, (ii) dividend payable in shares of Holdings Common, (iii) issuance or sale of shares of Holdings Common at a price less than $0.50 per share or (iv) issuance or sale of any rights, warrants or options to purchase Holdings Common with an exercise price of less than $0.50 per share (excluding the issuance of Holdings Management Options as set forth in Section 1.11 and warrants to purchase Holdings Common if approved by JWC prior to issuance).

                           (c)  No indemnification for any Loss shall be made
pursuant to Sections 7.2(a) and (b) until the aggregate amount of all Losses suffered or incurred by the JWC Group and its


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



affiliates and their respective partners, officers, directors, employees and agents first exceeds $50,000 (the "Indemnification Minimum"), in which event Jillian's (or Holdings in the event that shares of Holdings Common are issued pursuant to Section 7.2(b)) shall be liable for the aggregate amount of such Losses, including the Indemnification Minimum.

                  Section 7.3  Procedures Relating to Indemnification.

                           (a)  An indemnified person under Section 7.2 (the
"Indemnified Party") shall give prompt written notice to Jillian's (the "Indemnifying Party") of any Loss in respect of which such Indemnifying Party has a duty to indemnify such Indemnified Party under Section 7.2 (a "Claim"), specifying in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement to which the Claim relates and the amount of the Loss involved (or, if not then determinable, a reasonable good faith estimate of the amount of the Loss involved), except that any delay or failure so to notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure.

                           (b)  If a Claim results from any claim, suit,
action or cause of action brought or asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided that the Indemnified Party shall have the right to employ one counsel of its choice to represent them if, in the Indemnified Party's reasonable judgement, a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of such claim, and in that event the reasonable fees and expenses of such separate counsel shall be the responsibility of the Indemnifying Party (and shall constitute Losses incurred or suffered by the Indemnified Party within the meaning of Section 7.2(a) hereof). If the Indemnifying Party fails to assume the defense of any Third Party Claim within 10 days after notice thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party, subject (i) to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the

Indemnified Party at any time prior to the compromise, settlement or final determination thereof and (ii) to the right of the Indemnifying Party to approve, by prior written consent, any settlement, compromise or consent to the entry of judgement with respect to any such Third Party Claim. Anything in this
Section 7.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which would have an adverse effect on the Indemnified Party; provided, however, that the Indemnifying Party may, without the Indemnified Party's prior written consent, compromise or settle any such Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which requires solely money damages paid by the Indemnifying Party and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim.

                           (c)  With respect to any Claim other than a Third
Party Claim, the Indemnifying Party shall have 20 days from receipt of notice from the Indemnified Party of such Claim within which to respond thereto. If the Indemnifying Party does not respond within such twenty-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Claim. If the Indemnifying Party notifies the Indemnified Party within such twenty-day period that it rejects such Claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under applicable law.


                                  ARTICLE VIII

                         TERMINATION; FEES AND EXPENSES

                  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of Jillian's:

                           (a)  by mutual written consent of Holdings and
Jillian's;

                           (b)  by either Holdings or Jillian's if the Merger
shall not have been consummated by July 31, 1997 (provided that (i) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                           (c)  by either Holdings or Jillian's if a court of
competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, ruling or injunction or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                           (d)  by Holdings or Jillian's, if the requisite
vote of the shareholders of Jillian's in favor of the Merger
Proposal is not obtained;

                           (e)  by Holdings, if (i) the Board of Directors of
Jillian's shall have withdrawn or modified its recommendation in favor of the Merger Proposal in a manner adverse to Holdings or shall have resolved to do any of the foregoing, (ii) Jillian's or its Board of Directors or the Continuing Shareholders takes any action prohibited by Section 5.10 or (iii) Jillian's or its Board of Directors, in accordance with the provisions of Section 5.10(a)(iii), furnishes non-public information to, or enters into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such entity or the Board of Directors of Jillian's recommends an unsolicited bona fide written Acquisition Proposal to the shareholders of Jillian's;

                           (f)  by Holdings or Jillian's, if there has been a
breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing (and which breach would result in the condition to Closing in Sections 6.2(a) or 6.3(a), as the case may be, not being satisfied as of the Closing) or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party;

                  Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void, and there shall be no liability or obligation on the part of Holdings, Jillian's, Sub or their respective officers, directors, stockholders or affiliates, except (i) as set forth in Section 8.3 and (ii) in addition to any payments required in
Section 8.3, a party may have liability to the other parties if the basis of termination is a willful or reckless material breach by such party of one or more provisions of this Agreement.

                  Section 8.3  Fees and Expenses.


                           (a)  Except as set forth in this Section 8.3, all
fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including attorneys' and accountants' fees and fees incurred in connection with the transactions contemplated by the Purchase Agreement) shall be paid by the party incurring such expenses. In the event that the Merger is consummated pursuant to the terms of this Agreement, (i) at the Closing Jillian's will pay, in immediately available funds, all of JWC's legal, accounting, professional and out of pocket expenses relating to the JWC Group's investment in Holdings and the transactions contemplated by this Agreement (including fees incurred in connection with the transactions contemplated by the Purchase Agreement), (ii) at the Closing Jillian's will pay JWC, in immediately available funds, a one-time transaction fee of $100,000 (the "JWC Transaction Fee") and (iii) all other fees and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses. Jillian's total transactional expenses will not exceed $1,730,000 (excluding the JWC Transaction Fee).


                           (b)  Jillian's shall pay JWC all of JWC's out-of-
pocket fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby plus $250,000, not to exceed $500,000 in the aggregate, upon the termination of this Agreement (i) by Holdings or Jillian's pursuant to Section 8.1(d) or (ii) by Holdings pursuant to Sections 8.1(e) or
(f); provided, however, that no termination fee will be payable by Jillian's upon the termination of this Agreement by Holdings pursuant to Section 8.1(f), unless the breach resulting in such termination prevents Holdings from consummating the transactions contemplated by this Agreement by July 31, 1997 or the aggregate effect on the value of Jillian's or the value of the Merger to Holdings, as it exists or as it was represented hereunder, exceeds $500,000.



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



                           (c)  The fees, if applicable, payable pursuant to
Section 8.3(b) shall be paid within five business days after the first to occur of the events described in Section 8.3(b).

                           (d)  The provisions of this Section 8.3 and
Section 8.2 shall survive any termination of this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger Proposal by the shareholders of Jillian's, but after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 9.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                  Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice or other communication shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

                               (a)  if to the JWC Group, Holdings or Sub, to

                                    J.W. Childs Associates, L.P.
                                    One Federal Street, 21st Floor
                                    Boston, MA  02110
                                    Attention:  Glenn A. Hopkins
                                    Telecopy:  (617) 753-1101

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    One Beacon Street
                                    Boston, MA  02108
                                    Attention:  Louis A. Goodman
                                    Telecopy:  (617) 573-4822

                               (b)  if to Jillian's, to

                                    Jillian's Entertainment Corporation
                                    727 Atlantic Avenue
                                    Boston, MA  02111
                                    Attention:  Steven L. Foster
                                    Telecopy:  (617) 350-5606

                                    with a copy to:

                                    Shaw Pittman Potts & Trowbridge
                                    2300 N Street, N.W.
                                    Washington, D.C.  20037
                                    Attention:  Steven L. Meltzer
                                    Telecopy:  (202) 663-8007

                  Section 9.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 9.6 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  Section 9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of law.

                  Section 9.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

                  Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  IN WITNESS WHEREOF, Holdings, Sub and Jillian's have caused this Agreement to be signed under seal by their respective officers thereunto duly authorized as of the date first written above.


                                          JILLIAN'S ENTERTAINMENT HOLDINGS, INC.


                                          By
                                             ----------------------------------
                                             Name:   Glenn A. Hopkins
                                             Title:  President



                                          JILLIAN'S ENTERTAINMENT ACQUISITION
                                          CORPORATION


                                          By
                                             ----------------------------------
                                             Name:   Glenn A. Hopkins
                                             Title:  President


                                          JILLIAN'S ENTERTAINMENT CORPORATION


                                          By
                                            -----------------------------------
                                             Name:  Steven L. Foster
                                             Title: Chairman of the Board and
                                                      Chief Executive Officer

                                                                 APPENDIX B


                  [Letterhead of Stonebridge Associates, LLC]


                                 April 22, 1997




The Board of Directors and John L. Kidde
Jillian's Entertainment Corporation
727 Atlantic Avenue
Suite 600
Boston, MA 02111

Attention: John L. Kidde

Ladies and Gentlemen:

     We understand that Jillian's Entertainment Corporation, (the "Company") proposes to enter into an Agreement and Plan of Merger by and among the Company, Jillian's Entertainment Holdings, Inc. ("Holdings") and Jillian's Entertainment Acquisition Corporation, a wholly owned subsidiary of Holdings ("Sub"), (the "Merger Agreement"). Pursuant to the terms of a purchase agreement dated as of the date of the Merger Agreement, J.W. Childs Equity Partners, LP will contribute $12,000,000 to Holdings in exchange for shares of Series A 12% Convertible Preferred Stock of Holdings and certain shareholders of the Company will contribute their common stock of the Company to Holdings in exchange for shares of common stock of Holdings. Under the terms of the Merger Agreement, Sub will merge with and into the Company, and the Company shall be the surviving corporation (the "Merger"). Each shareholder of Company common stock other than Holdings ("Non-continuing Shareholder") will have the right to receive $.50 in cash for each share of Company common stock owned by such shareholder (the "Merger Consideration").

     In connection with the Merger, you have asked us to render our opinion, as investment bankers, as to the fairness to the Non-continuing Shareholders, from a financial point of view, of the Merger Consideration to be received in the Merger. We have not been requested to opine as to, and our opinion has not in any manner addressed any other terms or provisions of, the Merger or the Merger Agreement or the Company's underlying decision to proceed with the Merger.

     As you are aware, we have acted as financial advisor to the Company's Board of Directors (the "Board") and to John L. Kidde in his capacity as the outside director of the Company who has been designated to perform the functions of a special committee of the Board

The Board of Directors
Jillian's Entertainment Corporation
April 22, 1997
Page 2 of 3



(the "Designated Director") in connection with the Merger and will receive a fee for our services. In addition, the Company has agreed to indemnify us against certain liabilities arising out of providing these services.

     In connection with rendering the opinion, we have reviewed and examined, among other items, the following: (i) a draft dated April 14, 1997 of the Merger Agreement, (ii) a draft dated April 18, 1997 of the Company's Proxy Statement to be furnished in connection with the solicitation of proxies to approve the Merger, (iii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K and proxy statements of the Company for each of the fiscal years in the three year period ended March 31, 1996, Quarterly Reports on Form 1O-Q of the Company for the quarters ended December 31, 1996, September 30, 1996 and June 30, 1996 and Form 8-K dated March 13, 1997 and filed on March 17, 1997, (iv) monthly unaudited financial statements for the Company for the eleven months ended February 28, 1997, (v) financial and operating information with respect to the business, operations and prospects of the Company, (vi) certain internal business plans and financial forecasts prepared by the management of the Company, and (vii) certain publicly available information concerning other concept entertainment companies, the trading markets for such companies' securities and the nature and terms of certain other merger and acquisition transactions we believe to be relevant to our inquiry. During the course of our review, we met and had discussions with the management of the Company concerning the Company's business and operations, assets, liabilities, present financial condition, the general condition and future prospects for the businesses in which it is engaged and other matters which we believe to be relevant.

     As part of our investment banking business, we are continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, leveraged buyouts and private placements of debt and equity securities. In our review and examination and in arriving at our opinion, we have examined and assumed the accuracy and completeness of all financial and other information that was available to us from public sources, that was provided to us by the Company, or its representatives, or that was otherwise reviewed by us, and we have not attempted independently to verify any such information. We have not made, nor have we obtained, any independent evaluation or appraisal of the assets or liabilities of the Company. With respect to the financial and business forecasts, we have assumed that they have been reasonably prepared on the basis of the best currently available estimates and judgments of the Company's management as to the future operating and financial performance of the Company, and that such forecasts will be realized in the amounts and in the time periods currently estimated by the management. We have relied upon the representations of the Company to be contained in the Merger Agreement with respect to legal and other matters.

     In conducting our review and analysis and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed to be relevant, including, among others, (i) a review of

The Board of Directors
Jillian's Entertainment Corporation
April 22, 1997
Page 3 of 3


the trading history of the Company's common stock, (ii) a review of the historical and current financial condition and operating characteristics of the Company as compared with those of other companies we deemed comparable, (iii) a review of equity market valuation parameters for securities of companies we deemed comparable, (iv) a review of the nature and financial terms of certain transactions that we considered relevant for comparison with the financial terms of the Merger, and (v) a discounted cash flow analysis of the Company.
In addition, we performed such other analyses and examinations and considered such information and financial economic and market data as we deemed relevant.

     In rendering our opinion, we have taken into account our assessment of general economic, market, financial and other conditions, as well as our experience in connection with similar transactions and securities evaluation, generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. We were not engaged to solicit, and have not solicited, potential purchasers for the Company, and we did not consider specific alternative transactions involving the Company. For the purposes of rendering this opinion, we have assumed that all conditions precedent to the consummation of the Merger will be satisfied and accordingly express no opinion as to the likelihood that the Merger will be consummated. This opinion is not intended to be and does not constitute a recommendation to any holder of the Company's common stock as to whether or not to vote in favor of the Merger.

     It is understood that this opinion is for the information of the Board and the Designated Director only in connection with their evaluation of the Merger. This opinion may not be so disclosed, referred to, or communicated (in whole or part) to any third party for any purpose whatsoever except with our prior written consent in each instance or as otherwise provided in our engagement letter with the Company. This opinion may be reproduced in full in any proxy statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any matter without our prior written approval and must be treated as confidential.

     Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Merger Consideration to be received by the Non-continuing Shareholders in the Merger, is fair to the Non-continuing Shareholders from a financial point of view.


                                    Very truly yours,




                                    STONEBRIDGE ASSOCIATES, LLC

                                                               PRELIMINARY COPY


                      JILLIAN'S ENTERTAINMENT CORPORATION

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                July __, 1997

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.


         The undersigned hereby appoints Steven L. Foster and Daniel M. Smith, and each of them as proxies, with full power of substitution in each, to represent and to vote all shares of common stock, par value $.001 per share (the "Common Stock") of Jillian's Entertainment Corporation (the "Company"), which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Special Meeting of Shareholders to be held on July __, 1997, at 10:00 a.m., Eastern Time, and all adjournments thereof, upon all matters set forth in the Notice of Special Meeting of Shareholders and Proxy Statement, dated June __, 1997, copies of which have been received by the undersigned, as follows:


         1. To approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and wholly owned subsidiary of Jillian's Entertainment Holdings, Inc. ("Holdings"), pursuant to which, among other matters (a) Sub will be merged with and into the Company, and the Company will survive as a wholly owned subsidiary of Holdings, and (b) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder, other than seven Shareholders who each have ongoing relationships with the Company, will be converted into the right to receive cash of $0.50, without interest.

                        [ ]                 [ ]                 [ ]

                        For               Against             Abstain

         2. Grant Authority to vote upon such other matters as may properly come before the Special Meeting as Steven L. Foster and Daniel M. Smith determine are in the best interest of the Company.

                        [ ]                 [ ]                 [ ]

                        For               Against             Abstain

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement. Any proxy heretofore given to vote said Common Stock is hereby revoked. The undersigned hereby ratifies and confirms all that said proxies or any of their substitutes may lawfully do by virtue hereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS STATED.

         Please complete, date and sign your name(s) as it appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If Common Stock is held jointly, each Shareholder named should sign.

                                    Date:                 , 1997
                                          ----------------

Name                                Signature
     --------------------------               --------------------------

Name                                Signature
     --------------------------               --------------------------





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